UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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WellCare Health Plans, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8735 Henderson Road  –  Tampa, Florida 33634  –  (813) 290-6200  –  www.wellcare.com
 June __, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 annual meeting of shareholders of WellCare Health Plans, Inc. to be held on July 30, 2009, at 10:00 a.m. Eastern Time, at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, Florida 33607.

At the meeting you will be asked to: (a) elect seven Directors; (b) approve and adopt an amendment to our certificate of incorporation to declassify our Board of Directors; (c) approve and adopt an amendment to our certificate of incorporation to provide that Directors may be removed with or without cause (except for Class III Directors serving the remaining portion of a multi-year term, who, if the amendment is approved and adopted, could not be removed without cause prior to the end of their current multi-year term); ( d ) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009; and ( e ) transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The accompanying proxy statement provides a detailed description of these proposals.  We urge you to read the accompanying materials so that you will be informed about the business to be addressed at the annual meeting.

It is important that your shares be represented at the annual meeting.  Accordingly, we ask you, whether or not you plan to attend the annual meeting, to complete, sign and date your proxy card and return it to us promptly in the enclosed envelope or to otherwise vote in accordance with the instructions on your proxy card.  You could save us money by voting through the internet or by telephone.  If you attend the meeting, you may vote in person, even if you have previously mailed in your proxy.  However, if you hold your shares in a brokerage account, or “street name,” you will need to provide a proxy from the institution that holds your shares reflecting stock ownership as of the record date to be able to vote by ballot at the meeting.

We look forward to seeing you at the meeting.

IF YOU PLAN TO ATTEND THE MEETING:

Registration and seating will begin at 9:30 a.m. Eastern Time on July 30, 2009.  Shareholders and their guests will be asked to sign-in and may be asked to present valid picture identification.  Shareholders holding stock in street name will need to obtain a proxy from the institution that holds their shares to evidence stock ownership as of the record date. If you require special accommodations (such as wheelchair access) to participate in this meeting, please send a written request to Timothy S. Susanin, our Secretary, at WellCare Health Plans, Inc., 8735 Henderson Road, Tampa, Florida 33634 by July 1, 2009 with your request.  After July 1, we cannot guarantee that we can accommodate your request.

Sincerely,

Heath G. Schiesser
President and Chief Executive Officer

WELLCARE HEALTH PLANS, INC.
8735 Henderson Road
Tampa, Florida 33634

Notice of Annual Meeting of Shareholders

TIME AND DATE	10:00 a.m. Eastern Time on July 30, 2009.

PLACE	Grand Hyatt Tampa Bay 2900 Bayport Drive Tampa, Florida 33607

PURPOSE
a.        To elect seven Directors;

b.        To approve and adopt an amendment to our certificate of incorporation to declassify our Board of Directors;

c.         To approve and adopt an amendment to our certificate of incorporation  to provide that Directors may be removed with or without cause (except for Class III Directors serving the remaining portion of a multi-year term, who, if the amendment is approved and adopted, could not be removed without cause prior to the end of their current multi-year term);

d.         To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009; and

e.         To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

RECORD DATE	You can vote if you were a shareholder of record at the close of business on June 3, 2009.

PROXY VOTING
It is important that you vote your shares.  You can vote your shares by completing and returning the proxy card sent to you.  Most shareholders have the option of voting through the internet or by telephone.  Please refer to your proxy card to determine if there are other voting options available to you.  You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

This notice and the enclosed proxy statement are first being made available to our shareholders on or about June ___, 2009.

Timothy S. Susanin
Senior Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF SHAREHOLDERS TO BE HELD ON JULY 30, 2009:

This proxy statement and our annual report to shareholders are available on our website at http://www.wellcare.com/2009shareholdermeeting

Tampa, Florida
June ___, 2009

WELLCARE HEALTH PLANS, INC.

8735 Henderson Road
Tampa, Florida 33634

Proxy Statement for Annual Meeting
To Be Held July 30, 2009

INTRODUCTION

This proxy statement is being furnished to shareholders of WellCare Health Plans, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of shareholders to be held on July 30, 2009, at 10:00 a.m. Eastern Time, at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, Florida 33607, and any adjournment or postponement of the meeting.  This proxy statement is dated June ___, 2009 and is first being made available to shareholders on or about June ___, 2009.

REDUCE PRINTING AND MAILING COSTS

If you share the same last name with other shareholders living in your household, you may receive only one copy of our proxy statement and 2008 annual report.  Please see the section entitled “Multiple Shareholders Having the Same Address” at the end of this proxy statement for more information on this important initiative to reduce printing and mailing costs.

You may help us reduce printing and mailing costs further by opting to receive future proxy materials by e-mail.  Please see the response to the question “Can I access the proxy materials on the internet?” below for more information on electronic delivery of proxy materials.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will be asked to consider and vote upon  four proposals: (a) to elect seven Directors; (b) to approve and adopt an amendment to our certificate of incorporation to declassify our Board of Directors ; (c) to approve and adopt an amendment to our certificate of incorporation to provide that Directors may be removed with or without cause (except for Class III Directors serving the remaining portion of a multi-year term, who, if the amendment is approved and adopted, could not be removed without cause prior to the end of their current multi-year term); and (d) to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009.  You will also be asked to vote on such other business as may properly come before the meeting or any adjournment or postponement of the meeting.  In addition, management will report on our performance and respond to your questions.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on June 3, 2009, the date our Board of Directors fixed as the record date for determining holders of issued and outstanding shares of our common stock, par value $0.01 per share, are entitled to notice of and to vote at the annual meeting.

What constitutes a quorum and why is one required?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of our common stock issued and outstanding on the record date will constitute a quorum for the transaction of business at the annual meeting.  A quorum is required by law for any action to be taken at the annual meeting.  As of the record date, there were 42,227,869 shares of common stock issued and outstanding.

        Abstentions, withhold votes and broker non-votes are counted for purposes of determining the number of shares considered to be present or represented at the meeting for purposes of determining quorum, but will not be considered cast on a matter.  A broker non-vote occurs when a broker or nominee, holding shares in street name for the beneficial owner, has not received voting instructions from the beneficial owner and either does not have discretionary authority to vote on the matter or has such discretionary authority but does not vote on the matter.

How do I vote?

If you complete and properly sign and return the accompanying proxy card in time for the meeting, it will be voted as you direct.  If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person.  If your shares are held by a broker in street name and you wish to vote at the meeting in person or by proxy, you must obtain a proxy from your broker to evidence your ownership and voting rights.

Can I vote by telephone or electronically?

You may vote by telephone or electronically through the internet by following the instructions included on your proxy card.  We encourage you to vote by telephone or through the internet because such votes are less costly for us to collect and tally.  The deadline for voting by telephone or through the internet is 1:00 a.m., Eastern Time, on July 30, 2009.

How many votes do I have?

Each share of common stock is entitled to one vote.  The enclosed proxy card shows the number of shares of common stock that you are entitled to vote.

Can I change my vote?

    Unless your proxy specifies otherwise, proxies will be voted: (a) FOR the election of the nominated Directors; (b) FOR the amendment to our certificate of incorporation to declassify our Board of Directors; (c) FOR the amendment to our certificate of incorporation to provide that Directors may be removed with or without cause (except for Class III Directors serving the remaining portion of a multi-year term, who, if the amendment is approved and adopted, could not be removed without cause prior to the end of their current multi-year term); (d) FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009; and ( e ) otherwise in the discretion of the proxies as to any other matter that may come before the annual meeting or any adjournment or postponement of the meeting.

Any shareholder who has given a proxy has the power to revoke such proxy at any time before it is voted either: (a) by filing a written revocation or a duly executed proxy bearing a later date with Timothy S. Susanin, our secretary, at WellCare Health Plans, Inc., 8735 Henderson Road, Tampa, Florida 33634; (b) by appearing at the annual meeting and voting in person; or (c) by re-voting by telephone or on the internet.  Attendance at the annual meeting will not in and of itself constitute the revocation of a proxy.  Voting by those present during the conduct of the annual meeting will be by ballot.

How will my votes be counted?

One or more inspectors of election will count and tabulate all votes at the annual meeting.

What vote is required to approve each proposal?

Proposal One – Election of Directors.  The affirmative vote of a plurality of the votes of the shares present by person or represented by proxy at the meeting and entitled to vote in the election of Directors is required to elect a Director nominee.  Withhold votes and broker non-votes will not be treated as voting on this proposal and, accordingly, will have no affect on the outcome of the vote. There is no cumulative voting for Directors.

        Proposal Two  – Amendment of Certificate of Incorporation To Provide For Annual Election Of All Directors.   The affirmative vote of the holders of at least 66 2/3 percent of the voting power of all shares entitled to vote generally in the election of Directors, voting together as a single class, is required to approve Proposal Two.  Because the number of votes required to pass this proposal is 66 2/3 percent of the number of shares entitled to vote, rather than the number of shares actually present and voting, abstentions and broker non-votes will be votes not cast for this proposal and would therefore have the same effect as votes against this proposal.  Proposals Two and Three are cross-conditioned on each other.  If either Proposal Two or Proposal Three is not approved, then neither proposal will be approved.

         Proposal Three  – Amendment of Certificate of Incorporation To Provide That Directors May Be Removed With Or Without Cause.   The affirmative vote of the holders of at least 66 2/3 percent of the voting power of all shares entitled to vote generally in the election of Directors, voting together as a single class, is required to approve Proposal Three.  Because the number of votes required to pass this proposal is 66 2/3 percent of the number of shares entitled to vote, rather than the number of shares actually present and voting, abstentions and broker non-votes will be votes not cast for this proposal and would therefore have the same effect as votes against this proposal.  Proposals Two and Three are cross-conditioned on each other.  If either Proposal Two or Proposal Three is not approved, then neither proposal will be approved.

        Proposal Four – Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the meeting is required to approve this proposal.  Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote on this proposal.  Broker non-votes will not be treated as voting on this proposal and, accordingly, will have no affect on the outcome of this vote.

We will post the results of the voting on our website at www.wellcare.com.

 Can I access the proxy materials on the internet?

The Notice of Annual Meeting, Proxy Statement and 2008 Annual Report are available on our website at http://www.wellcare.com/2009shareholdermeeting.  Instead of receiving future copies of these materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them.  Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business.

If you are a shareholder of record you can enroll in the electronic proxy delivery service electronically by going to www.investorvote.com.  If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of these documents electronically.  Please check the information provided in the proxy materials mailed to you by the institution that holds your shares regarding the availability of this service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of our stock?

The table below sets forth certain information regarding beneficial owners known to us as of June 17 , 2009 of more than 5% of our outstanding shares of common stock.  The ownership percentage is based on the number of shares reported by the applicable beneficial owner and the number of shares of our common stock outstanding as of June 17 , 2009.

	Ownership
Name and Address	Common Stock	Percent (%)
Fairholme Capital Management, et al.(1) 4400 Biscayne Boulevard, 9th Floor Miami, FL 33137	8,313,407	19.7
Renaissance Technologies, et al. (2) 800 Third Avenue New York, NY 10022	2,857,200	6.8
Barclays Global Investors, et al.(3) 400 Howard Street San Francisco, CA 94105	2,306,969	5.5

(1)
This disclosure is based upon a Schedule 13G/A filed by Fairholme Capital Management, L.L.C. (“Fairholme”) and other affiliated entities with the SEC on February 17, 2009.  Fairholme and the other affiliated entities reported shared voting and dispositive power as of December 31, 2008 as follows: (i) Fairholme, shared voting power as to 5,088,603 shares and shared dispositive power as to 8,025,777 shares; (ii) Bruce R. Berkowitz, sole voting and dispositive power as to 287,630 shares, shared voting power as to 5,088,603 shares and shared dispositive power as to 8,025,777 shares; and (iii) Fairholme Funds, Inc., shared voting and dispositive power as to 4,166,200 shares.  We have not attempted to verify independently any of the information contained in the Schedule 13G/A.

(2)
This disclosure is based upon a Schedule 13G filed by Renaissance Technologies LLC (“Renaissance”) and James H. Simons (“Simons”) with the SEC on February 13, 2009. Renaissance and Simons reported sole voting and dispositive power as of December 31, 2008 as to 2,857,200 shares.  We have not attempted to verify independently any of the information contained in the Schedule 13G.

(3)
This disclosure is based upon a Schedule 13G filed by Barclays Global Investors, N.A. (“Barclays”) and other affiliated entities with the SEC on February 5, 2009.  Barclays and the other affiliated entities reported sole voting and dispositive power as of December 31, 2008 as follows: (i) Barclays, sole voting power as to 1,171,495 shares and sole dispositive power as to 1,397,117 shares; (ii) Barclays Global Fund Advisors, sole voting power as to 581,075 and sole dispositive power as to 816,712 shares; (iii) Barclays Global Investors, Ltd., sole voting power as to 19,090 shares and sole dispositive power as to 53,029 shares; (iv) Barclays Global Investors Japan Limited, sole voting and dispositive power as to 15,330 shares; (v) Barclays Global Investors Canada Limited, sole voting and dispositive power as to 24,781 shares; and (vi) Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, sole voting and dispositive power as to no shares.  We have not attempted to verify independently any of the information contained in the Schedule 13G.

How much stock do our executive officers and Directors own?

The following table sets forth certain information with regard to the beneficial ownership of our common stock as of the close of business on June 17 , 2009 by: (a) each Director; (b) each of the executive officers named in the Summary Compensation Table; and (c) all Directors and executive officers (including seven executive officers who are not named in the Summary Compensation Table) as a group.

Name	Common Stock (1)		Percent
David Gallitano	14,354		*
Robert Graham	17,260		*
Regina Herzlinger	46,959		*
Kevin Hickey	44,353		*
Alif Hourani	18,871		*
Ruben King-Shaw, Jr.	25,746		*
Christian Michalik	82,997		*
Neal Moszkowski	25,107		*
Charles G. Berg	380,799		*
Heath G. Schiesser	520,979		1.2
Todd S. Farha(2)	618,835	(5)	1.5
Thomas L. Tran	75,000		*
Paul L. Behrens(3)	197,977	(5)	*
Anil Kottoor(4)	—	(5)	*
Adam T. Miller	64,605		*
Thomas F. O’Neil III	70,912		*
All Directors and Executive Officers as a Group (20 persons)	1,689,991		3.9

*	Less than one percent

(1)
Certain of our executive officers and Directors hold their shares in brokerage accounts where there may be a loan balance from time to time that is secured by all of the assets in the account, including shares of our common stock.  Accordingly, even though there may be substantial assets in the account, the shares of our stock in these accounts could technically be sold in a margin sale.

(2)	Mr. Farha resigned his positions as chairman and as President and Chief Executive Officer effective January 25, 2008 and ceased employment with us on March 31, 2008.
(3)	Mr. Behrens resigned his positions as Senior Vice President and Chief Financial Officer effective January 25, 2008 and ceased employment with us on March 31, 2008.
(4)	Mr. Kottoor’s employment was terminated effective December 19, 2008.
(5)	Based on information known to the Company.

How is beneficial ownership determined?

For purposes of the preceding table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common stock that such person or group has the right to acquire within 60 days after June 17 , 2009.  For purposes of computing the percentage of outstanding common stock beneficially owned by each person named above, any shares that such person has the right to acquire within 60 days after June 17 , 2009 are deemed outstanding but such shares are not deemed to be outstanding for purposes of computing the percentage ownership of any other person.  Each person has sole voting and dispositive power with respect to all of the shares of common stock shown as beneficially owned, subject to community property laws, where applicable.  The table below provides additional detail regarding management’s securities ownership.

	Included				Excluded
Name	Common Stock	Unvested Common Stock	Vested Stock Options	Stock Options that Vest within 60 Days	Stock Options that Vest in More than 60 Days	Restricted Stock Units that Vest in More than 60 Days	Performance Shares that Vest in More than 60 Days
David Gallitano	—	14,354	—	—	—	—	—
Robert Graham	2,777	—	14,483	—	—	—	—
Regina Herzlinger	18,331	—	28,628	—	—	—	—
Kevin Hickey	26,063	—	18,290	—	—	—	—
Alif Hourani	581	—	18,290	—	—	—	—
Ruben King-Shaw, Jr.	15,081	—	10,665	—	—	—	—
Christian Michalik	31,050	—	51,947	—	—	—	—
Neal Moszkowski	10,822	—	14,285	—	—	—	—
Charles G. Berg	80,799	75,000	187,500	37,500	75,000	—	—
Heath G. Schiesser	101,904	175,709	217,543	25,823	324,675	—	—
Todd S. Farha	618,835	—	—	—	—	—	130,000	(1)
Thomas L. Tran	—	50,000	—	25,000	75,000	8,232	—
Paul L. Behrens	197,977	—	—	—	—	—	—
Anil Kottoor	—	—	—	—	—	—	—
Adam T. Miller	13,732	14,054	35,409	1,410	80,458	10,681	—
Thomas F. O’Neil III	8,412	37,500	25,000	—	75,000	13,109	—
All Directors and Executive Officers as a Group (20 persons)	329,755	479,928	774,889	105,419	1,007,505	72,535	130,000

(1)
Pursuant to an award agreement dated June 6, 2005, Mr. Farha was eligible to receive a maximum of 130,000 shares of our common stock based upon the achievement of certain performance criteria.  Specifically, Mr. Farha was eligible to earn, if any shares, a (i) threshold of 32,500 shares, (ii) target of 65,000 shares, or (iii) a maximum of 130,000 shares on June 6, 2008 based on the achievement of compounded annual percentage increases in diluted net income per share over the three-year period measured from January 1, 2005 through December 31, 2007.  It has not yet been determined whether Mr. Farha has earned any of these shares.  See “Potential Payments to Named Executive Officers upon Termination or Change in Control” above for a discussion of Mr. Farha’s separation agreement and the treatment of these shares.

PROPOSAL NUMBER ONE – ELECTION OF DIRECTORS

Background to Proposal Number One

Our certificate of incorporation currently provides for a Board of Directors divided into three classes, as nearly equal in number as the then total number of Directors constituting the entire Board permits, with the term of office of one class expiring each year at the annual meeting of shareholders.  Each class of Directors is currently elected for a term of three years.

The Board of Directors presently consists of ten persons: Charles G. Berg, David J. Gallitano, D. Robert Graham, Regina E. Herzlinger, Kevin F. Hickey, Alif A. Hourani, Ruben Jose King-Shaw, Jr., Christian P. Michalik, Neal Moszkowski and Heath G. Schiesser.  On January 25, 2008, the Board, acting upon the recommendation of the Nominating and Corporate Governance Committee, appointed Messrs. Schiesser and Berg to serve as Directors.  On March 23, 2009, the Board, acting upon the recommendation of the Nominating and Corporate Governance Committee, appointed Mr. Gallitano to serve as a Director. Therefore, Messrs. Schiesser, Berg and Gallitano are being considered for election by the shareholders for the first time at our 2009 annual meeting.  The Board of Directors currently has two vacancies.  The Nominating and Corporate Governance Committee and management are currently assessing the need for and possible candidates to fill these vacancies.

The term of the current Class I Directors (comprised of Messrs. Gallitano, Hickey and Schiesser and Dr. Herzlinger) was to expire at our 2008 annual meeting of shareholders (the “2008 Annual Meeting”); the term of the Class II Directors (comprised of Messrs. Graham, King-Shaw and Michalik) will expire at our 2009 annual meeting of shareholders (the “2009 Annual Meeting”); and the term of the Class III Directors (comprised of Messrs. Berg, Hourani and Moszkowski) will expire at our 2010 annual meeting of shareholders (the “2010 Annual Meeting”).  Because we did not hold the 2008 Annual Meeting, Class I Directors were not elected in 2008 and, accordingly, the successors to the Class I Directors will be elected and qualified at the 2009 Annual Meeting.

Relationship of Proposal One to Proposals Two and Three

As discussed below, pursuant to Proposals Two and Three, the shareholders are being asked to approve and adopt amendment s to our certificate of incorporation to declassify our Board of Directors and to provide that Directors may be removed with or without cause (except for Class III Directors currently serving the remaining portion of a multi-year term, who, if the amendment is approved and adopted, could not be removed without cause prior to the end of their current multi-year term).  Because both the Class I and Class II Directors are up for election at the 2009 Annual Meeting, if they are elected and the proposed amendment s to our certificate of incorporation  are approved, the Class I and Class II Directors will be up for election for one-year terms at the 2009 Annual Meeting.  However, if the proposed amendment s are not approved, the Class I Directors (if elected) will serve for a two-year term to expire at our 2011 annual meeting of shareholders (the “2011 Annual Meeting”) and the Class II Directors (if elected) will serve for a three-year term to expire at our 2012 annual meeting of shareholders (the “2012 Annual Meeting”).

Class I Director Nominees

The Board of Directors proposes that David J. Gallitano, Regina E. Herzlinger, Kevin F. Hickey and Heath G. Schiesser be elected to serve as Class I Directors.  The Board proposes that each of the Directors serve (i) for a one-year term to expire at the 2010 Annual Meeting, if Proposal Two and Proposal Three are approved by the shareholders or (ii) for a two-year term to expire at the 2011 Annual Meeting, if Proposal Two and Proposal Three are not approved by the shareholders. Unless a shareholder WITHHOLDS AUTHORITY, the holders of proxies representing shares of common stock will vote FOR the election of David J. Gallitano, Regina E. Herzlinger, Kevin F. Hickey and Heath G. Schiesser as Class I Directors.  All of these nominees have informed the Board of Directors that they are willing to serve as Directors.  The Board of Directors has no reason to believe that any nominee will decline or be unable to serve as a Director.  However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the Board of Directors.

Class II Director Nominees

    The Board of Directors proposes that D. Robert Graham, Ruben Jose King-Shaw, Jr. and Christian P. Michalik be elected to serve as Class II Directors.  The Board proposes that each of the Directors serve (i) for a one-year term to expire at the 2010 Annual Meeting, if Proposal Two and Proposal Three are approved by the shareholders or (ii) for a three-year term to expire at the 2012 Annual Meeting, if Proposal Two and Proposal Three are not approved by the shareholders.  Unless a shareholder WITHHOLDS AUTHORITY, the holders of proxies representing shares of common stock will vote FOR the election of D. Robert Graham, Ruben Jose King-Shaw, Jr. and Christian P. Michalik.  All of these nominees have informed the Board of Directors that they are willing to serve as Directors.  The Board of Directors has no reason to believe that any nominee will decline or be unable to serve as a Director.  However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the Board of Directors.

The affirmative vote of a plurality of the votes of the shares present by person or represented by proxy at the meeting and entitled to vote in the election of Directors is required to elect a nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR”
THE ELECTION OF DAVID J. GALLITANO, REGINA E. HERZLINGER,
KEVIN F. HICKEY, HEATH G. SCHIESSER, D. ROBERT GRAHAM,
RUBEN JOSE KING-SHAW, JR. AND CHRISTIAN P. MICHALIK

BOARD OF DIRECTORS

Certain Information Regarding Our Directors

The following is certain information regarding our Directors and their ages as of June 5, 2009:

Nominees

Class I

David J. Gallitano (age 61) has been a member of our Board since March 2009.  Mr. Gallitano has been President of Tucker, Inc., a private investment and consulting firm, since 2002.  Prior to that, Mr. Gallitano was the Chairman and Chief Executive Officer of APW, Ltd., a manufacturer of specialized industrial products and provider of related services, from 2003 to 2005.  From 1993 to 2002, Mr. Gallitano served as Chairman and Chief Executive Officer of Columbia National Inc., a mortgage banking company.  From 1986 to 1993 Mr. Gallitano was the Executive Vice President, Principal Transactions Group, for PaineWebber Incorporated.  From 1982 to 1986 Mr. Gallitano was with General Electric Corporation, first as Vice President, Strategic Planning and Business Development for General Electric Credit Corporation and then as President and Chief Executive Officer of General Electric Mortgage Capital Corporation.  Mr. Gallitano was a consultant with McKinsey & Company from 1975 to 1982 and he served as an electronics specialist with the United States Air Force from 1966 to 1970.  Mr. Gallitano currently serves on the board of directors of The Hanover Insurance Group, Inc., a provider of a variety of commercial and personal insurance products, where he also serves on the audit committee of the board.  Mr. Gallitano holds a Bachelor of Business Administration from The George Washington University and a Master of Business Administration from the University of Chicago.

Regina E. Herzlinger (age 65) has been a member of our Board since August 2003.  Dr. Herzlinger is the Nancy R. McPherson Professor of Business Administration at the Harvard Business School and has been teaching at Harvard since 1971.  Dr. Herzlinger serves as a director of a privately-held company.  Dr. Herzlinger received her undergraduate degree from the Massachusetts Institute of Technology and her Doctorate from Harvard Business School.

Kevin F. Hickey (age 57) has been a member of our Board since November 2002.  Since January 2008, Mr. Hickey has served as Principal of HES Advisors, a strategic advisory firm serving the health care, health care technology and life sciences industries.  Mr. Hickey also currently serves as a Senior Advisor to Verisk, Inc., a company specializing in health care predictive analytics.  From January 2006 to December 2007, Mr. Hickey served as President of D2Hawkeye, Inc. (now a part of Verisk, Inc.).  From October 1998 until January 2005, Mr. Hickey served as the Chairman and Chief Executive Officer of IntelliClaim, Inc., a privately-held application service provider that provides insurance payors with capabilities for enhancing claim processing efficiency and productivity.  From September 1997 until August 1998, Mr. Hickey was Executive Vice President of Operations and Technology for Oxford Health Plans, Inc.  Mr. Hickey also serves as a director of a privately-held company.  Mr. Hickey received his undergraduate degree from Harvard University, a Master in Health Services Administration from the University of Michigan and a Juris Doctorate from Loyola College of Law.

Heath G. Schiesser (age 41) has served as our President and Chief Executive Officer and as a member of our Board since January 2008.  Mr. Schiesser originally joined WellCare in 2002 as Senior Vice President of Marketing and Sales.  From January 2005 to July 2006, Mr. Schiesser also served as President of WellCare Prescription Insurance.  From July 2006 to January 2008, Mr. Schiesser served as Senior Advisor to WellCare. Prior to joining WellCare, Mr. Schiesser worked at the management consulting firm of McKinsey & Company, co-founded an online pharmacy for Express Scripts, and worked in the development of new ventures.  A graduate of Trinity University, Mr. Schiesser received a Master of Business Administration from Harvard University.

Class II

D. Robert Graham (age 72) has been a member of our Board since April 2007.  Senator Graham is currently Chair of the Board of Oversight of the Bob Graham Center for Public Service, a political and civic leadership center at the University of Florida and the University of Miami.  From September 2005 until June 2006, Senator Graham served a one-year term as a senior Fellow at Harvard University’s John F. Kennedy School of Government.  From January 1987 to January 2005, he served in the United States Senate.  From January 1979 to January 1987 Senator Graham was the Governor of the State of Florida.  Senator Graham received his Bachelor of Arts degree from the University of Florida and his Bachelor of Laws degree from Harvard Law School.

        Ruben José King-Shaw, Jr. (age 47) has been a member of our Board since August 2003.  Since September 2008, Mr. King-Shaw has served as Chief Executive Officer of All-Med Services of Florida, Inc., a durable medical supplies, respiratory therapy and infusion pharmacy.  Mr. King-Shaw has served as Chairman and Chief Executive Officer of Mansa Equity Partners Inc., a private equity investment and advisory firm specializing in the health care sector, since July 2006.  From October 2004 until June 2006, Mr. King-Shaw was a partner of Pine Creek Healthcare Capital, LLC and from February 2004 until February 2005, he served as President of United Biosource.  Mr. King-Shaw served as Senior Advisor to the Secretary of the Department of the Treasury from January 2003 to June 2003.  From July 2001 to April 2003, Mr. King-Shaw served as Chief Operating Officer and Deputy Administrator of the federal government’s Centers for Medicare & Medicaid Services.  Prior to that, from January 1999 to July 2001, he served as Secretary of the Agency for Health Care Administration of the State of Florida.  Mr. King-Shaw serves as a director of several privately-held companies.  Mr. King-Shaw received his undergraduate degree from Cornell University and a Master of Business Administration and a Master in Health Services Administration from Florida International University.

Christian P. Michalik (age 40) has been a member of our Board since May 2002.  Since July 2004, Mr. Michalik has served as Managing Director of Kinderhook Industries, a private equity investment firm.  Previously he was a partner in Soros Private Equity Partners LLC, the private equity investment business of Soros Fund Management LLC, from January 1999 through December 2003.  From 1997 to 1998, Mr. Michalik was an investment manager with Capital Resource Partners, a private equity investment firm.  From 1995 to 1996, Mr. Michalik was an associate at Colony Capital, a real estate investment firm.  Mr. Michalik serves as a director of several privately-held companies.  Mr. Michalik received his undergraduate degree from Yale University and a Master of Business Administration from Harvard Business School.

Directors continuing in office

Charles G. Berg (age 51) has served as our Executive Chairman and as a member of our Board since January 2008.   Mr. Berg also served as senior advisor to Welsh, Carson, Anderson & Stowe, a private equity firm   from January 2007 until April 2009 .  From July 2004 to September 2006, Mr. Berg served as an executive of UnitedHealth Group.  From April 1998 to July 2004, Mr. Berg held various executive positions with Oxford Health Plans, Inc., which included Chief Executive Officer from November 2002 to July 2004, President and Chief Operating Officer from March 2001 to November 2002, and Executive Vice President, Medical Delivery, from April 1998 to March 2001.  Mr. Berg serves as a director of DaVita, Inc. Mr. Berg received his undergraduate degree from Macalester College and a Juris Doctorate from the Georgetown University Law Center.

Alif A. Hourani (age 56) has been a member of our Board since August 2003.  Since 1997, Mr. Hourani has served as Chairman and Chief Executive Officer, currently as Executive Chairman, of Pulse Systems, Inc., a practice management and clinical records software company.  From 1987 to 1997, Mr. Hourani held various positions, including Chief Executive Officer of Physician Corporation of America/Data Systems, Senior Vice President of Management Information Systems of Physician Corporation of America and Manager of Computer Engineering at the Wolf Creek Nuclear Operating Corporation.  Mr. Hourani serves as a director of the Kansas Heart Hospital.  Mr. Hourani received his undergraduate degree from the University of Lyon and a Master of Science degree and Doctorate from the University of Strasbourg.

Neal Moszkowski (age 43) has been a member of our Board since May 2002, serving as chairman from May 2002 through October 2006.  Since April 2005, Mr. Moszkowski has been Co-Chief Executive Officer of TowerBrook Capital Partners LP, a private equity investment company.  Prior to joining TowerBrook, Mr. Moszkowski was Managing Director and Co-Head of Soros Private Equity Partners LLC, the private equity investment business of Soros Fund Management LLC, where he served since August 1998.  From August 1993 to August 1998, Mr. Moszkowski served as Vice President and Executive Director in the Principal Investment area for Goldman, Sachs & Co. and Affiliates.  Mr. Moszkowski serves as a director of Bluefly, Inc., Integra LifeSciences Holdings Corporation and Spheris, Inc. as well as several privately-held companies.  Mr. Moszkowski received his undergraduate degree from Amherst College and a Master of Business Administration from the Graduate School of Business of Stanford University.

EXECUTIVE OFFICERS

Rex M. Adams (age 47) has served as our Chief Operating Officer since September 2008.  Prior to joining WellCare, Mr. Adams was the President and Chief Executive Officer of AT&T Incorporated’s East Region, from January 2007 to March 2008.  For the period prior to AT&T’s acquisition of BellSouth, Mr. Adams was an officer of BellSouth Corporation from July 2001 to December 2006, serving in various leadership positions.  During the merger transition period from February 2006 to December 2006, Mr. Adams served as Web Development Officer.  From December 2004 to January 2006, Mr. Adams was the President of BellSouth Wholesale Services, and had similar responsibilities as President and Chief Executive Officer of AT&T East Region.  From January 2004 to November 2004, Mr. Adams was Vice-President, Product Development and Management of BellSouth Corporation, where he was responsible for product profitability, development and commercialization.  From July 2001 to November 2004, Mr. Adams was President of BellSouth Long Distance Services, where he was responsible for profit and loss and all areas of BellSouth’s long distance business.  From September 2007 to October 2008, Mr. Adams served on the board of trustees for Yale-New Haven Hospital, a premier teaching and research hospital, and as a member of its Finance and Audit Committee.  Mr. Adams holds a B.S. from the United States Military Academy at West Point and a Masters of Business Administration from the Harvard Business School.

Walter W. Cooper (age 46) joined us in October 2006 as Senior Vice President of Strategic Initiatives.  He currently holds the position of Senior Vice President of Marketing and Sales and has recently acted as the interim Senior Vice President of Human Resources and is currently acting as the interim Senior Vice President of Health Services. Prior to joining WellCare, Mr. Cooper served in senior-level positions with UnitedHealth Group, including positions as Senior Vice President of United Retiree Solutions, Vice President of Marketing and Product and Vice President of Strategic Initiatives for Specialized Care Services from November 2004 to September 2006.  Mr. Cooper received his Bachelor of Science in Mechanical Engineering and his Masters in Business Administration degrees from Gannon University.

Michael L. Cotton (age 48) joined us in December 2005 and holds the position of President, South Division.  Prior to joining the Company, Mr. Cotton was World Wide Partner and Managing Director for Mercer Human Resources Consulting from October 2001 to December 2005.  Prior to joining Mercer, Mr. Cotton was President and Chief Executive Officer of Mid-Valley CareNet, a physician hospital organization, from November 1998 to October 2001.  Mr. Cotton attended the Ohio State University and received his undergraduate degree from Franklin University and a Masters in Business Administration from Cleveland State University.

Alec Cunningham (age 42) joined us in January 2005.  He has held several positions within the Company, including Vice President of Business Development, Senior Vice President of Government Relations, and currently President, Florida and Hawaii Division.  Prior to joining us, Mr. Cunningham held several positions with WellPoint Health Networks, Inc. from September 1996 to December 2004, most recently Vice President of Business Development and Compliance.  From August 1994 to September 1996, Mr. Cunningham worked for the Oklahoma Health Care Authority developing a statewide Medicaid managed care program.  Mr. Cunningham received his undergraduate degree from Oklahoma State University and his Master in Business Administration from the University of Southern California.

Adam T. Miller (age 43) joined us in January 2006.  He has held several positions within the Company, including currently Senior Vice President, National Medicare and Government Relations and previously President, National Medicare and Chief Operating Officer of our Medicare Prescription Drug Plan and Private Fee-For-Service businesses,.  From July 2001 to November 2005, Mr. Miller ran UnitedHealth Group’s Arizona Medicaid program and a related Medicare Special Needs program.  Earlier in his career, Mr. Miller was with General Electric in its Medical Systems business (GE Medical) in a series of strategy, business development and operational roles, from May 1997 to June 2001.  In his last role at GE Medical, Mr. Miller served as Vice President and General Manager of its global Cardiology Systems division.  Prior to joining GE Medical, Mr. Miller was with the Boston Consulting Group where he worked with clients in the pharmaceutical, managed care and medical device industries on issues of growth and profitability enhancement, from 1993 to 1997.  Mr. Miller is a graduate of Harvard Business School and the Wharton School of Business at The University of Pennsylvania.

Thomas F. O’Neil III (age 52) was appointed our executive Vice Chairman on June 3, 2009.  Prior to that, he served as our Senior Vice President, General Counsel and Secretary since April 2008.  Prior to joining WellCare, Mr. O’Neil was a partner of the law firm DLA Piper US LLP and its predecessor from June 2002 through March 2008.  From December 1995 to June 2002, Mr. O’Neil served as Vice President, Chief Litigation Counsel of MCI Communications Corp., Senior Vice President, Chief Counsel of MCI WorldCom, Inc. and General Counsel of The MCI Group.  Earlier in his career Mr. O’Neil was a partner of the law firm of Hogan & Hartson LLP and he served as Assistant U.S. Attorney at the U.S. Department of Justice from March 1986 to December 1989.  Mr. O’Neil received his A.B. from Dartmouth College and his Juris Doctorate from Georgetown University Law Center.  Mr. O’Neil is a member of the Board of Regents of Georgetown University and the Board of Visitors of Georgetown University Law Center.

Daniel M. Parietti (age 46) joined us in September 2002 and has served in various capacities, currently as President, North Division.  From September 2001 to January 2002 Mr. Parietti served as Chief Operating Officer of La Cruz Azul de Puerto Rico, a Puerto Rican health plan.  From May 2000 to September 2001, Mr. Parietti served as Vice President, Network and Delivery Systems Management for Health Net, Inc.   From September 1993 to May 2000, Mr. Parietti worked in various leadership positions for Humana, Inc.   Mr. Parietti received his undergraduate degree from the United States Military Academy at West Point, and a Masters in Business Administration from George Mason University.

        Jonathan P. Rich (age 48) has served as our Senior Vice President and Chief Compliance Officer since August 2008.  From July 2006 to July 2008, Mr. Rich was the General Counsel and Chief Compliance Officer for health insurer Aveta Inc.  From 1998 to 2006, Mr. Rich was a senior executive at Oxford Health Plans, Inc. serving first as Vice President and Director of Litigation and Legal Affairs and later as Senior Vice President and General Counsel.  From 1989 to 1998, Mr. Rich was an associate at the law firm of Simpson, Thacher & Bartlett in New York.  Mr. Rich is a graduate of the University of North Carolina and Columbia University Law School.

Timothy S. Susanin (age 45) joined WellCare in November 2008 as our Vice President and Chief Counsel - Dispute Management.  Since June 2009 Mr. Susanin has been our Senior Vice President, General Counsel and Secretary.  Prior to joining WellCare, Mr. Susanin was with the Gibbons law firm from 2001 to October 2008, first as counsel and then as partner.  Mr. Susanin was an Assistant U.S. Attorney for the District of Columbia and the Eastern District of Pennsylvania from 1992 to 1998 and an Associate Independent Counsel on the Whitewater investigation from 1998 to 2000.  He also served in the U.S. Navy Judge Advocate General’s Corps from 1988 to 1992.  Mr. Susanin received his undergraduate degree from Franklin & Marshall College and his Juris Doctorate from the Villanova University School of Law.

        Thomas L. Tran (age 52) has served as our Senior Vice President and Chief Financial Officer since July 2008.  Prior to joining WellCare, Mr. Tran was the President, Chief Operating Officer and Chief Financial Officer of CareGuide, Inc., a publicly-traded population health management company, from June 2007 to June 2008.  From July 2005 to June 2007, Mr. Tran was Senior Vice President and Chief Financial Officer of Uniprise, one of the principal operating businesses of UnitedHealth Group that manages health care benefits programs for employers.  From December 1998 to July 2005, Mr. Tran served as Chief Financial Officer of ConnectiCare, Inc., an HMO based in Connecticut.  Prior to ConnectiCare, Mr. Tran was Chief Financial Officer of Blue Cross Blue Shield of Massachusetts from May 1996 to July 1997, and Vice President of Finance and Controller of CIGNA HealthCare from February 1993 to May 1996.  Mr. Tran holds a degree in accounting from Seton Hall University and a Masters of Business Administration in Finance from New York University.

Certain Legal Proceedings

As previously disclosed, in connection with government investigations, five putative shareholder derivative actions were filed between October 29, 2007 and November 15, 2007, naming as defendants certain of our current and former officers and Directors. The first two of these putative shareholder derivative actions, entitled Rosky v. Farha, et al. and Rooney v. Farha, et al., respectively, are supposedly brought on behalf of the Company and were filed in the United States District Court for the Middle District of Florida. Two additional actions, entitled Intermountain Ironworkers Trust Fund v. Farha, et al., and Myra Kahn Trust v. Farha, et al., were filed in Circuit Court for Hillsborough County, Florida. All four of these actions are asserted against all Company directors (and former director Todd Farha) except for David Gallitano, D. Robert Graham, Heath Schiesser and Charles Berg and also name the Company as a nominal defendant. A fifth action, entitled Irvin v. Behrens, et al., was filed in the United States District Court for the Middle District of Florida and asserts claims against all Company directors (and former director Todd Farha) except Heath Schiesser, David Gallitano and Charles Berg and against two former Company officers, Paul Behrens and Thaddeus Bereday. All five actions contend, among other things, that the defendants allegedly allowed or caused the Company to misrepresent its reported financial results, in amounts unspecified in the pleadings, and seek damages and equitable relief for, among other things, the defendants’ supposed breach of fiduciary duty, waste and unjust enrichment. The three actions in federal court have been consolidated. Subsequent to that consolidation, an additional derivative complaint entitled City of Philadelphia Board of Pensions and Retirement Fund v. Farha, et al. was filed in the same federal court, but thereafter was consolidated with the existing consolidated action. A motion to consolidate the two state court actions, to which all parties consented, was granted, and plaintiffs filed a consolidated complaint on April 7, 2008. On October 31, 2008, amended complaints were filed in the federal court and the state court derivative actions. On December 30, 2008, the Company filed substantially similar motions to dismiss both actions, contesting, among other things, the standing of the plaintiffs in each of these derivative actions to prosecute the purported claims in the Company’s name. In an Order entered on March 30, 2009 in the consolidated federal action, the court denied the motions to dismiss the Second Amended Consolidated Complaint. On April 28, 2009, in the consolidated state action, the court denied the motions to dismiss the Second Amended Consolidated Complaint. On April 29, 2009, upon the recommendation of the Nominating and Corporate Governance Committee of the Company’s Board of Directors, the Board adopted a resolution forming a Special Litigation Committee, comprised of a newly-appointed independent director, David J. Gallitano, to investigate the facts and circumstances underlying the claims asserted in the federal and state derivative cases and to take such action with respect to such claims as the Special Litigation Committee determines to be in the best interests of the Company. On May 1, 2009, the Special Litigation Committee filed in the consolidated federal action a motion to stay the matter until November 2009 to allow the Special Litigation Committee to complete its investigation, and following a hearing on May 14, 2009, the Court granted that motion and stayed the federal action.  The Special Litigation Committee filed a substantially identical motion in the consolidated state action, and that motion remains pending. At this time, neither the Company nor any of its subsidiaries can predict the probable outcome of these claims.  For more information related to the Special Litigation Committee, please see “Corporate Governance and Related Matters” below.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

The Board has developed and adopted Corporate Governance Guidelines to promote the functioning of the Board and its committees.  Among other things, the corporate governance guidelines set forth criteria regarding Board member selection and qualification, establishment of committees and committee composition, executive sessions, management succession and director compensation.  The guidelines also address the Board’s expectations of each Director in furtherance of the Board’s primary responsibility of exercising its business judgment in the best interests of the Company.  In particular, the guidelines address meeting attendance and participation, other directorships and access to independent advisors as well as new director orientation.  The Corporate Governance Guidelines also require that the Board conduct an annual performance evaluation to determine whether it and its committees are functioning effectively.  The Corporate Governance Guidelines are available on our website at www.wellcare.com.  Alternatively, any shareholder may request a print copy of our Corporate Governance Guidelines by contacting us as described in the section entitled “Requests for More Information” below.

Director Independence

Independence Standards

Our Corporate Governance Guidelines provide that a majority of the members of our Board must meet the criteria of independence as required by the listing standards of the New York Stock Exchange (the “NYSE”).  In addition, each member of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be independent.  No Director qualifies as independent unless the Board determines that the Director has no direct or indirect material relationship with the Company.  The Board reviews the independence of its members by requiring that each member complete disclosure and independence questionnaires and by considering all transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries.  The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the Director is independent.  In making independence determinations, the Board applies the standards of the NYSE as follows, in addition to any other relevant facts and circumstances:

•
A Director, who is, or has been within the last three years, an employee of the Company or any subsidiary, or whose immediate family member is, or has been within the last three years, an executive officer of the Company, is not independent until three years after the end of such employment relationship;

•
A Director who has received, or has an immediate family member who has received, more than $120,000 per year in direct compensation from the Company or any subsidiary, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation;

•
A Director is not independent if he or she: is a current partner or employee of the firm that is the internal or external auditor of the Company or any subsidiary; has an immediate family member who is a current partner of such firm;  has an immediate family member who is a current employee of such firm and who personally worked on the Company’s audit; was, or has, an immediate family member who was, within the last three years, a partner or employee of such firm and personally worked on the Company’s audit within that time;

•
A Director or an immediate family member who is, or has been within the last three years, employed as an executive officer of another company where any of our present executives at the same time serves or served on that company’s compensation committee, is not independent until three years after the end of such service or the employment relationship; and

•
A Director who, or whose immediate family member, is a current executive officer of a company that has made payments to, or received payments from, our Company or any of our subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after such payments fall below such threshold.

    In addition, the Exchange Act and the NYSE rules impose additional independence and qualification standards on our Audit Committee members.  Under these standards, each Audit Committee member, in addition to meeting the definition of independence applicable to all Directors, is prohibited from having any direct or indirect financial relationship with the Company, and cannot be an affiliate of the Company or any subsidiary of the Company.  The Board has determined that each member of the Audit Committee satisfies these additional standards.

Independent Directors

Under the standards set forth above, based upon recommendations from the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), the Board has determined that seven of its current members, including each of the members of the Audit Committee, the Compensation Committee and the Nominating Committee, are independent.  The members that the Board has determined are independent are Senator Graham, Dr. Herzlinger and Messrs. Gallitano, Hickey, Hourani, Michalik and Moszkowski.

In making this determination, the Board considered the recommendation of the Nominating Committee as well as the following relationships:

•
Senator Graham and/or his immediate family members have an ownership interest of approximately 23% in The Graham Companies, the landlord under a lease agreement with one of our subsidiaries with respect to office space in south Florida.  The Board concluded that this relationship did not impair Senator Graham’s independence primarily because we have had a relationship with The Graham Companies for many years prior to Senator Graham becoming a member of our Board.

•
Mr. Hickey is a senior advisor to D2Hawkeye, Inc., now a part of Verisk, Inc., a company where he previously served as President from January 2006 to December 2007.  In February 2007, we entered into a services contract with D2Hawkeye pursuant to which D2Hawkeye has developed an internet-based portal for certain of our health care providers.  The Board has reviewed the salient facts regarding this relationship, including compensation received from D2Hawkeye by Mr. Hickey, Mr. Hickey’s former ownership interest in D2Hawkeye, amounts paid by us to D2Hawkeye, D2Hawkeye’s revenues, the fact that D2Hawkeye has since been purchased by a larger company, Insurance Services Office, Inc. (ISO), and other facts.  Following this review, our Board concluded that this relationship did not impair Mr. Hickey’s independence under the standards set forth above.  In particular, our payments to D2Hawkeye did not exceed the greater of $1 million or 2% of D2Hawkeye’s gross revenues in any year.

•
Todd Farha, the Company’s President and Chief Executive Officer until his resignation in January 2008, in the past had invested in several funds managed, directly or indirectly, by private equity firms affiliated with Messrs. Michalik and Moszkowski.  In each case Mr. Farha’s investment represented less than 1% of the funds’ aggregate committed capital.  Mr. Farha also had a small direct investment in a company in which Mr. Michalik’s firm held a majority ownership interest.  Based on a review of these circumstances, our Board determined that these relationships did not impair the independence of Messrs. Michalik and Moszkowski.  In addition, Mr. Farha is a first cousin of Mr. Hourani.  However, our Board determined that this relationship did not impair Mr. Hourani’s independence.

Non-Independent Directors

Mr. King-Shaw has been the Chief Executive Officer of All-Med Services of Florida, Inc., or All-Med, since September 2008.  Since December 2002, two of our subsidiaries have been parties to agreements with All-Med pursuant to which All-Med provides durable medical equipment to members of the Company’s Florida health plans.  Under these agreements, our subsidiaries paid All-Med an aggregate amount in 2008 that exceeded both $1 million and 2% of All-Med’s consolidated gross revenues.  Therefore, the Board has determined that Mr. King-Shaw is not independent.

The Board determined that Messrs. Schiesser and Berg are not independent based on the fact that each also serves as an executive officer.

Board and Committee Meetings and Annual Meeting Attendance

During 2008, the Board of Directors held a total of 26 meetings.  No incumbent Director attended fewer than 75% of the aggregate number of meetings of the Board held during the period in which the Director served on the Board and the number of meetings held by all committees of the Board on which the Director served during the periods in which he or she served.

    As stated in our Corporate Governance Guidelines, we believe it is important for the members of our Board to attend the annual meeting of shareholders.  The Corporate Governance Guidelines further provide that, to the extent reasonably practicable, we will endeavor to schedule a regular meeting of the Board on the same date as the annual meeting of shareholders.  No current member of our Board attended our last annual meeting of shareholders in 2007.

Presiding Director

The Board has designated Mr. Hickey to preside over executive sessions of our non-management and independent Directors.  In addition, Mr. Hickey has been designated the presiding Director for purposes of receiving communications from interested parties pursuant to the corporate governance rules of the NYSE and from shareholders pursuant to rules of the SEC.  You may express your concerns, whether such concerns relate to accounting-related matters or otherwise, by contacting the presiding Director through the communication channels set forth in the section entitled “Communications with Directors” below.

Committees of the Board of Directors

The Board of Directors has established the following standing committees:  Audit Committee, Compensation Committee, Nominating Committee, Regulatory Compliance Committee and Health Care Quality and Access Committee.  The functions, responsibilities and members of each of these standing committees are described briefly below. Each of these committees operates pursuant to a charter which is posted on our website at www.wellcare.com.  All members of the Audit Committee, the Compensation Committee and the Nominating Committee are independent Directors under our Director independence standards as described above and the corporate governance rules of the NYSE.  In addition, all members of our Audit Committee are independent Directors under the SEC rules for Audit Committees and are financially literate under the NYSE corporate governance rules.

Our five standing committees are described below and the members of these committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Regulatory Compliance Committee	Health Care Quality and Access Committee
Charles Berg				X
David Gallitano		X	X		X
D. Robert Graham			X	X (chair)	X
Regina Herzlinger	X* (chair)
Kevin Hickey			X (chair)	X	X
Alif Hourani	X	X			X
Ruben King-Shaw, Jr.					X (chair)
Christian Michalik	X*		X
Neal Moszkowski		X (chair)
Heath Schiesser					X
*	Dr. Herzlinger and Mr. Michalik are our “audit committee financial experts,” as defined in the Exchange Act, and each has accounting or related financial management expertise.

Audit Committee

The principal purpose of the Audit Committee is to assist the Board in the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualification and independence of our independent auditors and the performance of our internal audit function and independent auditors.  The Audit Committee also appoints, reviews the plans and results of the audit engagement and compensates and oversees the engagement and provision of services by our independent auditors.  The Audit Committee pre-approves all audit, audit-related, tax and other services conducted by our independent auditors.  The Audit Committee also coordinates with our Regulatory Compliance Committee and Health Care Quality and Access Committee regarding regulatory compliance and quality measurement matters that may have an effect on our business, financial statements, compliance policies or internal audit function.  The Audit Committee held 18 meetings during 2008.

Dr. Herzlinger, Mr. Hourani and Mr. Michalik currently serve as the members of the Audit Committee, with Dr. Herzlinger serving as chairperson.  The Board has determined that each of the members of the Audit Committee is financially literate and that each of Dr. Herzlinger and Mr. Michalik is an “audit committee financial expert” as such term is defined under Item 407(d) of SEC Regulation S-K.  All members of the Audit Committee meet the independence requirements prescribed by the NYSE and the Audit Committee independence requirements prescribed by the SEC.

    Nominating and Corporate Governance Committee

The Nominating Committee is responsible for developing our Corporate Governance Guidelines and for recommending those guidelines to the Board for adoption.  The Nominating Committee is also responsible for periodically reviewing the composition of the full Board to determine whether additional Board members with different qualifications or areas of expertise are needed and making recommendations to the Board regarding the size, composition and functions of the Board and its committees.  The Nominating Committee identifies and reviews the qualifications of new Director nominees consistent with selection criteria established by the Board and recommends the slate of nominees for inclusion in the proxy statement.  The Nominating Committee’s process for selecting nominees to the Board is described in more detail below under “Nominating and Corporate Governance Committee’s Process for Selecting Nominees to the Board.”  The Nominating Committee is also responsible for overseeing the periodic evaluation of the performance of the Board and its committees, for considering questions of independence and possible conflicts of interest of members of the Board and executive officers and for ensuring we are compliant with NYSE corporate governance listing requirements.  The Nominating Committee held two meetings during 2008.

Compensation Committee

The Compensation Committee provides oversight and guidance for compensation and benefit programs for our associates, executive officers and Board of Directors, reviews and approves the compensation, including base salary and incentive awards and other significant terms of employment, for our executive officers and reviews and make recommendations with respect to incentive compensation plans, equity-based plans and Board compensation.  The Compensation Committee reviews and discusses the Compensation Discussion and Analysis, or the “CD&A,” with management and makes a recommendation to the Board for inclusion of the CD&A in our proxy statement.  The Compensation Committee also reviews and approves performance goals and objectives (both at the corporate and individual level) applicable to our named executive officers’ compensation (including our Chief Executive Officer), evaluates the named executive officers’ performance in light of those goals and objectives and has sole authority to determine the named executive officers’ compensation based on this evaluation.  The Compensation Committee held 12 meetings during 2008.

Under its charter, the Compensation Committee has the authority to obtain advice and assistance from any officer or employee of the Company or from any outside legal expert or other advisor.  Pursuant to this authority, the Compensation Committee has engaged Watson Wyatt Worldwide, or Watson Wyatt, as its compensation consultant.

        In connection with our annual associate review and evaluation process, incentive compensation decisions for our executive officers, including the named executive officers, are generally made by the Compensation Committee in early March and are largely based on prior fiscal year Company and individual performance.  For example, in March of a given year, the following decisions are typically made by the Compensation Committee for our executive officers: base salary adjustments; annual cash bonus awards related to prior fiscal year performance based on targets established in the prior fiscal year; long-term incentive awards based on targets established in the prior fiscal year; new annual cash bonus targets; and new long-term incentive targets.  Annual cash bonuses and long-term incentive awards are discretionary (except as might otherwise be required by an executive’s employment agreement) and are based on targets that are increased or decreased for overall Company performance and individual performance, each as subjectively determined by the Compensation Committee after receiving recommendations from our Chief Executive Officer for his direct reports.

The Compensation Committee generally reviews the compensation being paid to the members of the Board of Directors on an annual basis.  The Compensation Committee works closely with the Chief Executive Officer as well as Watson Wyatt when evaluating committee fees (both annual retainer and meeting fees) as well as the value of equity awards, if any, to be awarded to our Board members.

Additional information on executive compensation programs, including the respective roles of the Compensation Committee, the Chief Executive Officer and Watson Wyatt, is provided in the CD&A in this proxy statement.

Regulatory Compliance Committee

The principal purpose of the Regulatory Compliance Committee is to assist the Board in overseeing our regulatory compliance program, including: (i) compliance with federal and state laws, rules and regulations applicable to our business; and (ii) compliance with our corporate ethics and compliance program and related policies by our employees, officers and Directors.  The Regulatory Compliance Committee held one meeting during 2008.

    Health Care Quality and Access Committee

The principal purpose of the Health Care Quality and Access Committee is to assist the Board by providing general oversight of our policies and procedures governing health care quality and access for our members.  In furtherance of this purpose, the Health Care Quality and Access Committee's primary responsibilities are to (i) establish and maintain the corporate definition of health care quality and access and (ii) develop, review and approve our health care quality and access strategy.  The Health Care Quality and Access Committee held three meetings during 2008.

Special Committee and Special Litigation Committee

In addition to the above-described standing committees, the Board has established a Special Committee and a Special Litigation Committee.  In connection with the previously disclosed government investigations, the Special Committee was formed in October 2007 to investigate independently and otherwise assess the facts and circumstances raised in any federal or state regulatory or enforcement inquiries (including, without limitation, any matters relating to accounting and operational issues) and in any private party proceedings, and to develop and recommend remedial measures to the Board for its consideration. The members of the Special Committee are Neal Moszkowski (Chair), Christian Michalik and Ruben King-Shaw, Jr.  During 2008, the Special Committee met 12 times.  In addition, on April 29, 2009, upon the recommendation of the Nominating Committee, the Board formed a Special Litigation Committee, comprised of a newly-appointed independent Director, to investigate the facts and circumstances underlying the claims asserted in the federal and state derivative suits and to take such action with respect to such claims as the Special Litigation Committee determines to be in the best interests of the Company.  David Gallitano is the sole member of the Special Litigation Committee.

Nominating and Corporate Governance Committee’s Process for Selecting Nominees to the Board

The Nominating Committee considers candidates for Board membership who are suggested by its members and other Board members, as well as by management, shareholders and other interested parties.  The Nominating Committee may also retain a third-party search firm to identify candidates from time to time.  For example, the Nominating Committee retained a search firm to assist in identifying and assessing Mr. Gallitano as a candidate for our Board.  Shareholders can recommend a prospective nominee for the Board by writing to our corporate secretary at our corporate headquarters and providing the information required by our bylaws, along with whatever additional supporting material the shareholder considers appropriate.

The Nominating Committee’s assessment of a nominee’s qualification for Board membership includes, among other things, the following criteria:

•	The diversity, age, background and experience of the candidate;

•	The personal qualities and characteristics, accomplishments and reputation in the community of the candidate;

•	The knowledge and contacts of the candidate in the communities in which we conduct business and in our business industry or other industries relevant to our business;

•	The ability and expertise of the candidate in various activities deemed appropriate by the Board; and

•	The fit of the candidate’s skills, experience and personality with those of other Directors in maintaining an effective, collegial and responsive Board.

The initial determination to seek a Board candidate is usually based on the need for additional Board members to fill vacancies or to expand the size of the Board, although the decision can also be based on the need for certain skill sets or qualifications, such as financial expertise.  The Nominating Committee’s process for evaluating nominees for Director is the same no matter who makes the recommendation.

Once the Nominating Committee has determined, in consultation with other Board members if appropriate, that additional consideration of a candidate is warranted, the Nominating Committee may, or it may request third parties to, gather additional information about the prospective candidate’s background, experience and independence.  Following review of this information, if the Nominating Committee determines it is appropriate to proceed, the Nominating Committee or other members of the Board will generally interview the prospective candidate.  The Nominating Committee then evaluates the prospective nominee against the standards and qualifications set forth above and such other relevant factors that the Nominating Committee or the Board deems appropriate, including the current composition of the Board and the candidate’s personal qualities, skills and characteristics.

Following this evaluation, if the Nominating Committee believes that the prospective candidate is qualified for nomination, generally the Nominating Committee will make a recommendation to the full Board, and the full Board will make the final determination whether the candidate should be appointed, or nominated for election, to the Board.

Related Person Transactions

        We have a written policy for reviewing transactions between us and our executive officers, Directors and certain of their immediate family members and other related persons, including those required to be reported under Item 404 of Regulation S-K.  Under this policy, the Nominating Committee must approve any transaction in which we participate that involves more than $100,000 and in which a related person has a direct or indirect interest.  Furthermore, related person transactions that involve executive compensation or compensation for the members of our Board must be approved by the Compensation Committee.  Pursuant to our policy, we enter into a transaction with such related persons only if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is otherwise fair to us.

        As a member of our Board of Directors, Mr. King-Shaw is a related person under our policy.  As discussed above, in September 2008, Mr. King-Shaw became the Chief Executive Officer of All-Med, a company with which two of our subsidiaries have contracted for the provision of durable medical equipment to members of the Company’s Florida health plans.  These agreements have been in place since 2002.  Under these agreements, our subsidiaries paid All-Med an aggregate amount of approximately $6.9 million in 2008.  Because these agreements continued after Mr. King-Shaw became the Chief Executive Officer of All-Med, the Nominating Committee reviewed the agreements under our policy and ratified them after determining they were on terms comparable to those that could be obtained in an arm’s length transaction and were fair to us.  Mr. King-Shaw’s compensation as Chief Executive Officer of All-Med is not conditioned on these agreements or otherwise directly related to them.

The Corporate Compliance Program

Under the direction of our Chief Compliance Officer, our General Counsel and the Board, we recently implemented a comprehensive new and enhanced corporate ethics and compliance program that includes structural enhancements, improved communications with and reporting to our regulators, a new employee training program, called iCare, a new Code of Conduct and Business Ethics (the “Code of Conduct”) and improved policies and procedures.  The corporate compliance program covers all aspects of our company and is designed to assist us with conducting our business in accordance with applicable federal and state laws and high standards of business ethics.  The corporate compliance program applies to members of our Board, our officers and all of our associates.  The following are several of the ways in which we have redesigned and enhanced our compliance program:

•
Formation of the Regulatory Compliance Committee.  As discussed above, our Board formed a Regulatory Compliance Committee to oversee our compliance activities and programs. This committee receives periodic reports from our Chief Compliance Officer and is responsible for oversight of management’s corporate compliance committee, which is discussed below.

•
Appointment of the Chief Compliance Officer. Our Chief Compliance Officer reports directly to our Chief Executive Officer and the Regulatory Compliance Committee.  The Chief Compliance Officer is responsible for monitoring regulatory reporting and regulatory communications, affiliated company arrangements, and political contributions and fund-raising, among other things.

•
Reorganization of the compliance department.  We have separated the compliance function from our legal department and created a standalone compliance department under the supervision of our Chief Compliance Officer.  In addition, under the leadership of our Chief Compliance Officer, the compliance department has been reorganized into the following units: Medicare, Medicaid, privacy and corporate compliance.

•
Enhanced corporate compliance committee. Our corporate compliance committee operates under a charter approved by the Board’s Regulatory Compliance Committee.  The reconstituted corporate compliance committee is chaired by our Chief Compliance Officer and comprised of other members of senior management, including our General Counsel, Chief Operating Officer and leaders of our Medicare and Medicaid businesses.  The corporate compliance committee has recently introduced iCare, an improved corporate ethics and compliance program for all of our lines of business and corporate functions.  In addition, the corporate compliance committee reviews areas of legal, regulatory and compliance risk throughout the Company and, under the oversight of the Regulatory Compliance Committee, is responsible for developing appropriate policies and procedures to address such risks.

•
Communications with regulators. We are implementing a comprehensive program to help us identify regulatory reporting issues and report such issues to the appropriate federal or state regulator.  The program, which is administered under the supervision of our Chief Compliance Officer, is designed to ensure the reliability of the information we communicate to regulators.  As part of this program, we have established an internal certification process relating to the data contained in, and preparation of, the reports that we file with regulators. In addition, we will audit sample reports we have filed with state regulators to confirm that they were prepared in compliance with applicable law and are otherwise accurate and complete.

•
Effective compliance training. iCare includes mandatory compliance training programs, or training modules, for all associates.  So far, we have implemented a general compliance training module and a training module on fraud, waste and abuse, and intend to add new training modules from time to time.  These training modules are designed to strengthen our associates’ competency, independent judgment and identification of potential violations of applicable law or Company policy.

•
Enhanced communication of non-retaliation policies and improved reporting channels. As an integral part of the iCare program, we are re-emphasizing to all of our associates that any form of employee retaliation or retribution is prohibited and will result in disciplinary action, including possible termination.  We are also continuing to encourage our associates to express concerns or report violations of which they have become aware or have observed.  Associates may express concerns through a variety of channels, including an anonymous telephonic hotline, the Company’s compliance intranet, or by contacting directly our Chief Compliance Officer or any member of our legal department.

•
Enhancement of written policies and procedures. We have adopted new or revised written policies and procedures to reflect a clear commitment to corporate integrity and compliance and a duty to report. As part of this process, earlier this year the Board adopted a new Code of Conduct, which replaced our previous standards of conduct.  The Code of Conduct applies to all of our Directors and associates, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.  Collectively, these written policies will serve as guiding principles that emphasize, among other things, our commitment to financial reporting integrity.

Our Code of Conduct is available on our website at www.wellcare.com.  We intend to disclose future amendments to, or waivers from, the provisions of the Code of Conduct, if any, made with respect to any of our Directors and executive officers on our website.

Communications with Directors

The Board has adopted procedures relating to communications sent to Directors to ensure that such communications are properly managed.   Shareholders may contact our Lead Director, non-management members of our Board as a group, the full Board or any individual member of the Board, by writing to the following address:

[Name of Requested Recipient]
WellCare Health Plans, Inc.
8735 Henderson Road
Tampa, Florida 33634
Attn:  Chief Compliance Officer

The communication should clearly identify the issue being raised, the name of the party initiating the communication and contact information for potential follow-up by the recipient.

In addition, our Board and Audit Committee have established separate procedures for the receipt, retention and treatment of communications related to accounting, internal accounting controls or auditing matters.  Both the Director and the Audit Committee communication procedures are available on our website at www.wellcare.com.  As described in more detail in the procedures as posted on our website, we generally will not forward to the Directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding WellCare.

        The procedures regarding communicating with the Board and the Audit Committee supplement our Code of Conduct, which is discussed above in the section titled “The Corporate Compliance Program.”

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our officers and Directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC and NYSE.  Officers, Directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such forms, or written representations from reporting persons that all reportable transactions were reported, we believe that all our executive officers, Directors and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a) during the fiscal year 2008.

DIRECTOR COMPENSATION AND RELATED INFORMATION

2008 Director Compensation

In February 2008, the Board appointed Mr. Hickey as Lead Director.  Further, in April 2008, the Board established a Regulatory Compliance Committee and a Health Care Quality and Access Committee.  In recognition of these new committees and the appointment of a Lead Director, the Board approved the payment of an additional fee of $10,000 per year to the Lead Director and the payment of an additional fee of $2,500 per year for the chair, and $2,000 per year for each non-chair member, of each of the Regulatory Compliance Committee and the Health Care Quality and Access Committee.  In addition, the Board approved the payment of an additional fee of $2,500 per year for the chair, and $2,000 per year for each non-chair member of the Nominating Committee, the members of which did not previously receive additional fees for service on this committee.  Neither Mr. Schiesser nor Mr. Berg, who are executive officers of the Company, receives additional compensation for his Board service.

The following table summarizes the fees paid to our Board and committee members as of April 2008:

Annual Board Fee	Annual Audit Committee Chair Fee	Annual Audit Committee Non-Chair Member Fee	Annual Special Committee Chair Fee	Annual Special Committee Non-Chair Fee	Annual Fee for Serving As the Chair of Other Committees(1)	Annual Fee for Serving as a Non- Chair Member of Other Committees(1)	Annual Lead Director Fee

$37,500	$10,000	$5,000	$90,000	$60,000	$2,500	$2,000	$10,000

(1)	These fees are for the Compensation Committee, the Nominating and Corporate Governance Committee, the Regulatory Compliance Committee and the Health Care Quality and Access Committee.

As discussed below under “Compensation Discussion and Analysis — Equity Award Process,” in July 2006, the Compensation Committee determined that all annual equity awards to Board members will be issued effective as of the date of the annual meeting of shareholders.  Historically, we have granted equity awards to Board members upon their initial appointment or election to the Board as well as annually although we have not had a standard plan or program as to the number or type of equity awards granted to our non-employee Directors.  We did not hold our 2008 annual meeting of shareholders, and consequently, no equity awards were made to the Directors during fiscal year 2008.

2009 Director Compensation

On March 23, 2009, the Board approved a new Non-Employee Director Compensation Policy (the “Director Compensation Policy”).  The Director Compensation Policy is applicable to our non-employee Directors effective for the fiscal quarter commencing April 1, 2009.  Similar to the compensation structure of our executives, our Board’s historical compensation was heavily weighted toward equity compensation.  Following the commencement of the governmental investigations in October 2007 and the subsequent decline in our stock price, our Board determined it was necessary to analyze our Board compensation program.  In addition to trying to balance the distribution of Board compensation between cash and equity, the Board also felt it was necessary to review our Board compensation practices in order to be able to attract new Board members and to bring such practices in-line with market standards.  The Compensation Committee retained Watson Wyatt to conduct an analysis of compensation practices at comparable companies and make recommendations as to how to structure our Board compensation policy.  The Director Compensation Policy was adopted based in part upon the Watson Wyatt analysis and recommendations.

Under the Director Compensation Policy, each non-employee Director earns an annual retainer and Board and committee fees as set forth below, paid on a quarterly basis at the end of the applicable quarter.  Each non-employee member of the Board and its committees who serves during any portion of a quarterly period, shall be paid the full quarterly retainer and applicable fees.

The following table summarizes the standing fees paid to our Board and committee members as of April 2009:

Annual Board Fee	Annual Audit Committee Chair Fee	Annual Audit Committee Non-Chair Member Fee	Annual Special Committee Chair Fee	Annual Special Committee Non-Chair Fee	Annual Special Litigation Committee Fee	Annual Fee for Serving As the Chair of Other Committees(1)	Annual Fee for Serving as a Non- Chair Member of Other Committees(1)	Annual Lead Director Fee

$50,000	$20,000	$12,000	$90,000	$60,000	$90,000	$12,000	$8,000	$15,000

(1) These fees are for the Compensation Committee, the Nominating Committee, the Regulatory Compliance Committee and the Health Care Quality and Access Committee.

In addition to the cash retainers described above, each non-employee Director receives $2,000 for each meeting of the full Board attended in person, telephonically or by way of other remote or electronic means.  In addition, unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, each non-employee Director, other than a non-employee Director joining the Board at the annual shareholders meeting, receives an annual grant of restricted stock valued at approximately $100,000 (based on the closing price on the date of grant), pursuant to and in accordance with the terms and provisions of a restricted stock agreement and the 2004 Equity Incentive Plan (the “2004 Equity Plan”).  Unless otherwise determined by the Compensation Committee, all such annual grants are granted on the date of the Company’s annual meeting of shareholders and vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual shareholder meeting.  Further, unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, newly elected or appointed non-employee members of the Board receive an initial grant of restricted stock valued at approximately $150,000 (based on the closing price on the date of grant), pursuant to and in accordance with the terms and provisions of a restricted stock agreement and the 2004 Equity Plan.  Such grants of restricted stock vest equally on the first, second and third anniversary of the date of grant.

Other Components of Director Compensation

We pay all reasonable expenses incurred by Directors for attending Board and committee meetings, for certain director continuing education programs and related expenses and maintain directors and officers liability insurance.  We do not provide a retirement plan or perquisites for our non-employee Directors. We have entered into indemnification agreements with each of our Directors in addition to the indemnification that is provided for in our certificate of incorporation and bylaws.  These agreements, among other things, provide for the indemnification of expenses specified in the agreements, including attorneys’ fees, judgments, fines and settlement amounts, incurred by the Directors in any action or proceeding arising out of their service as Directors for us, any of our subsidiaries or any other entity to which the Directors provide services at our request.

All of our Directors’ unvested restricted stock awards and unvested stock options were issued under our 2004 Equity Plan, except for a portion of Mr. Michalik’s stock options.  The circumstances under which the vesting of equity awards under the 2004 Equity Plan will accelerate are described below under “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

Under the provisions of the new Director Compensation Policy described above, we awarded $150,000, or 14,354 shares, of restricted stock to Mr. Gallitano upon his appointment to the Board and expect to award $100,000 worth of restricted stock to each of the non-employee members of the Board on the date of our 2009 annual shareholders meeting.

Stock Ownership Guidelines

Under the new Director Compensation Policy, each non-employee Director is required to own shares of our common stock (the “Ownership Requirement”) having a value (as described below) equal to the sum of three times the base annual retainer payable to each non-employee Director.

For purposes of determining ownership, the following will be included in determining whether a non-employee Director has satisfied the Ownership Requirement:

•
One hundred percent (100%) of the value of shares of our common stock owned individually, either directly or indirectly, including vested and unvested restricted stock or restricted stock unit awards or shares acquired upon exercise of stock options; and

•	Shares of our common stock owned jointly, or separately by a spouse, domestic partner and/or minor children, directly or indirectly.

No other rights to acquire shares of our common stock (including stock options or similar rights) shall be considered shares of our common stock owned for purposes of meeting the Ownership Requirements under the Director Compensation Policy.

For purposes hereof, the value of a share of the Company’s common stock, including vested and unvested restricted stock and restricted stock units, shall be calculated on the last trading day of each calendar year based on the average closing price of our common stock during the prior year (a “Determination Date”).  Any subsequent change in the value of the shares of our common stock during that year will not affect the amount of stock a non-employee Director should hold during that year under the policy.  If the value of the shares of our common stock increases from year to year, each non-employee Director shall have one year in which to meet the Ownership Requirement.

In the event the annual retainer increases, each non-employee Director will have four years from the time of the increase to acquire any additional shares needed to satisfy the Ownership Requirement.

A non-employee Director shall have until the first Determination Date following the fourth anniversary of such non-employee Director’s election or appointment to the Board or upon otherwise becoming a non-employee Director of the Board to satisfy the Ownership Requirement; provided, however, that a non-employee Director who was a non-employee Director of the Company as of April 1, 2009, shall have until December 31, 2013 to meet the Ownership Requirement.

Director Compensation Table

The table below sets forth the compensation paid to each non-employee member of our Board of Directors in fiscal year 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Total ($)

Robert Graham	50,250	125,170	—	175,420
Regina Herzlinger	59,875	—	1,189	61,064
Kevin Hickey	57,375	—	594	57,969
Alif Hourani	57,125	—	594	57,719
Ruben King-Shaw, Jr.	123,750	—	594	124,344
Christian Michalik	129,625	—	594	130,219
Neal Moszkowski	164,375	125,180	—	289,555
David Gallitano(2)	—	—	—	—

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns are the amounts of compensation cost related to restricted stock and stock option awards, respectively, recognized by us in our financial statements during fiscal year 2008 in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”).  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, as applicable.  These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be realized by the Directors.  For a discussion of valuation assumptions and methodologies, see Note 2 to our 2008 consolidated financial statements included in our annual report on Form 10-K for the year-ended December 31, 2008.

(2)	Mr. Gallitano was appointed to our Board of Directors in March 2009.

The following table sets forth certain information regarding unexercised options and stock that has not vested for each non-employee member of our Board of Directors outstanding as of December 31, 2008.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)

Robert Graham	10,693	—	90.05	10/26/11	1,389	(2)	17,863
	3,790	—	90.52	12/12/11	—		—
Regina Herzlinger	10,000	—	17.00	07/07/14	—		—
	7,000	—	36.45	07/27/12	—		—
	6,500	—	47.40	06/07/13	—		—
	5,128	—	90.52	12/12/11	—		—
Kevin Hickey	5,000	—	17.00	07/07/14	—		—
	4,500	—	36.45	07/27/12	—		—
	5,000	—	47.40	06/07/13	—		—
	3,790	—	90.52	12/12/11	—		—
Alif Hourani	5,000	—	17.00	07/07/14	—		—
	4,500	—	36.45	07/27/12	—		—
	5,000	—	47.40	06/07/13	—		—
	3,790	—	90.52	12/12/11	—		—
Ruben King-Shaw, Jr.	1,875	—	17.00	07/07/14	—		—
	5,000	—	47.40	06/07/13	—		—
	3,790	—	90.52	12/12/11	—		—
Christian Michalik	33,657	—	6.47	12/31/13	—		—
	5,000	—	17.00	07/07/14	—		—
	4,500	—	36.45	07/27/12	—		—
	5,000	—	47.40	06/07/13	—		—
	3,790	—	90.52	12/12/11	—		—
Neal Moszkowski	10,495	—	91.64	10/20/11	1,364	(3)	17,541
	3,790	—	90.52	12/12/11	—		—
David Gallitano(4)	—	—	—	—	—		—

(1)	Value based on $12.86 per share which was the closing price of our common stock on the NYSE on December 31, 2008.
(2)	These shares vested on April 26, 2009.
(3)	These shares vested on April 20, 2009.
(4)	Mr. Gallitano was appointed to our Board of Directors in March 2009.

    The table below sets forth the number of stock options exercised and the value realized upon exercise of the stock options, or the vesting of restricted stock and the value realized, for each non-employee member of our Board of Directors in fiscal year 2008.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($ )

Robert Graham	—	—	1,388	56,936
Regina Herzlinger	—	—	—	—
Kevin Hickey	—	—	—	—
Alif Hourani	—	—	—	—
Ruben King-Shaw, Jr.	—	—	—	—
Christian Michalik	—	—	—	—
Neal Moszkowski	—	—	1,364	58,106
David Gallitano(3)	—	—	—	—

(1)	The value realized is calculated by multiplying the number of shares by the difference between the market price of our common stock at time of exercise and the exercise price of the stock option.
(2)	The value realized is calculated by multiplying the number of shares vested by the closing market price of our common stock on the date of vesting.
(3)	Mr. Gallitano was appointed to our Board of Directors in March 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis discusses our historical compensation philosophy and program for fiscal year 2008 as it pertained to our named executive officers, and also addresses compensation decisions that were made in early 2009 that relate to 2008 performance and, in some cases, 2009 and beyond.

The following individuals constituted our “named executive officers” for 2008:

•	Heath G. Schiesser and Todd S. Farha, two individuals who served as our principal executive officer during 2008;
•	Thomas L. Tran and Paul L. Behrens, two individuals who served as our principal financial officer during 2008;
•	Charles G. Berg, Adam T. Miller and Thomas F. O’Neil III, our three other most highly compensated executive officers who were serving as executive officers at the end of 2008; and
•	Anil Kottoor, an individual who would have been one of our three other most highly compensated executive officers if he had served as an executive officer at the end of 2008.

Messrs. Schiesser, Tran, Berg and O’Neil were each appointed to their respective positions during 2008.  Each of these executives negotiated employment agreements in connection with their appointment.  Consequently, compensation for 2008 for these executives was largely dictated by the terms of their respective employment agreements, which included, among other things, base salary, initial equity awards of restricted stock and stock options, and in some instances, sign-on bonuses and minimum guaranteed bonuses for the first year of employment.  Mr. O’Neil’s employment agreement was amended and restated on June 3, 2009. For information related to his amended and restated agreement, see “Executive Compensation – Additional Information With Respect to the Summary Compensation Table and Grants of Plan-Based Awards – Employment Agreements with Named Executive Officers” and “Executive Compensation – Potential Payments to Named Executive Officers upon Termination or Change in Control.”

Decisions relating to 2008 compensation for Messrs. Miller and Kottoor were driven largely by our desire to retain their services following the commencement of the governmental investigations in October 2007 (as described under “Legal Proceedings” in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2009), and were also designed to increase their total compensation to be in line with similarly-situated executives at companies in our peer group.  In the case of Mr. Kottoor, who terminated his employment in December 2008, his compensation was also dictated in part by the terms of his separation agreement.  See “Separation Agreements” below for a description of Mr. Kottoor’s separation agreement.

Messrs. Farha and Behrens each resigned from their respective positions in January 2008, which was before 2008 annual compensation decisions were determined by the Compensation Committee.  Consequently, virtually no decisions relating to 2008 compensation were made with regard to either of these individuals; rather, their compensation was dictated by the terms of their separation agreements.  See “Separation Agreements” below for a description of Messrs. Farha’s and Behrens’ separation agreements.

Compensation Philosophy

We have not, and we currently do not, pre-establish performance goals with respect to our performance-based compensation.  Our executive compensation program, including decisions relating to performance-based compensation, have been, and continue to be, based on the Compensation Committee’s subjective and discretionary review of overall company and individual executive officer performance, each as subjectively determined by the Compensation Committee after receiving recommendations from our Chief Executive Officer for his direct reports.

We believe that, prior to 2008, our compensation philosophy and processes reflected those of a newly-public company in many respects.  Prior to 2008, our senior management team was in large part the same team that built and helped bring the Company public in 2004.  Following our Initial Public Offering (“IPO”), we experienced significant growth which was reflected in the price of our stock, which increased from our IPO price of $17.00 in July 2004 to $122.27 by October 23, 2007, the day before the commencement of the government investigations.  Due to the value that our stock represented to our associates, including senior management, the focus of our compensation program prior to 2008 was equity awards in the form of restricted stock and stock options, which were granted on a discretionary basis.  Conversely, our cash compensation, including base salaries and annual cash bonuses, was typically less than other companies within the health care industry due to our emphasis on, and success of, our equity compensation program.  Accordingly, as a general matter, prior to 2008 we were able to attract and retain our executives with compensation packages providing for relatively low amounts of cash compensation and uncertain future equity awards in exchange for an attractive initial equity grant.

However, following the commencement of the governmental investigations in October 2007, and the subsequent significant decrease in our stock price, which decreased from $122.27 on October 23, 2007 to $22.87 on November 1, 2007, our ability to attract and retain our associates, including our executives, became much more challenging.  In light of this, our Compensation Committee determined we could no longer rely solely on initial equity grants as our primary recruitment and retention tool.  To help address these concerns, our Compensation Committee retained Watson Wyatt Worldwide in November 2007 to advise us with respect to how the amounts and composition of executive compensation paid by us, including base salary and annual cash and long-term equity incentive compensation targets, compared to market compensation levels (see “Benchmarking” below).  As a result of this review, and as discussed in more detail below, the Compensation Committee approved a compensation package that it felt was more effective given the Company’s maturation to a larger, post-IPO company.

We anticipate that the Compensation Committee will continue to work with Watson Wyatt, the Board and Mr. Schiesser to develop an evolving compensation program that reflects our continued maturation as a public company and the need to attract and retain talented management during our current challenges and beyond.

Although no significant changes were made in 2009 to the Company’s overall compensation philosophy and structure, we aggressively reduced administrative costs during 2008 in response to various changes in our business and have and are implementing additional cost-cutting measures in 2009, including a salary freeze, management bonus reductions and the suspension of 401(k) retirement plan Company matching contributions.  As discussed below, these initiatives affected the 2008 compensation of some of the named executive officers.

Benchmarking

As discussed above, due to the decline in our stock price and the Compensation Committee’s consequential focus on alternative retention mechanisms, the Compensation Committee engaged Watson Wyatt to perform an analysis of the amounts and composition of executive compensation paid by WellCare, including base salary, annual cash and long-term equity incentive targets, as compared to amounts being paid to similarly-situated employees at companies we believed to be in our peer group.

For purposes of determining our relevant peer group, Watson Wyatt prepared an analysis, based on the then most recently filed proxy statements, of the compensation practices and levels of publicly-traded comparable medical service and health plan providers.  The companies were the following:

2008 Peer Group

• Aetna Inc.	• Express Scripts Inc.
• AMERIGROUP Corp.	• Health Net, Inc.
• Centene Corp.	• HealthSpring Inc.
• Cigna Corp.	• Humana, Inc.
• Coventry Health Care, Inc.	• Sierra Health Services, Inc.

As of December 31, 2007, the market capitalization of these companies ranged from approximately $1.0 billion to $28.9 billion, with a median of $7.2 billion, and revenues ranged from approximately $1.6 billion to $27.6 billion, with a median of $14.1 billion.  This compared to our December 31, 2007 market capitalization of approximately $1.8 billion and revenues of approximately $5.3 billion.  While our market capitalization and revenues represented the lower end of the peer group range, these companies were nevertheless selected principally because they are representative of the pool of companies in which we compete for talent.  These companies were also selected based on their similarity of product offerings, and the size and growth rate of their Medicare and Medicaid businesses.

In addition to peer group data, Watson Wyatt also analyzed comparable market data from the following published survey sources:

•	Watson Wyatt 2007/08 Survey Report on Top Management Compensation;
•	Watson Wyatt 2007/08 Survey Report on Health, Annuity, and Life Insurance Management Compensation;
•	2007 U.S. Mercer Benchmark Database: Executive Survey Report; and
•	2007 Mercer Integrated Health Networks (IHN): U.S. Integrated Health Networks Compensation Survey Suite.

While the Compensation Committee reviewed and considered the comparable market data provided by these surveys, it did not consider or review the compensation paid to executives at the component companies included within such surveys; however, the data from these surveys was scaled to our size using either regression analysis based on revenues or corresponding revenue ranges as provided by the various surveys.

The peer group data prepared by Watson Wyatt, as well as the comparable market data analyzed by Watson Wyatt, is collectively referred to as the “market data.”

The fiscal year 2008 market data prepared by Watson Wyatt indicated the following:

•	cash compensation paid to our executives in the aggregate, consisting of base salary and annual incentive cash compensation, was 16% below the median of the market data; and
•	ongoing equity awards to our executives in the aggregate was 40% above the 75th percentile of the market data.

This analysis, coupled with our revised retention mechanisms in light of the Company’s circumstances and decline in stock price, resulted in the Compensation Committee’s determination that base salaries for certain of our associates, including Messrs. Kottoor and Miller, should be increased to be competitive with the median of the market data.  With respect to annual and long-term incentive opportunities (consisting of cash and equity awards), the Compensation Committee, upon the recommendation of Mr. Schiesser, determined to target the 50th to 75th percentile of the market data.  These changes resulted in our executives’ total direct compensation to range from the 50th to 75th percentile of the market data.  In addition to the decreased efficacy of using initial equity awards as the primary retention tool due to our decreased stock price, the Compensation Committee felt targeting this segment of the market data was appropriate as, consistent with other post-IPO companies, base salary and annual cash bonuses would likely begin to become a more significant element of executive compensation as the Company matures.

As discussed below, for 2008, each of Messrs. Kottoor and Miller’s base salary was increased to bring each executive in line with the median of the market data.  In addition, the targeted total cash compensation for Messrs. Kottoor and Miller was at the 70th percentile of the market data, which the Compensation Committee deemed necessary for retention purposes.  As discussed in more detail below, Mr. Miller’s base salary and annual cash incentive compensation was subsequently adjusted for additional retention purposes in April 2008, resulting in his targeted total cash compensation above the 75th percentile.

Negotiation of Employment Agreement Terms for 2008 Hires

We experienced a significant turnover in our senior management team during 2008.  Messrs. Schiesser, Tran, Berg and O’Neil were all appointed to their respective positions during 2008.  Recruiting executives was challenging in light of our circumstances following the government investigations.  In framing the general compensation package for each of these named executive officers, the Compensation Committee considered a number of quantitative and qualitative factors, including the market data as described in “Benchmarking” above, the total cost of each compensation package, the compensation packages developed for other senior executives in the Company and the terms and conditions that other job candidates were seeking.  However, the final terms of each employment agreement were reached after arm’s-length negotiations between us and these executives and were determined by the Compensation Committee, based in part on market data received from Watson Wyatt, to be reasonable.  The Compensation Committee also determined that the negotiated terms were necessary to recruit these individuals in a relatively short time frame, and bring the experience the Company needed in light of the challenges we were facing.  See “Employment Agreements with Named Executive Officers” below for a description of the employment agreements.

Compensation Program Process and Components

In connection with our annual associate review and evaluation process, incentive compensation decisions for our executive officers, including the named executive officers, are generally made in early March and are largely based on prior fiscal year company and individual performance.  For example, in March of a given year, the following decisions are typically made by the Compensation Committee for our executive officers:

•	base salary adjustments;

•	annual cash bonus awards related to prior fiscal year performance based on targets established in the prior fiscal year;

•	long-term incentive awards based on targets established in the prior fiscal year;

•	new annual cash bonus targets; and

•	new long-term incentive targets.

Annual cash bonuses and long-term incentive awards are discretionary (except as might otherwise be required by an executive’s employment agreement) and are based on targets that are increased or decreased for overall company performance and individual performance, each as subjectively determined by the Compensation Committee after receiving recommendations from our Chief Executive Officer for his direct reports.

During fiscal year 2008, our executive compensation program consisted of the following four elements:

•	base salary;

•	an annual cash bonus;

•	long-term incentive awards in the form of cash, restricted stock and stock options; and

•	retention-related incentive awards in the form of cash and stock options.

Base Salary

We pay base salary to attract talented executives and to provide a fixed base of cash compensation.  Base salaries for executive officers are determined by the Compensation Committee, after considering the market data (as described in “Benchmarking” above), the scope and complexities of an individual’s role, internal equity (in this context, meaning striving to ensure that our executives with similar responsibilities, experience and historical performance are rewarded comparably) and individual performance.  The Compensation Committee is mindful of setting the appropriate level of base salary in order to ensure that total direct compensation is both competitive and reasonable.

In general, the Compensation Committee considers three factors when determining whether to approve an increase to an executive officer’s base pay: annual merit increases, promotions or changes in role, and market adjustments.

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Annual merit increases.  The Compensation Committee begins to review potential merit increases in February and merit increases, if any, are usually effective in mid-February or early March.  Annual merit increases are not guaranteed and any adjustments take into account the individual’s performance, responsibilities and experience.  When making these determinations, the Compensation Committee relies to a large extent on the Chief Executive Officer’s evaluation of the performance of executive officers who report directly to him.

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Promotions or changes in role.  The Compensation Committee may determine to increase an executive’s base salary to recognize an increase in responsibilities resulting from a change in an executive’s role or a promotion to a new position.  The Compensation Committee considers new responsibilities, market data and internal pay equity in addition to past performance and experience when approving any such salary increases.

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Market adjustments.  Market adjustments may be awarded to an executive when, in the judgment of the Compensation Committee, a significant gap between the market data and the individual’s base salary is recognized.  In general, market adjustments are determined as part of the annual merit review process.

Fiscal Year 2008 Salaries

In connection with the review of base salaries for fiscal year 2008, the Compensation Committee determined to approve a base salary increase for Mr. Kottoor of $65,000, from $250,000 to $315,000.  The Compensation Committee also determined to approve a base salary increase for Mr. Miller of $45,000, from $280,000 to $325,000.  These increases represented market adjustments, and brought each executive’s base salary in line with the median of the market data, while keeping total cash compensation at the 70th percentile of the market data.  Following the determination of 2008 base salaries, in April 2008 Messrs. Schiesser and Miller entered into further discussions regarding an additional base salary increase for Mr. Miller.  Due to concerns over retaining Mr. Miller, and given the significant increase in our prescription drug plan and private fee-for service Medicare business and the resulting responsibilities of Mr. Miller since the time of his hire – during which time his overall compensation remained relatively static – the Compensation Committee approved an additional increase in Mr. Miller’s base salary of $75,000, retroactive to February 2008 when other 2008 base salaries increases were effective, bringing his base salary rate for 2008 to $400,000.

As discussed above, Messrs. Schiesser, Tran, Berg and O’Neil each negotiated base salaries in connection with being recruited by us in 2008.  For 2008, the base salaries for Messrs. Schiesser, Tran, Berg and O’Neil were $400,000, $475,000, $500,000 and $500,000, respectively, and such salaries were all included as a term of each executive’s employment agreement executed during 2008.  See “Negotiation of Employment Agreement Terms for 2008 Hires” above and “Employment Agreements with Named Executive Officers” below for a description of these employment agreements.

Messrs. Farha and Behrens each resigned from their respective positions in January 2008, which was before annual compensation decisions were determined by the Compensation Committee.  Consequently, no changes were made to their base salaries prior to their respective resignations.  See “Separation Agreements” below for a description of these separation agreements.

Fiscal Year 2009 Salaries

No salary adjustments for 2009 were made for Messrs. Schiesser, Tran, Berg, Miller or O’Neil.

Incentive Awards

As a component of total compensation, the Compensation Committee may choose to pay performance-based incentive awards with the intention of driving the achievement of key goals and initiatives for the Company and recognizing individuals based on their contributions to those results.  Incentive awards consist of an annual cash bonus award, incentive cash awards that vest over a long-term, restricted stock and/or stock options.  Incentive awards are discretionary (except as might otherwise be required by an executive’s employment agreement) and are generally based on pre-established targets that are increased or decreased depending on overall company performance (the “company performance modifier”) and individual performance (the “individual performance modifier”), each as subjectively determined by the Compensation Committee.

In determining the company performance modifier for a fiscal year, the Compensation Committee uses its discretion in considering a number of quantitative and qualitative factors it considers relevant for that fiscal year.  In a favorable or unfavorable year as determined by the Compensation Committee, the company performance modifier could be above or below 100% respectively.  The individual performance modifier is based on an executive’s annual performance review and ranges from 0% to 150%, with higher performing executives receiving higher performance multipliers.

Once the performance modifiers are determined by the Compensation Committee, the bonus payouts are formulaic as follows:

Bonus Payout	=	Pre-Established Bonus Target	x	Company Performance Modifier	x	Individual Performance Modifier

For 2008, the Compensation Committee determined the company performance modifier to be 60%, which was applied to all bonus-eligible associates across the Company equally, after considering the following factors:

•	budgets that were achieved, including revenue, membership and selling, general and administrative expenses (when adjusted to exclude investigation-related expenses);

•	budgets that were not achieved, including earnings;

•	expansion into the Hawaii market;

•	Medicare growth versus our industry’s growth rate;

•	major projects, including the completion of CMS and NCQA audits and Medicaid compliance;

•	medical cost improvements in our Ohio market;

•	improving regulatory relationships; and

•	our stock price performance.

Each executive’s individual performance modifier is also approved by the Compensation Committee, largely based on the recommendations of Mr. Schiesser with respect to his direct reports, including Messrs. Tran, Miller and O’Neil.  For fiscal year 2008 performance, the Compensation Committee determined Mr. Tran’s individual performance modifier at 110%, Mr. Miller’s individual performance modifier at 115% and Mr. O’Neil’s individual performance modifier at 150%.  Mr. Tran’s individual performance modifier was based on success in managing the audit process and our financial statement filings.  Mr. Miller’s individual performance modifier was based on success in growing and managing our Medicare products in 2008.  Mr. O’Neil’s individual performance modifier was based on his leadership in managing the legal challenges facing the Company.

Messrs. Schiesser and Berg each requested they be paid no cash bonuses for 2008 and, therefore, they did not receive any such bonuses.  Messrs. Schiesser and Berg also requested that the Compensation Committee make long-term incentive award determinations with respect to them at a later date.

As discussed below under “Separation Agreements” and “Potential Payments to Named Executive Officers upon Termination or Change in Control,” no bonuses were awarded to Messrs. Farha and Behrens for 2008 and Mr. Kottoor’s bonus payment for 2008 was dictated by the terms of his July 2008 letter agreement.

Annual Cash Bonus Awards

As discussed above, annual cash bonus awards are discretionary (except as might otherwise be required by an executive’s employment agreement) and generally based on pre-established targets that are increased or decreased based on the company and individual performance modifiers.

Fiscal Year 2008

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2008 Annual Cash Bonus Targets.  For 2008, the Compensation Committee established new annual cash bonus targets for Messrs. Kottoor and Miller for their annual cash bonus to be paid in March 2009 (the annual cash bonus related to fiscal year 2008 performance is referred to as the “2008 Annual Cash Bonus Award”).  Mr. Kottoor’s target was increased from 35% of base salary to 80% of base salary.  Mr. Miller’s target was increased from 50% of base salary to 80% of base salary.  The new bonus targets were largely based on the recommendation of Mr. Schiesser and reflected the Compensation Committee’s desire to target total cash compensation of Messrs. Kottoor and Miller at the 70th percentile of the market data.  As a result of the further discussions with Mr. Miller in April 2008, as discussed above under “Base Salary – Fiscal Year 2008,” the Compensation Committee approved increasing Mr. Miller’s fiscal year 2008 bonus target from 80% to 100% of base salary.

Messrs. Schiesser, Tran, Berg and O’Neil were each hired for their respective positions during 2008.  Each of these executives, with the exception of Mr. Berg, negotiated an annual cash incentive bonus target in connection with being recruited as discussed above.  Although Mr. Berg did not negotiate a specific target, his employment agreement provides that he is eligible to receive an annual cash bonus as determined in the discretion of the Compensation Committee.  For 2008, and as set forth in their respective employment agreements, the annual cash bonus targets for Messrs. Schiesser, Tran and O’Neil are 200%, 100% and 50% of base salary, respectively.  In addition, Messrs. Tran and O’Neil negotiated guaranteed minimum bonuses of $475,000 (pro rated for the portion of the calendar year employed) and $250,000, respectively, for the initial calendar year of employment.  See “Employment Agreements with Named Executive Officers” below for a description of these agreements.

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2008 Annual Cash Bonus Awards.  Applying the company performance modifier of 60% and Mr. Miller’s individual performance modifier of 115% to Mr. Miller’s annual cash bonus target (100% of base salary) resulted in a payout of $276,000, or 69% of his base salary, in 2009 related to 2008 performance.  Messrs. Tran and O’Neil received the guaranteed minimum bonus payouts of $212,706 and $250,000, respectively, in 2009 related to 2008 performance, each in accordance with the terms of their respective employment agreements.  Pursuant to the terms of his severance agreement, Mr. Kottoor was paid a bonus in the amount of $201,600, as discussed below under “Separation Agreements” and “Potential Payments to Named Executive Officers upon Termination or Change in Control.”  As discussed above, Messrs. Schiesser and Berg requested that they not be paid cash bonuses for 2008.  As discussed below under “Separation Agreements” and “Potential Payments to Named Executive Officers upon Termination or Change in Control,” no bonuses were awarded to Messrs. Farha and Behrens for fiscal year 2008.

    Fiscal Year 2009

No changes were made to annual cash bonus targets for fiscal year 2009 for any of the named executive officers.  As discussed above, a specific target has not been established for Mr. Berg, but he will continue to be eligible to receive an annual cash bonus as determined in the discretion of the Compensation Committee.

Long-Term Incentive Awards

We issue both restricted stock and non-qualified stock options to our executives as long-term incentives.  We believe that a combination of restricted stock and stock options aligns our executives’ interests with those of our shareholders and provides meaningful retention compensation.  When making equity awards, our practice is to determine the dollar amount of equity compensation that we desire to provide to the executive and then grant a number of shares of restricted stock or a number of stock options that have a fair value equal to that amount on the date of grant.  For additional information on our equity award process, see “Equity Award Process” below.

Prior to 2008, our practice was to use equity awards both as a retention tool and reward for each executive’s prior year performance (pursuant to an annual equity award) as well as a periodic incentive and retention tool (typically pursuant to a mid-year equity award), as recommended by Mr. Farha.  However, such awards were discretionary and were not made pursuant to any pre-established program or policy.  In addition, there was no set allocation between restricted stock and option awards; rather, award determinations were based primarily on the recommendations of Mr. Farha.  However, as discussed below, beginning in 2008, the Compensation Committee determined to provide additional structure and consistency to our long-term incentive compensation program by establishing long-term incentive targets for our executives.  The Compensation Committee also determined, on a going forward basis, to award 50% of an executive’s long-term incentive value in restricted stock and 50% in stock options as the Compensation Committee values both types of awards to balance retention needs with future incentive tied to share price.

This new structure was first implemented for awards made in March 2008.  However, due to securities law restrictions to which we were then subject as a result not being timely in our SEC filings, we were not able to issue restricted stock at that time.  In lieu of the restricted stock component of an executive’s long-term incentive award in March 2008, the Compensation Committee approved a special performance-based long-term potential cash incentive award, as discussed below.  Determinations made in March 2009 also represented a deviation from our goal of awarding 50% of an executive’s long-term incentive value in restricted stock and 50% in stock options due to the limitations on shares available for issuance under our 2004 Equity Plan and current volatile economic conditions, as well as restrictions on our ability to grant restricted stock in March 2009.  In lieu of an equity award in March 2009, the Compensation Committee determined to approve a special long-term potential cash incentive representing 50% of an executive’s long-term incentive value and defer making determinations with regard to the other half until a later time.

Fiscal Year 2008

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2008 Long-Term Incentive Targets.  In March 2008, in order to impose more structure and consistency to our equity compensation program, the Compensation Committee set long-term incentive targets for each of Messrs. Kottoor and Miller.  Expressed as a percentage of each officer’s fiscal year 2008 base salary, the long-term incentive targets were established at 150% for each executive and were determined based on the desire of the Compensation Committee to target annual and long-term incentive compensation at the 50th to 75th percentile of the market data.  Although the long-term incentive targets were first established by the Compensation Committee and communicated to the executives in March 2008, these targets were used to determine the long-term incentive awards made in March 2008 and were also the basis for determining the long-term incentive awards to be made in March 2009 (other than for Mr. Kottoor, whose annual 2009 long-term incentive award was determined in connection with the termination of his employment effective December 19, 2008) (the long-term incentive award related to fiscal year 2008 performance is referred to as the “2008 Long-Term Incentive”).

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2008 Long-Term Incentive Stock Option Award.  As discussed above, each executive’s long-term incentive award granted in March 2008 (related to fiscal year 2007 performance) was divided between a stock option award and a potential performance-based long-term cash incentive award, each as described in more detail below.  In March 2008, based on the recommendation of Mr. Schiesser, the Compensation Committee approved a stock option award to purchase 17,898 shares of common stock for Mr. Kottoor and a stock option award to purchase 16,004 shares of common stock for Mr. Miller.  The options have an exercise price of $43.45 per share and will vest in equal annual installments on each of the first through fourth anniversaries of the grant date of the award.  These stock option awards were determined based on 50% of each executive’s long-term incentive target, adjusted based on each executive’s overall fiscal year 2007 performance.  In determining the size of Mr. Kottoor’s award, the Compensation Committee considered his progress in building our information technology team, upgrading and stabilizing our information technology systems and building new capabilities in our enrollment process.  In determining the size of Mr. Miller’s award, the Compensation Committee considered the growth in our private fee-for-service business and Mr. Miller’s leadership in addressing compliance concerns with CMS.  See the table entitled “Grants of Plan-Based Awards” below for details regarding these equity awards.

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2008 Special Performance-Based Long-Term Cash Incentive Award.  As stated above, in March 2008, each of Messrs. Kottoor and Miller received an annual equity award consisting solely of stock options which represented half of their targeted long-term incentive award opportunity related to fiscal year 2007 performance.  Because we could not issue restricted stock for the other half of their long-term incentive award opportunity due to securities law restrictions we were then subject to as discussed above, the Compensation Committee approved a special performance-based long-term cash incentive opportunity (the “2008 Special Performance-Based Long-Term Cash Incentive Award”), payable in September 2009 (other than for Mr. Kottoor, as discussed below), in lieu of a restricted stock award.  All associates eligible to receive a long-term incentive award in March 2008, including Messrs. Kottoor and Miller, are eligible to participate in this special incentive program.

The target amounts for each associate, including Messrs. Kottoor and Miller, were determined by the Compensation Committee based on 50% of each executive’s targeted long-term incentive award opportunity, as adjusted for individual performance.  The target amounts are subject to increase or decrease by the Board by up to 50% at the conclusion of the period based on the Board’s subjective review of the Company’s performance during the period (that is, March 2008 through September 2009).  Mr. Kottoor was awarded a target amount of $354,375 and Mr. Miller was awarded a target amount of $316,875.  As a result of the termination of Mr. Kottoor’s employment, Mr. Kottoor’s bonus was paid at target on December 29, 2008 pursuant to the terms of his severance agreement.  See “Separation Agreements” and “Potential Payments to Named Executive Officers upon Termination or Change in Control” below for the 2008 Special Performance-Based Long-Term Cash Incentive Award paid to Mr. Kottoor.

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2008 New Hire Equity Awards.  As discussed above, Messrs. Schiesser, Tran, Berg and O’Neil each negotiated an initial equity award of restricted stock and non-qualified stock options in connection with being recruited in 2008. For a description of their initial equity awards, see “Negotiation of Employment Agreement Terms for 2008 Hires” above and “Employment Agreements with Named Executive Officers” below.  See also the table entitled “Grants of Plan-Based Awards” below for details regarding these equity awards.

Fiscal Year 2009

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2009 Long-Term Incentive Targets.  Messrs. Schiesser, Tran, Berg and O’Neil were each hired for their respective positions during 2008.  Only Mr. Tran negotiated a long-term incentive target in connection with being hired, equal to 150% of base salary and included a guaranteed minimum for the initial calendar year of employment.  Although Messrs. Schiesser, Berg and O’Neil did not negotiate specific targets, their respective employment agreements provide that each is eligible to receive an annual equity award as determined in the discretion of the Compensation Committee.  In March 2009, the Compensation Committee determined to establish a long-term incentive target for Mr. O’Neil at 150% of base salary, which was applied to awards related to fiscal year 2008 performance and also will be the basis for determining his long-term incentive awards in future years, unless otherwise adjusted by the Compensation Committee.  Mr. O’Neil’s target was determined by the Compensation Committee to be reasonable and in line with the other senior executives at Mr. O’Neil’s level, based in part on market data provided by Watson Wyatt.

As discussed above, the Compensation Committee has not established long-term incentive targets for Messrs. Schiesser or Berg.  No changes were made to long-term incentive targets for fiscal year 2009 for any of the named executive officers for their long-term incentive awards to be granted, if at all, in March 2010.

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2009 Long-Term Cash Bonus Awards.  As discussed above, due to the limitations on shares available for issuance under our 2004 Equity Plan and current volatile economic conditions as well as restrictions on our ability to grant restricted stock in March 2009, in lieu of awarding an executive’s long-term incentive related to fiscal year 2008 performance entirely in equity, the Compensation Committee determined to approve a special long-term potential cash incentive representing 50% of an executive’s long-term incentive award opportunity.  All associates eligible to receive a long-term incentive award in March 2009, other than Messrs. Schiesser and Berg, were granted a 2009 Long-Term Cash Bonus Award.  In March 2009, at the request of Mr. Schiesser, Mr. Tran agreed to an amendment to his employment agreement providing for a cash award in lieu of 50% of the equity award that he would otherwise be entitled to receive under his employment agreement.

The target amounts for each associate, including Messrs. Tran, Miller and O’Neil, were determined by the Compensation Committee based on 50% of each executive’s targeted long-term incentive award opportunity, as adjusted for individual performance.  Applying the company performance modifier of 60% and each executive’s individual performance modifier as discussed above to 50% of each executive’s long-term incentive target results in awards of $159,530, $207,000 and $254,052 to Messrs. Tran, Miller and O’Neil respectively.  As provided under the 2009 Long-Term Cash Bonus Plan, 50% of each executive’s award will be paid in September 2010 and 50% will be paid in September 2011, each payment subject to continued employment.  The 2009 Long-Term Cash Bonus Plan also provides for acceleration of any unpaid amounts in the event an executive’s employment is terminated without cause within one year following a change in control.  As stated above, no long-term cash awards were made to Messrs. Schiesser or Berg.

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2009 Equity Awards.  As discussed above, due to the limitations on shares available for issuance under our 2004 Equity Plan and current volatile economic conditions as well as restrictions on our ability to grant restricted stock in March 2009, the Compensation Committee has deferred making determinations with regard to the other half of long-term incentive awards related to 2008 performance until a later date.  The Compensation Committee has not determined when, if at all, equity awards will be granted in 2009.

Retention-Related Incentive Awards

Special Retention Bonus

In light of our concerns relating to retention of our associates, as well as the concerns of our associates relating to job security, in November 2007 the Compensation Committee approved a one-time special cash retention bonus (the “Special Retention Bonus”), payable in January 2009, to bonus-eligible associates who were employed on October 31, 2007 assuming each associate remained with the Company through December 31, 2008.  Messrs. Kottoor and Miller were eligible to participate in this program; Mr. Schiesser was not in a bonus-eligible position on October 31, 2007; Messrs. Tran, Berg and O’Neil were not employed by the Company on October 31, 2007; and Messrs. Farha and Behrens were specifically excluded from participating in the program.

Pursuant to the terms of the special retention bonus plan, all eligible associates in the level of vice president or above, including Messrs. Kottoor and Miller, were eligible to earn a retention bonus equal to 50% of their base salaries as of December 31, 2008.  Accordingly, Mr. Kottoor was eligible to earn a special retention bonus in the amount of $157,500.  With respect to Mr. Miller, although his base salary was increased to $400,000 in April 2008 (see “Base Salary — Fiscal Year 2008” above), Mr. Miller’s special retention bonus of $162,500 was based on 50% of his initial base salary increase for fiscal year 2008.  For the amount of the Special Retention Bonus paid to Mr. Kottoor upon the termination of his employment, see “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

Equity Retention Stock Option Award

In addition to the special retention bonus discussed above, and due to the retention risk and the significant drop in our stock price which reduced financial ties to our Company, in March 2008 the Compensation Committee approved the grant of additional stock option retention awards (the “Equity Retention Stock Option Award”) to all members of our senior management team, other than Messrs. Schiesser and Berg.  At the time this award was granted, neither Mr. Tran nor Mr. O’Neil had been hired yet.  The grants were determined based on the Compensation Committee’s review of an internally prepared analysis which showed, for each of Messrs. Kottoor and Miller, the decrease in value of the equity awards held by each executive as a result of our significant stock price decline in October 2007.  The analysis showed that the stock options then-held by each such officer were below the exercise price of the options (that is, the options were “underwater”).  Because the Compensation Committee and the Board believed it to be imperative that each executive be retained and provided with an incentive to remain with the Company, the Compensation Committee approved a stock option award to purchase 55,000 shares of common stock for Mr. Kottoor and a stock option awards to purchase 40,000 shares of common stock for Mr. Miller as an additional retention incentive.  The options have an exercise price of $45.25 per share and vest in full, based on the continued employment of the executive, in November 2009.  See the table entitled “Grants of Plan-Based Awards” below for details regarding these equity awards.

As a result of termination of Mr. Kottoor’s employment, Mr. Kottoor’s equity retention stock option award accelerated in full, effective December 19, 2008.  See “Separation Agreements” and “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

Clawback Policies for Special Retention Bonus and Equity Retention Stock Option Awards

The terms of the special retention bonus and the equity retention stock option awards each provide that, if it is determined by the Board, in its sole and absolute discretion, that an associate receiving such award, including Messrs. Kottoor and Miller, has committed any:

•
wrongdoing that contributed to (i) any material misstatement or omission from any report or statement filed by WellCare with the SEC, or (ii) any statement, certification, cost report, claim for payment or other filing made under Medicare or Medicaid that was false, fraudulent, or for an item or service not provided as claimed;

•	gross misconduct;

•	breach of fiduciary duty to the Company; or

•	fraud,

then, in the case of the special retention bonus, the associate will be required to pay back to WellCare any payments the associate has received pursuant to the special retention bonus plan.  In the case of the equity retention stock option award, the option will be immediately forfeited and cancelled.  If the option has been exercised prior to the Board’s determination, the associate is required to pay to WellCare an amount equal to the difference between the aggregate value of the shares acquired upon exercise of the option at the date of the Board determination and the aggregate exercise price paid by the associate.

Equity Award Process

We maintain an equity award process to ensure that the authorization, timing and pricing of all equity awards are processed, recorded, disclosed and accounted for in full compliance with all applicable laws and regulations.  For equity awards issued to existing executive officers and associates, the awards are effective and, in the case of options, the exercise price is set, as of the date of the approval.  For equity awards issued to newly-hired executive officers, the awards are effective and, in the case of options, the exercise price is set, as of the later of the individual’s first date of employment or the date of approval.  For equity awards to new Board members, the awards are effective and, in the case of options, the exercise price is set, as of the first date of service as a Board member.  In July 2006, the Compensation Committee also developed a policy whereby annual equity awards to incumbent Board members will be effective, and in the case of stock options, the exercise price will be set, as of the date of our annual shareholders meeting.  Approval for all equity awards is obtained in advance of or on the date of grant.  The exercise price for all stock option awards is the officially-quoted closing selling price of our common stock on the NYSE on the date of grant (or the officially-quoted closing selling price of our common stock on the next trading day if the NYSE is closed on the date in question).  Commencing in April 2009, the Board adopted a Non-Employee Director Compensation Policy.  See “Director Compensation – 2009 Director Compensation” above for a description of this new policy.

Because we hold our Board and committee meetings shortly before we announce our quarterly and annual financial results, there are times when equity awards for our executive officers are approved and, according to our process, are effective, shortly before we announce earnings.  However, we do not have a program, plan or practice to time our equity awards in coordination with the release of material, non-public information.

Perquisites

Pursuant to the terms of their respective employment agreements, Mr. Farha was entitled to a monthly allowance of $4,000 to maintain an apartment in New York, and each of Messrs. Farha and Behrens were entitled to an annual allowance of $5,000 and $3,000, respectively, to be applied toward supplemental life and disability insurance policies, although Mr. Behrens decided not to renew his disability policy since fiscal year 2006.  Because we believed that these executives should receive the total amount of their benefit, we grossed up these allowance payments to cover any income taxes attributed to the payments.

Messrs. Tran and O’Neil are entitled to monthly allowances of $6,000 and $4,600, respectively, from their respective dates of hire through December 2009 to cover housing and automobile expenses in Tampa, Florida.  Mr. O’Neil is also entitled to be reimbursed for expenses incurred in traveling between Baltimore, Maryland and Tampa, Florida; however, beginning in February 2009, in order to reduce administrative burdens and also limit expenses, Mr. O’Neil agreed to accept a monthly allowance of $1,800 to cover these expenses.  Although we grossed up certain reimbursement payments related to commuting expenses, we discontinued this practice in February 2009.

In addition, as negotiated with Messrs. Tran, Kottoor and Miller upon their hire, we agreed to pay reasonable expenses incurred by each of them to relocate to Tampa, Florida.  We also reimbursed Messrs. Schiesser, Tran, Berg and O’Neil for legal fees and expenses in connection with the negotiation of their employment agreements upon hire.

We own a corporate aircraft that is used primarily for business travel.  Families and invited guests of Directors and executives occasionally fly on our corporate aircraft as additional passengers on business flights, which is treated as a personal benefit to the Director or executive.  In those cases, the aggregate incremental cost to us is a de minimis amount.  For tax reporting purposes, when family members or guests of a Director or executive travel on business flights, the value of such personal use, determined using a method based on the Standard Industry Fair Level (“SIFL”) rates as published by the Internal Revenue Service, is imputed as income to such Director or executive.  Such imputed income would be included in taxable income for the Director or executive and reflected in compensation tables herein to the extent the SIFL rate exceeds the amount reimbursed by the Director or executive.  None of our Directors or executives were attributed any such income in fiscal year 2008.

        Overall, we view the cost to the Company of these perquisites as de minimis as compared to the goodwill established between the Company and the executives.

Tax and Accounting Implications

Tax deductibility

Section 162(m) of the Internal Revenue Code limits deductibility to any publicly-held corporation of certain compensation for a “covered employee,” consisting of our Chief Executive Officer and three most highly paid executive officers who are employed on the last day of our fiscal year (other than the Chief Financial Officer), in excess of $1 million per year.  If certain conditions are met, performance-based compensation may be excluded from this limitation.  While we do not design our compensation programs for tax purposes, we do design our plans to be tax efficient for the Company where possible.  However, if following the requirements of Section 162(m) would not be in the best interests of the Company and our shareholders, the Compensation Committee may conclude that the payment of non-deductible compensation is appropriate under the circumstances to allow us to pay competitive compensation to our executive officers.  During 2008, certain compensation paid to Messrs. Schiesser and Berg was non-deductible under Section 162(m).

Accounting for stock-based compensation

Beginning on January 1, 2006, we began accounting for stock-based payments, including stock options, performance shares and restricted stock awards, in accordance with FAS 123R.  The Compensation Committee and the Chief Executive Officer take into consideration the accounting treatment under FAS 123R of alternative award proposals when determining the form and amount of equity compensation awards.  Because our determinations regarding equity awards are generally based on a dollar value, as discussed above, FAS 123R has impacted the size and terms of our equity awards.

Compensation Committee Report

The Compensation Committee, comprised solely of independent Directors, has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management.  Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

The Compensation Committee
Neal Moszkowski (Chairperson) Alif Hourani Kevin Hickey

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2008, Messrs. Hickey, Hourani and Moszkowski served as the members of the Compensation Committee, with Mr. Moszkowski serving as the chairperson.  None of these members has ever been an officer or employee of the Company or any of its subsidiaries or had any relationship during fiscal year 2008 that would require disclosure under Item 404 of SEC Regulation S-K.  During fiscal year 2008, none of our executive officers served on the Compensation Committee (or its equivalent) or Board of Directors of another entity, one of whose executive officers served on our Board or Compensation Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table and footnotes discuss the compensation of Heath G. Schiesser and Todd S. Farha, the two individuals who served as our principal executive officer during 2008; Thomas L. Tran and Paul L. Behrens, the two individuals who served as our principal financial officer during 2008; Charles G. Berg, Adam T. Miller and Thomas F. O’Neil III, our three other most highly compensated executive officers who were serving as executive officers at the end of 2008; and Anil Kottoor, an individual who would have been one of our three other most highly compensated executive officers if he had served as an executive officer at the end of 2008.

Name and Principal Position	Year	Salary(9) ($)	Bonus(10) ($)	Stock Awards(11) ($)	Option Awards(11) ($)	Non-Equity Incentive Plan Compensation(12) ($)	All Other Compensation(13) ($)	Total ($)
Heath G. Schiesser President and Chief Executive Officer(1)	2008	365,292	—	2,609,963	2,379,614	—	2,722,849	8,077,718
Todd S. Farha Chairman, President and Chief Executive Officer(2)	2008	109,231	—	551,132	511,894	—	43,079	1,215,336
	2007	400,000	—	3,383,307	2,224,015	—	86,790	6,094,112
	2006	400,000	400,000	2,758,269	1,635,495	—	77,061	5,270,825
Thomas L. Tran Senior Vice President and Chief Financial Officer(3)	2008	200,962	287,706	163,717	139,165	—	41,309	832,859
Paul L. Behrens Senior Vice President and Chief Financial Officer(4)	2008	83,462	—	80,002	39,369	—	662	203,495
	2007	305,000	—	341,438	382,134	—	—	1,028,572
	2006	282,269	200,000	361,232	136,597	—	4,079	984,177
Charles G. Berg Executive Chairman(5)	2008	453,846	—	4,019,086	2,582,640	—	118,162	7,173,734
Anil Kottoor Senior Vice President and Chief Information Officer(6)	2008	305,000	—	1,094,079	962,027	—	718,855	3,079,961
	2007	244,231	131,250	206,013	204,504	—	20,031	806,029
Adam T. Miller Senior Vice President, National Medicare and Government Relations(7)	2008	381,539	276,000	295,596	538,071	162,500	6,673	1,660,379
	2007	278,077	182,000	249,320	262,261	—	10,687	982,345
Thomas F. O’Neil III Vice Chairman(8)	2008	365,385	350,000	372,862	335,826	—	57,113	1,481,186

(1)	Mr. Schiesser began his service as principal executive officer in January 2008. Compensation for Mr. Schiesser is provided only for 2008 because he was not a named executive officer for 2006 or 2007.
(2)	Mr. Farha’s service as principal executive officer terminated in January 2008.
(3)	Mr. Tran began his service as principal financial officer in July 2008. Mr. Tran was not employed by the Company prior to July 2008.
(4)	Mr. Behrens’ service as principal financial officer terminated in January 2008.
(5)	Mr. Berg began his service as an executive officer in January 2008. Mr. Berg was not employed by the Company prior to January 2008.
(6)	Mr. Kottoor’s service as an executive officer terminated in December 2008. Compensation for Mr. Kottoor is provided only for 2007 and 2008 because he was not employed by the Company in 2006.
(7)	Compensation for Mr. Miller is provided only for 2007 and 2008 because he was not a named executive officer for 2006.
(8)
Mr. O’Neil began his service as an executive officer in April 2008.  Mr. O’Neil was not employed by the Company prior to April 2008.   On June 3, 2009, Mr. O’Neil ceased serving as our Senior Vice President, General Counsel and Secretary and was appointed our executive Vice Chairman.

(9)
Represents total salary earned by these named executive officers and includes amounts of compensation contributed by the named executive officers to our 401(k) savings plan for each respective fiscal year.

(10)
Represents discretionary bonuses earned by the named executive officers during each respective fiscal year.  Mr. Tran’s bonus for 2008 consists of a signing bonus in the amount of $75,000 and a minimum guaranteed bonus for 2008 in the amount of $212,706.  Mr. O’Neil’s bonus for 2008 consists of a signing bonus in the amount of $100,000 and a minimum guaranteed bonus for 2008 in the amount of $250,000.  See “Employment Agreements with Named Executive Officers” below.

(11)
The amounts included in the “Stock Awards” and “Option Awards” columns are the amounts of compensation cost related to performance shares (with respect to Mr. Farha only), restricted stock awards and stock option awards, respectively, recognized by us in our financial statements during fiscal years 2008, 2007 and 2006, respectively, in accordance with FAS 123R.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be realized by the executives.  For a discussion of valuation assumptions and methodologies, see Note 2 to our 2008 consolidated financial statements included in our annual report on Form 10-K for the year-ended December 31, 2008; Note 2 to our 2007 consolidated financial statements included in our annual report on Form 10-K for the year-ended December 31, 2007; Note 2 to our 2006 consolidated financial statements included in our annual report on Form 10-K for the year-ended December 31, 2006; and Note 14 to our 2005 consolidated financial statements included in our annual report on Form 10-K for the year-ended December 31, 2005.

(12)	Represents bonus earned by Mr. Miller in 2008 under the WellCare Health Plans, Inc. Special Retention Bonus Plan. See “Retention-Related Incentive Awards – Special Retention Bonus” above.
(13)	The following table shows the components of the “All Other Compensation” for fiscal year 2008:

Name	Year	Separation Payments(1) ($)	Housing & Automobile Allowance(2) ($)	Commuting Reimbursements(3) ($)	Relocation(4) ($)	401(k) Match ($)	Legal Fees and Expenses(5) ($)	Tax Gross-Ups(6) ($)	All Other Compensation ($)
Heath G. Schiesser	2008	—	—	—	—	1,266	240,591	2,480,992	2,722,849
Todd S. Farha	2008	17,223	16,000	—	—	2,100	—	7,756	43,079
Thomas L. Tran	2008	—	30,000	3,516	538	4,925	1,380	950	41,309
Paul L. Behrens	2008	662	—	—	—	—	—	—	662
Charles G. Berg	2008	—	—	—	—	—	118,162	—	118,162
Anil Kottoor	2008	713,475	—	—	—	5,380	—	—	718,855
Adam T. Miller	2008	—	—	—	—	6,673	—	—	6,673
Thomas F. O’Neil III	2008	—	41,400	4,369	44	5,768	3,318	2,214	57,113

(1)
Represents amounts paid upon separation of employment.  With respect to Messrs. Farha and Behrens, the amounts represent the value of accrued but unused vacation days as of their respective dates of termination of employment.  With respect to Mr. Kottoor, the amount represents the payment made in 2008 pursuant to his separation agreement and general release.  Subject to Mr. Kottoor’s compliance with non-competition, non-solicitation, confidentiality and non-disparagement covenants, he is also entitled to additional payments during 2009 and 2010 totaling $666,346.  See “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

(2)
Represents cash allowances to cover housing and automobile expenses in New York, New York with respect to Mr. Farha and in Tampa, Florida with respect to Messrs. Tran and O’Neil.  See “Employment Agreements with Named Executive Officers” below.

(3)	Represents amounts paid by the Company or reimbursed to the executive for travel between executive’s home and the Company’s headquarters in Tampa, Florida.
(4)	Represents amounts paid by the Company for the relocation of Messrs. Tran and O’Neil to Tampa, Florida in connection with their hire. See “Employment Agreements with Named Executive Officers” below.
(5)
Represents amounts paid by the Company for legal fees and expenses in connection with the negotiation of executive’s employment agreement and related agreements, including, in the case of Messrs. Schiesser and Berg, legal diligence with regard to the pending governmental investigations and civil actions.  See “Employment Agreements with Named Executive Officers” below.

(6)
With respect to Mr. Schiesser, the amount represents the payment to cover income taxes in connection with Mr. Schiesser making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to 100,000 shares of restricted stock granted in January 2008.  See “Employment Agreements” below.  With respect to Mr. Farha, the amount represents the payment to cover income taxes attributed to his housing and automobile allowance.  With respect to Messrs. Tran and O’Neil, the amounts represent the payments to cover income taxes attributed to their respective commuting reimbursements.  See “Employment Agreements with Named Executive Officers” below.

Grants of Plan-Based Awards

The following table sets forth information regarding each grant of a plan-based award made to a named executive officer during fiscal year 2008.

Name	Grant Date(1)	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)		All Other Option Awards: Number of Securities Underlying Options(4) (#)		Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6) ($)
			Threshold ($)	Target ($)	Maximum ($)
Heath G. Schiesser	01/25/08	01/25/08	—	—	—	250,000	(7)	—		—	10,780,000
	01/25/08	01/25/08	—	—	—	—		500,000	(8)	43.12	9,599,450
Thomas L. Tran	07/21/08	07/14/08	—	—	—	50,000	(9)	—		—	1,461,500
	07/21/08	07/14/08	—	—	—	—		100,000	(9)	29.23	1,242,320
Charles G. Berg	01/25/08	01/25/08	—	—	—	200,000	(10)	—		—	8,624,000
	01/25/08	01/25/08	—	—	—	—		300,000	(11)	43.12	5,541,750
Anil Kottoor	—	—	177,188	354,375	531,563	—		—		—	—
	03/05/08	03/05/08	—	—	—	—		55,000	(12)	45.25	737,088
	03/06/08	03/06/08	—	—	—	—		17,898	(9)	43.45	304,568
Adam T. Miller	—	—	158,438	316,875	475,313	—		—		—	—
	03/05/08	03/05/08	—	—	—	—		40,000	(13)	45.25	536,064
	03/06/08	03/06/08	—	—	—	—		16,004	(9)	43.45	272,338
Thomas F. O’Neil III	04/01/08	03/03/08	—	—	—	50,000	(9)	—		—	1,985,000
	04/01/08	03/03/08	—	—	—	—		100,000	(9)	39.70	1,787,830

(1)	Our equity award process is described in more detail under “Equity Award Process” above.
(2)
This column shows the 2008 Special Performance-Based Long-Term Cash Incentive Awards made in March 2008 and payable in September 2009.  See “2008 Special Performance-Based Long-Term Cash Incentive Award” above for a description of these awards.  With regard to Mr. Kottoor, his award was paid at target pursuant to his separation agreement and general release.  See “Separation Agreements” and “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

(3)
This column shows the number of shares of restricted stock granted to our named executive officers in fiscal year 2008.  All grants were made under our 2004 Equity Incentive Plan, except the grant to Mr. O’Neil which was a non-plan grant.  These awards are subject to continued service through the applicable vesting dates, and are not subject to pre-established performance goals.  Acceleration of vesting of awards is described in more detail below under “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

(4)
This column shows the number of stock options granted to our named executive officers in fiscal year 2008.  All grants were made under our 2004 Equity Incentive Plan, except the grant to Mr. O’Neil which was a non-plan grant.  These awards are subject to continued service through the applicable vesting dates, and are not subject to pre-established performance goals.  Acceleration of vesting of awards is described in more detail below under “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

(5)	This column shows the exercise price for the stock options granted, which was the closing market price of our stock on the date of grant.
(6)
This column shows the full grant date fair value of stock options and restricted stock granted to our named executive officers in fiscal year 2008 calculated in accordance with FAS 123R.  These amounts reflect the accounting expense that we will recognize over the vesting term for these awards and do not correspond to the actual value that will be realized by the executives.

(7)	Award vests in equal quarterly installments on the 25th day of every third calendar month for forty-eight months, commencing on the date of grant.
(8)	Award vests in approximately equal monthly installments on the 25th day of each calendar month following the date of grant for forty-eight consecutive months.
(9)	Award vests in equal annual installments on each of the first through fourth anniversaries of the date of grant.
(10)
Award vests as to twenty-five percent (25%) on the 25th day of the sixth calendar month following the date of grant and the remaining balance vest in equal quarterly installments on the 25th day of every third calendar month for eighteen months.

(11)
Award vests in equal quarterly installments on the 25th day of every third calendar month for twenty-four months, commencing on the date of grant.  The original terms of this award were amended in 2008 to accurately reflect the intent of the parties as expressed in Mr. Berg’s employment agreement that, in the event of any termination of employment by Mr. Berg without good reason (as defined in the employment agreement) on or after January 25, 2010, the option would remain exercisable for its full ten-year term.  See “Employment Agreements with Named Executive Officers” below.

(12)
Award originally scheduled to vest in full in November 2009.  However, this award was amended in 2008 and vested in full in December 2008 in connection with Mr. Kottoor’s termination of employment.   See “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

(13)	Award vests in full in November 2009.

Additional Information With Respect to the Summary Compensation Table and Grants of Plan-Based Awards

In addition to the information provided below, see “Compensation Discussion and Analysis” above for a discussion of certain named executive officers’ amount of salary and bonus compared to total compensation.

Employment Agreements with Named Executive Officers

Heath G. Schiesser

Pursuant to an employment agreement with Mr. Schiesser, dated January 25, 2008, Mr. Schiesser agreed to serve as our President and Chief Executive Officer, with an initial base salary of $400,000.  He is also entitled to receive an annual cash bonus based on his achievement of performance objectives set by the Compensation Committee, after consultation with Mr. Schiesser, with a targeted bonus of 200% of his annual salary for each fiscal year, as well as special bonuses at the discretion of the Compensation Committee.  Mr. Schiesser is also entitled to participate in all Company benefit plans on the most favorable basis available to any senior executive of the Company.  The employment agreement provides that the Company will reimburse Mr. Schiesser for legal fees and expenses in connection with the negotiation of his employment agreement.  The employment agreement also includes confidentiality and non-competition provisions, including a requirement that Mr. Schiesser not seek employment with, or ownership in, a company in direct competition with the Company and its subsidiaries for a period of one year after the termination of his employment.  The employment agreement has an initial term of four years and will automatically renew for successive one-year periods thereafter unless either party notifies the other that the term will not be extended.

Pursuant to the employment agreement, Mr. Schiesser also received (i) a non-qualified stock option to purchase 500,000 shares of the Company’s common stock and (ii) 250,000 restricted shares of the Company’s common stock, each of which was granted pursuant to our 2004 Equity Plan.  See “Grants of Plan-Based Awards” above.  The non-qualified stock options have a ten year term and a per share exercise price of $43.12, which was based on the closing price of our common stock on the date of grant.  The non-qualified stock options vest in equal monthly installments on the 25th day of each calendar month following January 25, 2008 for forty-eight consecutive months.  The restricted shares vest in equal quarterly installments on the 25th day of every third calendar month for forty-eight months, commencing on January 25, 2008.  The employment agreement also provides that we will pay, on a fully-grossed up basis, all federal, state, and local income taxes incurred by Mr. Schiesser on compensation resulting from Mr. Schiesser making an election under Section 83(b) of the Code on the 100,000 restricted shares that are scheduled to vest first. See footnote 13 in the “Summary Compensation Table” above. In addition, Mr. Schiesser is entitled to earn future equity compensation awards and/or other long term incentive compensation as determined in the discretion of the Compensation Committee.

Pursuant to the employment agreement described above, Mr. Schiesser is also entitled to certain additional payments and benefits in the event of a change in control or his employment is terminated under certain circumstances.  For a description of these payments and benefits, see “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

Todd S. Farha

Mr. Farha terminated his employment as our President and Chief Executive Officer in January 2008; however, Mr. Farha served as our President and Chief Executive Officer pursuant to an amended and restated employment agreement dated June 6, 2005, pursuant to which he was entitled to certain payments and benefits upon termination of employment or a change in control.  For a description of each of these provisions and payments, as well as the separation agreement entered into between the Company and Mr. Farha, see “Separation Agreements” and “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

Thomas L. Tran

Pursuant to an employment agreement with Mr. Tran, dated July 21, 2008, Mr. Tran agreed to serve as our Senior Vice President and Chief Financial Officer, with an initial annual base salary of $475,000 and an initial annual cash bonus target of 100% of his base salary, with a minimum guaranteed bonus of $475,000 for fiscal year 2008, pro rated for the portion of the calendar year Mr. Tran is employed.  In addition, the employment agreement provided for a one-time cash signing bonus of $75,000 and that we will pay Mr. Tran an allowance of $6,000 per month through December 2009 as an allowance for housing in the Tampa area and as an automobile allowance.  In addition, the employment agreement provided that we would pay reasonable relocation expenses, up to $25,000, for him to relocate to Tampa, Florida in connection with his employment by us, and that the Company will reimburse Mr. Tran for legal fees and expenses in connection with the negotiation of his employment agreement.  The employment agreement also includes confidentiality and non-competition provisions, including a requirement that Mr. Tran not seek employment with, or ownership in, a company in direct competition with the Company and its subsidiaries for a period of one year after the termination of his employment.  The employment agreement has an initial term of four years and will automatically renew for successive one-year periods thereafter unless either party notifies the other that the term will not be extended.

Pursuant to the employment agreement, Mr. Tran also received (i) a non-qualified stock option to purchase 100,000 shares of the Company’s common stock and (ii) 50,000 restricted shares of the Company’s common stock, each of which was granted pursuant to our 2004 Equity Plan. See “Grants of Plan-Based Awards” above.  The non-qualified stock options have a ten year term and a per share exercise price of $29.23, which was based on the closing price of our common stock on the date of grant.  Both the non-qualified stock options and the restricted shares of common stock will vest in equal annual installments on each of the first through fourth anniversaries of the grant date of the award.  In addition, Mr. Tran will be entitled to earn equity compensation awards based upon Mr. Tran’s achievement of specified performance objectives, with an annual equity compensation award target of 150% of Mr. Tran’s annual salary for each fiscal year (with a minimum guaranteed annual equity compensation award in 2009 (related to fiscal year 2008 performance) of 100% of Mr. Tran’s annual salary for fiscal year 2008, pro-rated for the portion of the calendar year Mr. Tran is employed).

The employment agreement described above was amended on March 10, 2009 to provide that 50% of Mr. Tran’s minimum guaranteed equity compensation award in 2009 would be paid in the form of a cash award under the 2009 Long Term Cash Bonus Plan.

Pursuant to the employment agreement described above, Mr. Tran is also entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances.  For a description of these payments and benefits, see “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

Paul L. Behrens

Mr. Behrens terminated his employment as our Senior Vice President and Chief Financial Officer in January 2008; however, Mr. Behrens served as our Senior Vice President and Chief Financial Officer pursuant to an employment agreement dated September 15, 2003, pursuant to which he was entitled to certain payments and benefits upon termination.  For a description of each of these provisions and payments, as well as the separation agreement entered into between the Company and Mr. Behrens, see “Separation Agreements” and “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

Charles G. Berg

Pursuant to a letter agreement with Mr. Berg, dated January 25, 2008, Mr. Berg agreed to serve as our Executive Chairman, with an initial base salary of $500,000.  Mr. Berg will be eligible to participate in the employee benefit plans maintained by the Company and its subsidiaries for senior executives on the same basis as other executive officers.  He will also be eligible to receive, in the sole discretion of the Compensation Committee, an annual bonus based on his individual performance and the performance of the Company.  The letter agreement provides that the Company will reimburse Mr. Berg for legal fees and expenses in connection with the negotiation of his letter agreement.  The letter agreement provides that Mr. Berg not seek employment with, or ownership in, a company in direct competition with the Company and its subsidiaries during any period in which he is receiving severance payments.  The letter agreement has a term of two years.

Pursuant to the letter agreement, Mr. Berg also received (i) a non-qualified stock option to purchase 300,000 shares of the Company’s common stock and (ii) 200,000 restricted shares of the Company’s common stock, each of which was granted pursuant to our 2004 Equity Plan. See “Grants of Plan-Based Awards” above.  The non-qualified stock options have a ten year term and a per share exercise price of $43.12, which was based on the closing price of the Company’s common stock on the date of grant.  The non-qualified stock options vest and become exercisable in eight quarterly installments beginning three months after January 25, 2008 and continuing quarterly thereafter.  Twenty-five percent (25%) of the restricted shares vested six months after January 25, 2008 and the remaining restricted shares vest quarterly thereafter.

Pursuant to the letter agreement, Mr. Berg is also entitled to certain additional payments and benefits in the event of a change in control or his employment is terminated under certain circumstances.  For a description of these payments and benefits, see “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

Anil Kottoor

Mr. Kottoor’s service as our Senior Vice President and Chief Information Officer terminated in December 2008; however, Mr. Kottoor served as our Senior Vice President and Chief Information Officer pursuant to an offer letter dated December 18, 2006 and a letter agreement dated July 2, 2008, pursuant to which he was entitled to certain payments and benefits upon termination.  For a description of each of these provisions and payments, as well as the separation agreement entered into between the Company and Mr. Kottoor, see “Separation Agreements” and “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

Adam T. Miller

Pursuant to an offer letter with Mr. Miller, dated January 17, 2006, Mr. Miller agreed to serve as our Chief Operating Officer, PDP with an initial annual base salary of $270,000 and an initial annual cash bonus target of 50% of his base salary, with a guaranteed cash bonus of 35% of his base salary during fiscal year 2006.  Mr. Miller also received a grant of (i) 25,000 shares of restricted stock and (ii) a stock option to purchase 60,000 shares of common stock, each of which vest over a five-year period and was granted pursuant to our 2004 Equity Plan. See “Grants of Plan-Based Awards” above.

Pursuant to the offer letter described above, Mr. Miller is also entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances.  For a description of these payments and benefits, see “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

As discussed in the “Compensation Discussion and Analysis” above, since the execution of his 2006 offer letter, Mr. Miller has received, among other things, increases in his base salary and bonus targets, as well as additional equity awards.

Thomas F. O’Neil III

Pursuant to an employment agreement with Mr. O’Neil, dated April 1, 2008, Mr. O’Neil agreed to serve as our Senior Vice President, General Counsel and Secretary, with an initial annual base salary of $500,000 and an initial annual cash bonus target of 50% of his base salary, with a minimum guaranteed cash bonus of $250,000 for fiscal year 2008.  In addition, the employment agreement provided for a one-time cash signing bonus of $100,000 and that we will pay Mr. O’Neil an allowance of $4,600 per month through December 2009 to cover expenses incurred in connection with his housing and car allowance.  The employment agreement also provides that we will pay or reimburse Mr. O’Neil for expenses incurred in traveling between Baltimore, Maryland and Tampa, Florida (although, as discussed below, this provision was amended in 2009), and that the Company will reimburse Mr. O’Neil for legal fees and expenses in connection with the negotiation of his employment agreement.  The employment agreement also includes confidentiality and non-competition provisions, including a requirement that Mr. O’Neil not seek employment with, or ownership in, a company in direct competition with the Company and its subsidiaries for a period of one-year after the termination of his employment.  The employment agreement has an initial term of four years and will automatically renew for successive one-year periods thereafter unless either party notifies the other that the term will not be extended.

Pursuant to the employment agreement, Mr. O’Neil also received (i) a non-qualified stock option to purchase 100,000 shares of the Company’s common stock and (ii) 50,000 restricted shares of the Company’s common stock.  See “Grants of Plan-Based Awards” above. The non-qualified stock options have a ten year term and a per share exercise price of $39.70, which was based on the closing price of our common stock on the date of grant.  Both the non-qualified stock options and the restricted shares of common stock vest in equal annual installments on each of the first through fourth anniversaries of the grant date of the award.  In addition, Mr. O’Neil is entitled to earn future equity compensation awards and/or other long term incentive compensation as determined in the discretion of the Compensation Committee.

The employment agreement was amended on February 23, 2009 to provide that commencing in February 2009, Mr. O’Neil will receive an allowance of $1,800 per month to cover expenses incurred in traveling between Baltimore, Maryland and Tampa, Florida in lieu of what the employment agreement originally provided with regard to travel between Baltimore and Tampa.

Mr. O’Neil’s employment agreement was further amended and restated on June 3, 2009 in connection with his appointment as our executive Vice Chairman.  Pursuant to the amended and restated agreement, Mr. O’Neil ceased serving as our Senior Vice President, General Counsel and Secretary.  The amended and restated employment agreement provides for the continuation of Mr. O’Neil’s current base salary of not less than $41,667 per month and a cash bonus opportunity for calendar year 2009 to be paid based on the achievement of certain performance objectives to be agreed to by us and Mr. O’Neil, with a bonus target of 50% of his annual base salary.  So long as Mr. O’Neil remains employed by us through December 31, 2009, he also will be entitled to receive an additional amount in cash equal to the sum of (i) $500,000 and (ii) the higher of his (x) annual cash bonus for calendar year 2008 (which was $250,000) or (y) annual cash bonus for calendar year 2009 (which is expected to be determined in 2010).  Of this additional amount, $500,000 is required to be paid on December 31, 2009 and the remainder not later than March 15, 2010. Mr. O’Neil will receive all group insurance, pension plan and other fringe benefits offered by us to other senior executives, and he will continue to receive an allowance of $4,600 per month to cover certain living expenses through September 11, 2009 (prorated for the partial month of September 2009).

Pursuant to the employment agreement described above, Mr. O’Neil is also entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances.  For a description of these payments and benefits, see “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

Separation Agreements

Messrs. Farha and Behrens

On January 25, 2008, we entered into separation agreements with each of Messrs. Farha and Behrens providing for their respective resignations from the Company and its subsidiaries.  Pursuant to the separation agreements, each officer agreed that his resignation would be a “voluntary termination” pursuant to his respective employment agreement.  The separation agreements provided for no new severance or other payments or benefits.  Accordingly, each officer received only a cash amount equal to his accrued but unpaid vacation as provided for in their respective employment agreements.  In addition, Mr. Farha may potentially earn a portion of his 2005 performance share award, in a maximum amount of 130,000 shares.  For a discussion of the circumstances pursuant to which Mr. Farha may earn these shares, as well as each officer’s separation agreement, see “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

Mr. Kottoor

In July 2008, we entered into a letter agreement with Mr. Kottoor.  Except as set forth immediately below, the letter agreement did not provide Mr. Kottoor with any additional compensatory awards.  Instead, the letter agreement provided for the acceleration of the Special Retention Bonus, 2008 Special Performance-Based Long-Term Cash Incentive Award and the 2008 Annual Cash Bonus Award (each as defined above in “Compensation Discussion and Analysis”) in the event Mr. Kottoor’s employment was terminated under certain circumstances.

In addition, the letter agreement provided for the following additional compensation and/or acceleration of awards if Mr. Kottoor was terminated under the circumstances described below:

•
A potential additional retention bonus (the “Additional Retention Bonus”) in the amount of $236,250, which such amount represented 50% of Mr. Kottoor’s target 2008 Long-Term Incentive opportunity, as described above.  The Additional Retention Bonus was payable in the event Mr. Kottoor’s employment terminated prior to vesting of the equity awards, if any, awarded pursuant to his 2008 Long-Term Incentive opportunity, as described above, or in the event his employment terminated for any reason prior to June 1, 2009.

•	Continuation of Mr. Kottoor’s base salary as in effect on the date of termination of employment from the date of termination through May 1, 2010 (the “Severance Payment”).

•	Accelerated vesting of all of his unvested restricted stock grants, as of July 2, 2008, or a total of 13,934 shares, to the extent not already vested on his termination date.

•	Accelerated vesting of his Equity Retention Stock Option Award, exercisable for 55,000 shares.

Mr. Kottoor’s employment was terminated in December 2008.  Consistent with the terms of the letter agreement described above, we entered into a separation agreement with Mr. Kottoor on December 19, 2008 providing for the following:

•
A lump-sum payment of $713,475 on December 29, 2008, consisting of his (i) Special Retention Bonus in the amount of $157,500, (ii) 2008 Special Performance-Based Long-Term Cash Incentive Award in the amount of $354,375 and (iii) 2008 Annual Cash Bonus in the amount of $201,600 (representing 80% of his target) (See “Summary Compensation Table” above);

•	Continuation of Mr. Kottoor’s base salary from December 19, 2008 through May 1, 2010, in the aggregate amount of $430,096; and

•	A lump-sum payment of $236,250 due May 1, 2010.

The separation agreement also includes confidentiality and non-competition provisions, including a requirement that Mr. Kottoor not seek employment with, or ownership in, a company in direct competition with the Company and its subsidiaries for a period beginning on the date of his termination of employment and ending on May 1, 2010.

For a discussion of the payments made to Mr. Kottoor based upon the letter agreement and the termination of his employment effective December 19, 2008, see “Potential Payments to Named Executive Officers upon Termination or Change in Control” below. See also “Summary Compensation Table” for the payments made to Mr. Kottoor in 2008 in connection with this agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding unexercised options, stock that has not vested and, with respect to Mr. Farha only, performance share awards for the named executive officers outstanding as of December 31, 2008.  Unless otherwise noted, all vesting is based upon the continued service of the executive.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Heath G. Schiesser	1,186		—		8.33	02/06/14	600	(6)	7,716	—		—
	10,740		7,160	(2)	36.45	07/27/12	5,751	(7)	73,958	—		—
	28,600		—		48.50	06/08/13	203,125	(8)	2,612,188	—		—
	4,582		4,230	(3)	50.16	07/27/13	—		—	—		—
	2,885		8,658	(4)	85.53	09/13/11	—		—	—		—
	114,581		385,419	(5)	43.12	01/25/18	—		—	—		—
Todd S. Farha	—		—		—	—	—		—	130,000	(9)	1,671,800
Thomas L. Tran	—		100,000	(10)	29.23	07/21/15	50,000	(11)	643,000	—		—
Charles G. Berg	112,500		187,500	(12)	43.12	01/25/18	125,000	(13)	1,607,500	—		—
Anil Kottoor	5,903	(14)	—		69.14	04/15/09	—		—	—		—
	981	(14)	—		85.53	04/15/09	—		—	—		—
	3,121	(14)	—		85.53	04/15/09	—		—	—		—
	55,000	(14)	—		45.25	04/15/09	—		—	—		—
Adam T. Miller	12,000		36,000	(15)	38.11	01/18/13	15,000	(20)	192,900	—		—
	3,172		4,230	(16)	50.16	07/27/13	720	(21)	9,259	—		—
	817		2,453	(17)	85.53	09/13/11	1,169	(22)	15,033	—		—
	2,601		—		85.53	09/13/11	2,696	(23)	34,671	—		—
	—		40,000	(18)	45.25	11/28/12	—		—	—		—
	—		16,004	(19)	43.45	03/06/15	—		—	—		—
Thomas F. O’Neil III	—		100,000	(24)	39.70	04/01/18	50,000	(25)	643,000	—		—

(1)	Value based on $12.86 per share which was the closing price of our common stock on the NYSE on December 31, 2008.
(2)	Of this amount, 3,580 options vest on July 27, 2009 and 3,580 options vest on July 27, 2010.
(3)	Of this amount, 1,140 options vest on July 27, 2009; 1,140 options vest on July 27, 2010; and 1,140 options vest on July 27, 2011.
(4)	Of this amount, 2,886 options vested on March 13, 2009; 2,886 options vest on march 13, 2010; and 2,886 options vest on March 13, 2011.
(5)
Of this amount, 10,417 options vested on January 1, 2009; 10,416 options vested on February 25, 2009; 10,417 vested on March 25, 2009; 10,416 options vested on April 25, 2009; and approximately 10,417 options vest on the 25th day of each calendar month thereafter until fully vested.

(6)	These shares vested on March 15, 2009.
(7)	Of this amount, 1,917 shares vested on March 13, 2009; 1,917 shares vest on March 13, 2010; and 1,917 shares vest on March 13, 2011.
(8)
Of this amount, 15,625 shares vested on January 1, 2009; 15,625 shares vested on April 25, 2009; 15,625 shares vest on July 25, 2009;  15,625 shares vest on October 25, 2009;  15,625 shares vest on January 1, 2010; 15,625 shares vest on April 25, 2010; 15,625 shares vest on July 25, 2010;  15,625 shares vest on October 25, 2010;  15,625 shares vest on January 1, 2011; 15,625 shares vest on April 25, 2011; 15,625 shares vest on July 25, 2011;  15,625 shares vest on October 25, 2011;  and 15,625 shares vest on January 1, 2012.

(9)
Pursuant to an award agreement dated June 6, 2005, Mr. Farha was eligible to receive a maximum of 240,279 shares of our common stock based upon the achievement of certain performance criteria. Specifically, Mr. Farha was eligible to earn a (i) threshold of 32,500 shares, (ii) target of 65,000 shares, or (iii) a maximum of 130,000 shares subject to the award (the maximum of 130,000 shares are referred to as the “First Tranche Shares”) on June 6, 2008 based on achievement of compounded annual percentage increases in diluted net income per share (“EPS”) over the three-year period measured from January 1, 2005 through December 31, 2007.  Any portion of the First Tranche Shares not earned as of June 6, 2008 were to be available for issuance on June 6, 2010 (together with the remaining 110,279 shares) based on achievement of cumulative EPS goals for the five-year period measured from January 1, 2005 through December 31, 2010 (the “Second Tranche Shares”).  Due to his termination of employment in January 2008, Mr. Farha forfeited the Second Tranche Shares.  As of December 31, 2008, our cumulative EPS growth over the three-year performance period applicable to the First Tranche Shares exceeded the maximum cumulative EPS goal of $5.59 per share.  Accordingly, pursuant to SEC disclosure requirements, we have included the maximum number of shares subject to the First Tranche Shares in the table above; however, Mr. Farha’s ability to receive these shares is subject in entirety to the additional conditions and terms of his separation agreement with us, as discussed under “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

(10)	Of this amount, 25,000 options vest on July 21, 2009; 25,000 options vest on July 21, 2010; 25,000 options vest on July 21, 2011; and 25,000 options vest on July 21, 2012.
(11)	Of this amount, 25,000 shares vest on July 21, 2009; 25,000 shares vest on July 21, 2010; 25,000 shares vest on July 21, 2011; and 25,000 shares vest on July 21, 2012.

(12)
Of this amount, 37,500 options vested on January 25, 2009; 37,500 options vest on April 25, 2009; 37,500 options vest on July 25, 2009; 37,500 options vest on October 25, 2009; and 37,500 options vest on January 25, 2010.

(13)
Of this amount, 25,000 shares vested on January 25, 2009; 25,000 shares vest on April 25, 2009; 25,000 shares vest on July 25, 2009; 25,000 shares vest on October 25, 2009; and 25,000 shares vest on January 25, 2010.

(14)	These options expired unexercised on April 15, 2009.
(15)	Of this amount, 12,000 options vested on January 18, 2009; 12,000 options vest on January 18, 2010; and 12,000 options vest on January 18, 2011.
(16)	Of this amount, 1,140 options vest on July 27, 2009; 1,140 options vest on July 27, 2010; and 1,140 options vest on July 27, 2011.
(17)	Of this amount, 818 options vested on March 13, 2009; 817 options vest on march 13, 2010; and 818 options vest on March 13, 2011.
(18)	These options vest on November 28, 2009.
(19)	Of this amount, 4,001 options vested on March 6, 2009; 4,001 options vest on March 6, 2010; 4,001 options vest on March 6, 2011; and 4,001 options vest on March 6, 2012.
(20)	Of this amount, 5,000 shares vested on January 18, 2009; 5,000 shares vest on January 18, 2010; and 5,000 shares vest on January 18, 2011.
(21)	Of this amount, 239 shares vested on March 13, 2009; 240 shares vest on March 13, 2010; and 241 shares vest on March 13, 2011.
(22)	Of this amount, 292 shares vested on March 13, 2009; 293 shares vest on March 13, 2010; 292 shares vest on March 13, 2011; and 292 shares vest on March 13, 2012.
(23)	Of this amount, 674 shares vest on August 3, 2009; 674 shares vest on August 3, 2010; 674 shares vest on August 3, 2011; and 674 shares vest on August 3, 2012.
(24)	Of this amount, 25,000 options vested on April 1, 2009; 25,000 options vest on April 1, 2010; 25,000 options vest on April 1, 2011; and 25,000 options vest on April 1, 2012.
(25)	Of this amount, 25,000 shares vested on April 1, 2009; 25,000 shares vest on April 1, 2010; 25,000 shares vest on April 1, 2011; and 25,000 shares vest on April 1, 2012.

Option Exercises and Stock Vested

The table below sets forth the number of stock options exercised and the value realized upon exercise of the stock options, or the vesting of restricted stock and the value realized, for the named executive officers during fiscal year 2008.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($ )
Heath G. Schiesser	—	—	49,392	1,625,754
Todd S. Farha	191,315	2,864,286	4,000	149,720
Thomas L. Tran	—	—	—	—
Paul L. Behrens	8,131	278,162	3,978	148,289
Charles G. Berg	—	—	75,000	2,309,250
Anil Kottoor	—	—	16,453	299,715
Adam Miller	—	—	6,206	315,605
Thomas F. O’Neil III	—	—	—	—

(1)	The value realized is calculated by multiplying the number of shares by the difference between the market price of our common stock at time of exercise and the exercise price of the stock option.
(2)	The value realized is calculated by multiplying the number of shares vested by the closing market price of our common stock on the date of vesting.

Pension Benefits and Nonqualified Deferred Compensation

We did not maintain a pension or nonqualified deferred compensation plan during fiscal year 2008.

Potential Payments to Named Executive Officers upon Termination or Change in Control

Overview

Messrs. Schiesser, Tran and O’Neil serve as executive officers pursuant to employment agreements.  Mr. Berg serves as an executive officer pursuant to a letter agreement and Mr. Miller serves as an executive officer pursuant to an offer letter.  The employment agreements, letter agreement and offer letter include provisions providing for certain payments and benefits upon certain terminations of employment with us, as discussed under “Termination Benefits” below.  In addition, as discussed under “Treatment of Equity Awards” below, each executive’s equity award agreements provide for accelerated vesting of awards upon certain terminations of employment, and in the case of Messrs. Schiesser and Berg, upon a change in control of the Company without termination of employment.  Below are descriptions of the circumstances under which Messrs. Schiesser, Tran, Berg and O’Neil would be entitled to payments and benefits upon the occurrence of a change in control or termination of employment, as applicable, as of December 31, 2008, and a quantification of such payments and benefits under the terms of the applicable agreements between us and each named executive officer.  All of the descriptions are qualified by reference to the applicable agreements between us and each named executive officer and the quantification of the hypothetical payments are subject to the assumptions described below.  The actual amounts to be paid to Messrs. Schiesser, Tran, Berg and O’Neil will only be determined at the time of their actual termination.

As discussed above, Messrs. Farha and Behrens resigned from their respective executive officer and Director positions on January 25, 2008, and Mr. Kottoor’s employment was terminated effective December 19, 2008.  Below are descriptions of the actual payments and benefits received by these individuals upon their actual termination of employment.

Definitions

For the purpose of the following discussion, the following terms generally have the following meanings:

•
A “change in control” generally occurs upon:  (i) certain persons acquiring more than 50% of our outstanding voting shares or more than 50% of the fair market value of such shares; (ii) a majority of our incumbent Directors being replaced under certain circumstances; (iii) the consummation of a merger, consolidation or other business combination in which more than 50% of the outstanding common stock of the Company is no longer held by the shareholders of the Company prior to such transaction; or (iv) or a liquidation or sale of all or substantially all of our assets under certain circumstances.

•
“termination for good reason” generally means that the executive terminated as the result of:  (i) a material diminution in authority, duties and responsibilities or change in title; (ii) any material diminution of executive’s base salary or bonus opportunity; (iii) any material breach by the Company of the terms of the respective agreement; (iv) a change in the executive’s office location by more than 50 miles from the executive’s offices in Tampa, Florida; or (v) with respect to Messrs. Schiesser and Berg only, removal from the Board other than pursuant to cause, pursuant to shareholder vote or due to executive’s resignation from the Board, in each case, subject to notice and the Company’s right to a reasonable opportunity to cure.

•
“termination for cause” generally means that we terminate the executive as the result of:  (i) any willful act or omission by the executive representing a material breach of the respective agreement; (ii) the executive being convicted of, or pleading guilty to, a felony or other crime that involves fraud, conversion, misappropriation or embezzlement under any federal or state law; or (iii) the executive’s bad faith, willful acts in the performance of executive’s duties, to the material detriment of the Company; in each case, subject to notice and the executive’s right to a reasonable opportunity to cure.

•
“termination for disability” generally means the executive’s employment is terminated as of result of the executive being unable to engage in any substantial gainful business activity, by reason of any medically determinable physical or mental impairment, that has caused the executive to be unable to carry out his duties for specified time periods.

Termination Benefits Under Employment Arrangements

•
Mr. Schiesser. If Mr. Schiesser’s employment is terminated by the Company without cause or by Mr. Schiesser for good reason, he will be entitled to severance benefits including: (i) a lump sum cash payment equal to two times (or if the termination date occurs on or after January 25, 2009, one times) the sum of Mr. Schiesser’s annual salary as in effect on the termination date and the greater of Mr. Schiesser’s target bonus for the fiscal year during which the termination date occurs or the highest performance bonus earned by Mr. Schiesser with respect to any preceding fiscal year; and (ii) for a period of twenty-four months (or, if the termination date occurs on or after January 25, 2009, twelve months) after the termination date, reimbursement on an after-tax basis for the cost of continued participation in the medical, dental and vision care and life insurance benefits in which Mr. Schiesser and his family participated prior to the termination date.  In the event of Mr. Schiesser’s death or disability, he (or his estate, as the case may be) will be entitled to severance benefits including: (i) a lump sum cash payment equal to the sum of Mr. Schiesser’s annual salary as in effect on the termination date and the greater of Mr. Schiesser’s target bonus for the fiscal year during which the termination date occurs or the highest performance bonus earned by Mr. Schiesser with respect to any preceding fiscal year; and (ii) for a period of twelve months after the termination date, reimbursement on an after-tax basis for the cost of continued participation in the medical, dental and vision care and life insurance benefits in which Mr. Schiesser and his family participated prior to the termination date.  If Mr. Schiesser’s employment is terminated by the Company for cause or by Mr. Schiesser without good reason, Mr. Schiesser will be entitled to receive the value of his accrued vacation time as of the time of termination of his employment.  For a discussion of the treatment of Mr. Schiesser’s equity awards upon certain termination benefits, see “Treatment of Equity Awards” below.

•
Mr. Tran. If Mr. Tran’s employment is terminated by the Company without cause or by Mr. Tran for good reason, he will be entitled to severance benefits that include: (i) a lump sum cash payment equal to one times (or if the termination date occurs within one year of a change in control, one-and-a-half times) the sum of Mr. Tran’s annual salary as in effect on the termination date and the average of the two highest cash bonuses earned by Mr. Tran over the three prior years or, if Mr. Tran has not been employed for three years, the target cash bonus for the year in which the termination occurs, and (ii) for the duration of the applicable COBRA period (generally 18 months, but under certain circumstances up to 36 months following termination), reimbursement on an after-tax basis for the cost of continued participation in the medical, dental and vision care and life insurance benefits in which Mr. Tran and his family participated prior to the termination date.  In the event of Mr. Tran’s death or disability, or if his employment is terminated by the Company for cause or by Mr. Tran without good reason, Mr. Tran (or his estate, as the case may be) will be entitled to receive the value of his accrued vacation time as of the time of termination of his employment.  For a discussion of the treatment of Mr. Tran’s equity awards upon certain termination benefits, see “Treatment of Equity Awards” below.

•
Mr. Berg. If Mr. Berg’s employment is terminated prior to the end of the term of his letter agreement on January 25, 2010 (i) by the Company without cause; (ii) by Mr. Berg for good reason; or (iii) by reason of Mr. Berg’s death or disability, Mr. Berg will receive an amount equal to his base salary for the remainder of the term.  For a discussion of the treatment of Mr. Berg’s equity awards upon certain termination benefits, see “Treatment of Equity Awards” below.

•
Mr. Miller. If Mr. Miller’s employment is terminated by the Company without cause or by Mr. Miller for good reason, he will be entitled to severance benefits that include: (i) continuation of his base salary in effect immediately prior to such termination for twelve months following the date of termination; (ii) continuation of medical benefits for twelve months following the date of termination; and (iii) an outplacement service provided by us.  For a discussion of the treatment of Mr. Miller’s equity awards upon certain termination benefits, see “Treatment of Equity Awards” below.

•
Mr. O’Neil. If Mr. O’Neil’s employment is terminated by the Company without cause or by Mr. O’Neil for good reason, he will be entitled to severance benefits that include: (i) a lump sum cash payment equal to one times (or if the termination date occurs within one year of a change in control, two times) the sum of Mr. O’Neil’s annual salary as in effect on the termination date and the average of the two highest cash bonuses earned by Mr. O’Neil over the three prior years or, if Mr. O’Neil has not been employed for three years, the target cash bonus for the year in which the termination occurs, and (ii) for the duration of the applicable COBRA period (generally 18 months, but under certain circumstances up to 36 months following termination), reimbursement on an after-tax basis for the cost of continued participation in the medical, dental and vision care and life insurance benefits in which Mr. O’Neil and his family participated prior to the termination date.  In the event of Mr. O’Neil’s death or disability, or if his employment is terminated by the Company for cause or by Mr. O’Neil without good reason, Mr. O’Neil (or his estate, as the case may be) will be entitled to receive the value of his accrued vacation time as of the time of termination of his employment.  For a discussion of the treatment of Mr. O’Neil’s equity awards upon certain termination benefits, see “Treatment of Equity Awards” below.  Mr. O’Neil’s employment agreement was amended and restated on June 3, 2009.  The amended and restated employment agreement provides some terms that differ from his employment agreement in effect as of December 31, 2008 as relating to his termination under certain circumstances.  See below under “Amended and Restated Employment Agreement.”

In addition, to the extent that any payment or benefit received or to be received by Messrs. Schiesser, Tran, Berg or O’Neil (including any benefits upon a change in control) would be subject to an excise tax under the Internal Revenue Code of 1986, as amended (the “Code”), the Company is required to pay to such executive an additional amount such that the net amount received by such executive is equal to what he would have received if none of his payments or benefits were subject to an excise tax, provided that if the amount of payments subject to an excise tax exceeds the safe harbor under Section 280G of the Code by less than ten percent of such executive’s base salary in the case of Messrs. Schiesser, Tran and O’Neil or $50,000 in the case of Mr. Berg, then such executive’s payment will be reduced so that no amounts are subject to an excise tax.

Treatment of Equity Awards

•
Mr. Schiesser. Mr. Schiesser’s unvested stock options and shares of restricted stock will immediately vest: (i) in the event of a change of control of the Company or (ii) in the event of Mr. Schiesser’s death or disability.  If Mr. Schiesser’s employment is terminated by the Company without cause or by Mr. Schiesser for good reason, Mr. Schiesser’s unvested stock options and shares of restricted stock will vest to the same extent, and over the same period, that such awards would have vested had Mr. Schiesser’s employment continued for 24 months (or, if the termination date occurs on or after January 25, 2009, twelve months) after the termination date. In addition to the foregoing, unvested shares of restricted stock issued to Mr. Schiesser prior to January 25, 2008 will immediately vest in the event of Mr. Schiesser’s retirement.

•
Mr. Tran. Mr. Tran’s unvested stock options and shares of restricted stock will immediately vest: (i) in the event of Mr. Tran’s death or disability; or (ii) if there is a change in control of the Company and Mr. Tran’s employment is terminated within one year following the change in control by the Company without cause or by Mr. Tran for good reason.

•
Mr. Berg. Mr. Berg’s unvested stock options and shares of restricted stock will immediately vest: (i) in the event of a change in control of the Company; (ii) in the event Mr. Berg’s death or disability; or (iii) in the event Mr. Berg’s employment is terminated by the Company without cause or by Mr. Berg for good reason.

•
Mr. Miller. Mr. Miller’s unvested awards of restricted stock will immediately vest: (i) in the event of Mr. Miller’s death, disability or retirement; or (ii) if there is a change in control of the Company and Mr. Miller’s employment is terminated within one year of the change in control by the Company without cause or by Mr. Miller for good reason.  Unvested awards of stock options will immediately vest if there is a change in control of the Company and Mr. Miller’s employment is terminated within one year of the change in control: (i) by the Company without cause; (ii) by Mr. Miller for good reason; or (iii) by reason of Mr. Miller’s death, disability or retirement.

•
Mr. O’Neil. Mr. O’Neil’s unvested stock options and shares of restricted stock will vest: (i) in the event of Mr. O’Neil’s death or disability; or (ii) if there is a change in control of the Company and Mr O’Neil’s employment is terminated within one year following the change in control by the Company without cause or by Mr. O’Neil for good reason.

Assumptions and Certain Conditions

For purposes of quantifying any payments to be made to the executives in the event of termination of employment or upon a change in control, other than as set forth below with respect to Messrs. Farha, Behrens and Kottoor, it is assumed that the hypothetical termination event occurred on December 31, 2008.  For purposes of valuing the acceleration of vesting of equity awards, restricted stock award values are equal to the number of restricted shares multiplied by $12.86, which was the closing price of our common stock on the NYSE on December 31, 2008.  No value is attributed to options because in each case the exercise price of the stock option exceeded $12.86, and therefore each stock option was “underwater.”

In calculating the amounts estimated to be paid to Messrs. Schiesser, Tran, Berg and O’Neil upon a change in control of the Company pursuant to Section 4999 of the Internal Revenue Code, it was assumed that:  (i) the change in control and the executive’s termination occurred on December 31, 2008; (ii) all equity awards vested and were sold on December 31, 2008; (iii) the executive’s fiscal year 2008 base salary rate was used to calculate his salary severance payments; and (iv) the Social Security Wage Base was reached prior to the executive’s termination date.  In addition, the following tax rates were assumed to apply:  excise tax rate of 20%; Medicare tax rate of 1.45%; applicable state tax rate of 5% in Connecticut for Messrs. Tran and Berg, 0% in Florida for Mr. Schiesser and 5.5% in Maryland for Mr. O’Neil; and a Federal tax rate of 35%.

In order for named executive officers to be eligible to receive severance payments pursuant to their respective agreements with us, they are each generally required to execute and deliver a waiver and release of claims agreement within 30 days after the applicable termination date.

Termination by Executive for Good Reason or by the Company without Cause
Name	Severance Payment ($)	Acceleration of Vesting of Stock Options (#)	Acceleration of Vesting of Stock Options ($)	Acceleration of Vesting of Restricted Stock (#)	Acceleration of Vesting of Restricted Stock ($)	Accrued Vacation ($)	Welfare Benefits ($)	Out-placement Services ($)	Excise Taxes and Gross-Ups ($)	Total ($)
Heath G. Schiesser	2,400,000	265,748	—	129,434	1,664,521	7,692	13,951	—	8,002	4,094,166
Thomas L. Tran	950,000	—	—	—	—	9,135	12,237	—	8,663	980,035
Charles G. Berg	541,667	187,500	—	125,000	1,607,500	—	—	—	—	2,149,167
Adam T. Miller	400,000	—	—	—	—	—	7,061	7,000	—	414,061
Thomas F. O’Neil III	750,000	—	—	—	—	25,481	6,698	—	5,041	787,220

Termination upon Death or Disability
Name	Severance Payment ($)	Acceleration of Vesting of Stock Options (#)	Acceleration of Vesting of Stock Options ($)	Acceleration of Vesting of Restricted Stock (#)	Acceleration of Vesting of Restricted Stock ($)	Accrued Vacation ($)	Welfare Benefits ($)	Out-placement Services ($)	Excise Taxes and Gross-Ups ($)	Total ($)
Heath G. Schiesser	1,200,000	405,467	—	209,476	2,693,861	7,692	6,975	—	4,001	3,912,529
Thomas L. Tran	—	100,000	—	50,000	643,000	9,135	—	—	—	652,135
Charles G. Berg	541,667	187,500	—	125,000	1,607,500	—	—	—	—	2,149,167
Adam T. Miller	—	—	—	19,585	251,863	—	—	—	—	251,863
Thomas F. O’Neil III	—	100,000	—	50,000	643,000	25,481	—	—	—	668,481

Termination upon Retirement
Name	Severance Payment ($)	Acceleration of Vesting of Stock Options (#)	Acceleration of Vesting of Stock Options ($)	Acceleration of Vesting of Restricted Stock (#)	Acceleration of Vesting of Restricted Stock ($)	Accrued Vacation ($)	Welfare Benefits ($)	Out-placement Services ($)	Excise Taxes and Gross-Ups ($)	Total ($)
Heath G. Schiesser	—	—	—	6,351	81,674	—	—	—	—	81,674
Thomas L. Tran	—	—	—	—	—	—	—	—	—	—
Charles G. Berg	—	—	—	—	—	—	—	—	—	—
Adam T. Miller	—	—	—	19,585	251,863	—	—	—	—	251,863
Thomas F. O’Neil III	—	—	—	—	—	—	—	—	—	—

Termination by Executive for Good Reason or by the Company without Cause within twelve (12) months following a Change in Control
Name	Severance Payment ($)	Acceleration of Vesting of Stock Options (#)	Acceleration of Vesting of Stock Options ($)	Acceleration of Vesting of Restricted Stock (#)	Acceleration of Vesting of Restricted Stock ($)	Accrued Vacation ($)	Welfare Benefits ($)	Out-placement Services ($)	Excise Taxes and Gross-Ups ($)	Total ($)
Heath G. Schiesser	2,400,000	405,467	—	209,476	2,693,861	7,692	13,951	—	1,153,788	6,269,292
Thomas L. Tran	1,425,000	100,000	—	50,000	643,000	9,135	12,237	—	8,663	2,098,035
Charles G. Berg	541,667	187,500	—	125,000	1,607,500	—	—	—	—	2,149,167
Adam T. Miller	400,000	98,687	—	19,585	251,863	—	7,061	7,000	—	665,924
Thomas F. O’Neil III	1,500,000	100,000	—	50,000	643,000	25,481	6,698	—	5,041	2,180,220

Change in Control
Name	Severance Payment ($)	Acceleration of Vesting of Stock Options (#)	Acceleration of Vesting of Stock Options ($)	Acceleration of Vesting of Restricted Stock (#)	Acceleration of Vesting of Restricted Stock ($)	Accrued Vacation ($)	Welfare Benefits ($)	Out-placement Services ($)	Excise Taxes and Gross-Ups ($)	Total ($)
Heath G. Schiesser	—	405,467	—	209,476	2,693,861	—	—	—	—	2,693,861
Thomas L. Tran	—	—	—	—	—	—	—	—	—	—
Charles G. Berg	—	187,500	—	125,000	1,607,500	—	—	—	—	1,607,500
Adam T. Miller	—	—	—	—	—	—	—	—	—	—
Thomas F. O’Neil III	—	—	—	—	—	—	—	—	—	—

Termination by Executive without Good Reason or by the Company with Cause
Name	Severance Payment ($)	Acceleration of Vesting of Stock Options (#)	Acceleration of Vesting of Stock Options ($)	Acceleration of Vesting of Restricted Stock (#)	Acceleration of Vesting of Restricted Stock ($)	Accrued Vacation ($)	Welfare Benefits ($)	Out-placement Services ($)	Excise Taxes and Gross-Ups ($)	Total ($)
Heath G. Schiesser	—	—	—	—	—	7,692	—	—	—	7,692
Thomas L. Tran	—	—	—	—	—	9,135	—	—	—	9,135
Charles G. Berg	—	—	—	—	—	—	—	—	—	—
Adam T. Miller	—	—	—	—	—	—	—	—	—	—
Thomas F. O’Neil III	—	—	—	—	—	25,481	—	—	—	25,481

Actual Benefits Received upon Termination of Employment During 2008
Name	Termination Date	Salary Continuation ($)		Acceleration of Bonus Payments ($)		Acceleration of Vesting of Stock Options ($)		Acceleration of Vesting of Restricted Stock ($)		Performance Shares ($)		Accrued Vacation ($)	Total ($)
Todd S. Farha	03/31/08	—		—		—		—		—	(5)	17,223	17,223
Paul L. Behrens	03/31/08	—		—		—		—		—		662	662
Anil Kottoor	12/19/08	430,096	(1)	949,725	(2)	—	(3)	165,340	(4)	—		—	1,545,161

(1)	Represents the aggregate payments to be paid during the period from December 19, 2008 through May 1, 2010.
(2)
$713,475 was paid on December 29, 2008 and the remaining amount of $236,250 will be paid on May 1, 2010 subject to Mr. Kottoor’s compliance with non-competition, non-solicitation, confidentiality and non-disparagement covenants.

(3)
A stock option to purchase 55,000 shares of common stock vested in full upon termination of employment.  In addition, Mr. Kottoor’s post-termination exercise period was extended for options to purchase up to 10,005 shares of our common stock until 30 days after the date on which the exercise of such options will no longer violate applicable Federal, state, local and foreign laws, including securities laws.  The exercise prices of Mr. Kottoor’s stock options discussed above exceeded the closing price of our common stock on the NYSE on Mr. Kottoor’s date of termination, and therefore such options expired unexercised.

(4)
13,164 shares of restricted stock vested in full upon Mr. Kottoor’s termination of employment.  The amount represents the value of such shares based on the closing price of our stock on the NYSE on Mr. Kottoor’s date of termination.

(5)
Mr. Farha’s performance share award agreement was amended so that he is eligible to vest in up to 130,000 of his unvested performance shares if certain specified conditions have been satisfied prior to June 6, 2010, and the value of shares that vest, if any, will be based on the closing price of our common stock on the vesting date.  Specifically, Mr. Farha’s rights to receive up to 130,000 of the shares subject to the performance award are to be extinguished and will lapse unless all of the following conditions have been met by June 6, 2010:
•     the Company has achieved the maximum cumulative adjusted EPS goal for the vesting of the full 130,000 shares, the target cumulative adjusted EPS goal for the vesting of 65,000 shares, or the threshold cumulative adjusted EPS goal for the vesting of 32,500 shares, as applicable, for the measurement period of January 1, 2005 through December 31, 2007;
•     no loss contingencies have been identified for subsequent periods which, had they been identified and accrued in such measurement period, would have resulted in the cumulative adjusted EPS not meeting the relevant cumulative adjusted EPS described above;
•     Mr. Farha has not become subject to any legal proceeding brought or threatened, or that could be but has not yet been brought, by any governmental entity in connection with the ongoing investigations; and
•     we have not been required to have entered into or become subject to any criminal or civil order of any court or agency relating to the ongoing investigations, or any agreement with any governmental agency, by which there has been found to have been violations of laws, rules or regulation by us during the measurement period for such shares, or the period prior thereto.

Amended and Restated Employment Agreement

As described above under “Additional Information With Respect to the Summary Compensation Table and Grants of Plan-Based Awards – Thomas F. O’Neil III,” Mr. O’Neil’s employment agreement was amended and restated on June 3, 2009 in connection with his appointment as our executive Vice Chairman.  Pursuant to the amended and restated agreement, Mr. O’Neil is entitled to certain payments and benefits in the event his employment is terminated prior to December 31, 2009 under certain circumstances.  If Mr. O’Neil’s employment is terminated by us without “cause” (as defined in the agreement) or by Mr. O’Neil for “good reason” (as defined in the agreement), following his execution of a release of claims he will be entitled to the following amounts: (i) a lump sum cash payment equal to the sum of (x) his base salary from his termination date through December 31, 2009; (y) $750,000; and (z) his target annual bonus for calendar year 2009, (ii) continued participation in our medical, dental and vision care and life insurance benefit plans for up to eighteen months following termination, and (iii) any earned but unpaid base salary, incentive compensation and other cash compensation, the value of his accrued but unused vacation time as of the time of termination and any outstanding expense reimbursements.

In addition, to the extent that any payment or benefit received or to be received by Mr. O’Neil pursuant to the agreement would be subject to an excise tax under Section 4999 of the Internal Revenue Code, we are required to pay to him an additional amount such that the net amount received by him is equal to what he would have received if none of his payments or benefits were subject to the excise tax; provided that if the amount of payments subject to the excise tax exceeds the safe harbor under Section 280G of the Internal Revenue Code by less than ten percent of his base salary, then Mr. O’Neil’s payments will be reduced so that no amounts are subject to the excise tax. The agreement also includes confidentiality, non-competition and non-solicitation provisions, including a requirement that Mr. O’Neil not seek employment with, or ownership in, a company in direct competition with us and/or our subsidiaries for a period of one year after the termination of his employment.

PROPOSAL NUMBER TWO – AMENDMENT OF CERTIFICATE OF INCORPORATION TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS

Our Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) currently provides that the Board will be divided into three classes, as nearly equal in size as practicable, with one class to be elected by the shareholders every year, thereby making the term of each class of Directors three years.  Upon the recommendation of the Nominating Committee, the Board has approved, and hereby recommends to the shareholders for approval, an amendment to the Restated Certificate of Incorporation to provide for the annual election of all Directors each year, thereby declassifying the Board.

If approved by the shareholders, the amendment will become effective upon the filing of a Certificate of Amendment of the Restated Certificate of Incorporation containing this amendment with the Secretary of State of the State of Delaware, which we intend to file promptly after shareholder approval is obtained.  Directors elected prior to the effectiveness of the amendment (which include all of our current Directors) will stand for election for one-year terms once their then-current terms expire.  As discussed below, because the transition to annual election of Directors will be phased-in over time, the Board would not be fully declassified until after the 2010 Annual Meeting.

The term of the current Class I Directors (comprised of Messrs. Gallitano, Hickey and Schiesser and Dr. Herzlinger) was to expire at the 2008 Annual Meeting; the term of the Class II Directors (comprised of Messrs. Graham, King-Shaw and Michalik) will expire at the 2009 Annual Meeting; and the term of the Class III Directors (comprised of Messrs. Berg, Hourani and Moszkowski) will expire at the 2010 Annual Meeting.  Because we did not hold the 2008 Annual Meeting, Class I Directors were not elected in 2008 and, accordingly, the successors to the Class I Directors will be elected and qualified at the 2009 Annual Meeting.  Thus, if the proposed amendment to the Restated Certificate of Incorporation  is approved, the Class I and Class II Directors will be up for election for one-year terms at the 2009 Annual Meeting.  At the 2010 Annual Meeting – when the term of Class III Directors will expire – and every subsequent annual meeting of shareholders thereafter, all Directors will be up for election for one-year terms and the Board will be fully declassified.  Any Director chosen as a result of a newly created directorship or to fill a vacancy on the Board after the 2009 annual meeting will hold office for a term expiring at the next A nnual M eeting of shareholders.

This proposal would not change the present number of Directors or the Board’s authority to change that number and to fill any vacancies or newly created directorships.

Paragraphs (D) and (H) of Article V of our Restated Certificate of Incorporation contains the provisions that will be affected if this proposal and Proposal Three below are adopted.  Appendix B to this proxy statement shows the proposed changes to paragraphs (D) and (H) of Article V with deletions indicated by strikethroughs and additions indicated by underlining.

Reasons for the Proposal

The proposal is a result of our ongoing review of corporate governance matters by the Nominating Committee and the Board.  The Board, assisted by the Nominating Committee, considered the advantages and disadvantages of maintaining the current classified board structure.  The Board considered the view of proponents of a classified board structure that it promotes continuity and stability in the management of the business and affairs of the Company because a majority of Directors always have prior experience as Directors of the Company, and because a classified structure encourages a long-term perspective on the part of the Directors.  However, the Board also considered the view of proponents of a de-classified board structure and their belief that a classified board has the effect of reducing accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis.

After considering these different views, the Board concluded that eliminating the classified structure to provide for the annual election of all Directors would increase the Board’s accountability to shareholders by providing shareholders with a means for evaluating each Director each year.  Therefore, on the recommendation of the Nominating Committee, the Board approved the amendments, and now recommends that the shareholders approve them.

         For th e reasons described above, the Board recommends that shareholders vote FOR Proposal Two, which is a proposal to amend our existing Restated Certificate of Incorporation in order to provide for annual elections of all directors, as described above. In order for the proposed Amended and Restated Certificate of Incorporation to be approved and adopted, shareholders must approve both thi s Proposal Two and Proposal Three below, and by approving both proposals, shareholders will be approving and adopting the proposed Amended and Restated Certificate of Incorporation in the form attached as Appendix B to this proxy statement.

The affirmative vote of the holders of at least 66 2/3 percent of the voting power of all shares entitled to vote generally in the election of Directors, voting together as a single class, is required to approve this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR AMENDING THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION
TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS

PROPOSAL NUMBER THREE – AMENDMENT OF CERTIFICATE OF INCORPORATION TO PROVIDE THAT DIRECTORS
MAY BE REMOVED WITH OR WITHOUT CAUSE

        In accordance with Delaware law, unless a corporation’s certificate of incorporation provides otherwise, directors of a corporation with a classified board may only be removed for cause.  Currently, the Restated Certificate of Incorporation provides that Directors may be removed only for cause.  Accordingly, together with our proposal to declassify our Board, the Board believes it is appropriate to amend our Restated Certificate of Incorporation to provide that Directors may be removed with or without cause.  Thus, if the amendments to our Restated Certificate of Incorporation are approved, Directors may be removed with or without cause at a meeting of shareholders duly called for such purpose; provided, however, that prior to the 2010 Annual Meeting, no current Class III Director serving the remaining portion of a multi-year term may be removed during any part of his or her remaining multi-year term except for cause.  After the 2010 Annual Meeting, all Directors may be removed with or without cause at a meeting of shareholders duly called for such purpose.

        Paragraphs (D) and (H) of Article V of our Restated Certificate of Incorporation contains the provisions that will be affected if this proposal and Proposal Two above are adopted.  Appendix B to this proxy statement shows the proposed changes to paragraphs (D) and (H) of Article V with deletions indicated by strikethroughs and additions indicated by underlining.

        For the reasons described above, and for the reasons set forth under “Proposal Number Two - Amendment of Certificate of Incorporation To Provide For Annual Election of All Directors - Reasons For The Proposal,” the Board recommends that shareholders vote FOR Proposal Three, which is a proposal to amend our existing Restated Certificate of Incorporation in order to provide that directors may be removed with or without cause (except for Class III Directors serving the remaining portion of a multi-year term, who, if the amendment is approved and adopted, could not be removed without cause prior to the end of their current multi-year term).  In order for the proposed Amended and Restated Certificate of Incorporation to be approved and adopted, shareholders must approve both this Proposal Three and Proposal Two above, and by approving both proposals, shareholders will be approving and adopting the proposed Amended and Restated Certificate of Incorporation in the form attached as Appendix B to this proxy statement.

        The affirmative vote of the holders of at least 66 2/3 percent of the voting power of all shares entitled to vote generally in the election of Directors, voting together as a single class, is required to approve this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR AMENDING THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE
THAT DIRECTORS MAY BE REMOVED WITH OR WITHOUT CAUSE (EXCEPT FOR ANY CLASS III DIRECTOR SERVING THE REMAINING PORTION OF A
MULTI-YEAR TERM, WHO, IF THE AMENDMENT IS APPROVED AND ADOPTED, COULD NOT BE REMOVED WITHOUT CAUSE UNTIL PRIOR TO THE
END OF SUCH CURRENT MULTI-YEAR TERM).

AUDIT MATTERS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The table below presents fees for professional audit services billed by Deloitte & Touche LLP for the years ended December 31, 2008 and 2007 and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

Audit, Audit-Related, Tax and Other Fees
Services	2008		2007
Audit Fees..............................................................................................................................................	$12,018,500	(1)	$3,164,500	(1)
Audit-related Fees.................................................................................................................................	$129,104	(2)	$271,621	(2)
Tax Fees..................................................................................................................................................	—		—
All Other Fees........................................................................................................................................	—		—

(1)
The audit services billed by Deloitte & Touche LLP in 2008 and 2007 include services rendered for the audit of our annual consolidated financial statements, management’s assessment on internal control over financial reporting, the effectiveness of internal control over financial reporting and review of the interim financial statements included in our quarterly reports on Form 10-Q. This amount also includes fees billed for services normally provided by an independent auditor in connection with subsidiary audits, statutory requirements, regulatory filings and similar engagements.  The 2008 audit fees include services provided to expand the audit scope relating to the investigation of the Company by certain federal and state agencies in connection with the audit of the 2007 financial statements and the restatement of the Company’s 2004, 2005 and 2006 financial statements.

(2)
The audit-related services billed by Deloitte & Touche LLP in 2008 and 2007 related to consultations regarding financial accounting and reporting standards, information systems audits and other attest services.

Audit and Non-Audit Services Pre-Approval Policy

        The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy which is designed to assure that the services performed for us by the independent registered public accounting firm do not impair its independence from the Company.  This policy sets forth guidelines and procedures the Audit Committee must follow when retaining the independent registered public accounting firm to perform audit, audit-related, tax and other services.  The policy provides detailed descriptions of the types of services that may be provided under these four categories and also sets forth a list of services that the independent registered public accounting firm may not perform for us.

Prior to engagement, the Audit Committee pre-approves the services and fees of the independent registered public accounting firm within each of the above categories.  During the year, it may become necessary to engage the independent registered public accounting firm for additional services not previously contemplated as part of the engagement.  In those instances, the Audit and Non-Audit Services Pre-Approval Policy requires that the Audit Committee specifically approve the services prior to the independent registered public accounting firm’s commencement of those additional services.  Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee has delegated the ability to pre-approve audit and non-audit services to the Audit Committee chairperson provided the chairperson reports any pre-approval decision to the Audit Committee at its next scheduled meeting.  The policy does not provide for a de minimis exception to the pre-approval requirements.  Accordingly, all of the 2008 and 2007 fees described above were pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of our financial statements, our compliance with legal, financial and regulatory requirements, the qualification and independence of our independent auditors, and the performance of our internal audit function and independent auditors. The Audit Committee operates pursuant to a charter that is available on our website at www.wellcare.com and which sets forth the specific duties and responsibilities of the Audit Committee.  As set forth in the charter, the planning and conduct of the audit is the responsibility of the independent auditors and the financial statements are the responsibility of our management.  The Audit Committee has the authority and responsibility to retain and terminate our independent auditors.

        In performance of this oversight function, the Audit Committee has considered and discussed the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2008 with management and the independent auditors.  The Audit Committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 61, as amended and replaced by SAS 114 (AICPA, Professional Standards, Vol 1. AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

The members of the Audit Committee are advised by the independent auditors.  The independent auditors are experts in the fields of accounting and auditing, including in respect of auditor independence.  Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors.  Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.  In addition, the Audit Committee has approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

The Audit Committee

Regina Herzlinger (Chairperson) Alif Hourani Christian Michalik

PROPOSAL NUMBER FOUR – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009, and has directed that such appointment be submitted to our shareholders for ratification at the annual meeting.  Our organizational documents do not require that our shareholders ratify the appointment of our independent registered public accounting firm.  We are submitting the appointment of Deloitte & Touche LLP to our shareholders for ratification because we believe it is a matter of good corporate governance.  In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain Deloitte & Touche LLP.  We anticipate that a representative of Deloitte & Touche LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the meeting is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

* * * * *

ADDITIONAL INFORMATION

Shareholder Proposals

We expect that our 2010 annual meeting of shareholders will be more than 30 days from the date of the 2009 annual meeting of shareholders.  Shareholders who intend to submit a proposal at the 2010 annual meeting of shareholders and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed in Rule 14a-8 under the Exchange Act.

To be eligible for inclusion in the proxy materials, shareholder proposals must be received by our secretary at our principal offices in Tampa, Florida, on or before December 1, 2009, which we believe is a reasonable time before we will begin to print and send our proxy materials for the 2010 annual meeting.  Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2010 annual meeting any shareholder proposal which may be omitted from our proxy materials under applicable regulations of the SEC in effect at the time such proposal is received.

In addition, under the advance notice provisions of our bylaws (Section 11), any shareholder proposal for consideration at the 2010 annual meeting of shareholders submitted outside the processes of Rule 14a-8 of the Exchange Act, including any shareholder nominations for the Board of Directors, will be untimely unless it is received by our secretary not less than 90 days nor more than 120 days prior to the date of the one-year anniversary of the 2009 annual meeting; provided that if our 2010 annual meeting is held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice by the shareholder in order to be timely must be received not earlier than 120 prior to such annual meeting, and not later than the later of the close of business 90 days prior to such annual meeting or the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made.

Because our 2009 annual meeting is being held on July 30, 2009, under our bylaws we would normally have to receive written notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 by May 1, 2010, but no earlier than April 1, 2010, to be considered at the 2010 annual meeting of shareholders. However, as noted above, we currently expect that our 2010 annual meeting will be held on a date more than 30 days prior to the 2009 annual meeting and, as such, please refer to the description of the advance notice requirements under Section 11 of our bylaws under these circumstances.

 Multiple Shareholders Having the Same Address

We have adopted a process called “householding” for mailing proxy materials in order to reduce costs.  Householding means that shareholders who share the same last name and address will receive only one copy of our proxy materials, unless we receive contrary instructions.  We will continue to mail a proxy card to each shareholder of record.  If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon request.  If you hold your shares in street name, you should direct your request to your bank or broker.  If you are a registered holder, you should direct your request to WellCare Health Plans, Inc., C/O Computershare Investor Services, P.O Box 43078, Providence, RI 02940-3078, telephone number (781) 575-2879.  You may also request copies of our proxy materials by writing to Investor Relations Department, WellCare Health Plans, Inc.,  P.O. Box 31379 , Tampa, Florida 33631-3379 , or by calling (813) 865-1284.  The Company’s 2008 annual report to shareholders, annual report on Form 10-K for the year ended December 31, 2008 and this proxy statement are also available on our website at http://wellcare.com/2009shareholdermeeting.

Committee Reports

The information contained in the Report of the Compensation Committee and the Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Exchange Act, except to the extent the filing specifically incorporates such information by reference therein.

Solicitation

All costs and expenses associated with soliciting proxies will be borne by us.  In addition to the use of the mails, the Directors, officers and our associates by personal interview, telephone or telegram may solicit proxies.  Such Directors, officers and associates will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.  Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.  We have retained Georgeson Inc., a proxy soliciting firm, to assist with the solicitation of proxies for a fee not to exceed $8,500 plus reimbursement for out-of-pocket expenses and shareholder outreach services.

Other Matters for Consideration

As of the date of this proxy statement, the Board of Directors is not aware of any other business or matters to be presented for consideration at the meeting other than as set forth in the notice of meeting attached to this proxy statement.  However, if any other business shall come before the meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by such proxy as to any such matters.

Requests for More Information

We will provide without charge to each beneficial holder of our common stock on the record date, upon the written request of any such person, a copy of our 2008 annual report to shareholders and annual report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2008, as filed with the SEC.  We will also provide to any person without charge, upon request, a copy of our Code of Conduct and Business Ethics our corporate governance guidelines and our Board committee charters.  Any such requests should be made in writing to the Investor Relations Department, WellCare Health Plans, Inc.,  P.O. Box 31379 , Tampa, Florida 33631-3379 .  A copy of these documents and our other SEC filings are also available on our website at http://wellcare.com/2009shareholdermeeting.  We intend to disclose future amendments to, or waivers from, the provisions of the Code of Conduct and Business Ethics, if any, made with respect to any of our Directors and executive officers on our website.

APPENDIX A –
AUDIT COMMITTEE CHARTER

WellCare Health Plans, Inc.

Audit Committee Charter

Purpose

The principal purposes of the audit committee (the “audit committee” or “committee”) of the board of directors (the “board”) of WellCare Health Plans, Inc. (the “Corporation”) are to (A) assist the board of directors in the oversight of (i) the integrity of the financial statements of the Corporation, (ii) the compliance by the Corporation with legal, financial and regulatory requirements, (iii) the qualification and independence of the Corporation’s outside auditors, and (iv) the performance of the Corporation’s internal audit function and independent auditors, and (B) prepare an audit committee report as required by the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

While the audit committee has the responsibilities and powers set forth in this Charter, its function is one of oversight, and it is not the duty of the committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America.  The planning and conduct of the audit is the responsibility of the independent auditors and the financial statements are the responsibility of management.  Except as otherwise provided herein, it is not the duty of the audit committee to conduct investigations or to assure compliance with laws and regulations and the Corporation’s internal policies.

Authority

The audit committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It shall be directly responsible for:

•
The appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by the Corporation for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and such firm shall report directly to the audit committee.

•	The resolution of any disagreements between management and the independent auditors regarding the Corporation’s financial reporting.
•	Seeking any information it requires from employees providing services for the Corporation or its affiliates—all of whom are directed to cooperate with the committee’s requests—or external parties.
•	Meeting with the Corporation’s officers, independent auditors, or outside counsel, as necessary.

The audit committee may form, and to the extent legally permissible may delegate authority to, subcommittees when the committee deems it appropriate or desirable.

The committee shall have the sole authority, to the extent it deems necessary or appropriate, to retain and engage financial, legal or other advisors, including any independent counsel, accountants, or others, to advise the committee or assist in the conduct of an investigation within its scope of responsibility that it initiates, and shall have the sole authority to approve the advisors’ fees and other retention terms.

The committee shall have the sole authority to, and shall, review and pre-approve, either pursuant to a policy adopted by the committee or through a separate pre-approval by the committee, any engagement of the Corporation’s independent auditors to provide any audit services and/or any permitted non-audit services to the Corporation that are not prohibited by law.  The committee shall have the ability to delegate the authority to pre-approve audit and non-audit services to one or more designated members of the committee.  If such authority is delegated, the delegated member(s) of the committee shall report to the full committee, at the next committee meeting, all items pre-approved by the designated member(s).

The committee shall advise the Corporation of the funding requirements necessary to pay (i) the independent auditors for the purpose of rendering the audit report or performing other audit, review or attestation services, (ii) any other advisors employed by the committee, and (iii) ordinary administrative expenses of the committee that are necessary or appropriate in carrying out its duties.

Composition and Qualification

The audit committee will consist of at least three independent members of the board of directors. Each member of the committee will serve until such member’s successor is duly appointed and qualified or until such member’s earlier resignation or removal.  Committee members will be appointed by the board based on nominations recommended by the Corporation’s nominating and corporate governance committee.  The nominating and corporate governance committee will recommend, and the board will appoint, one member of the audit committee to serve as chairperson of the audit committee.  The committee chairperson will preside, when present, at all meetings of the committee.  In the event the committee chairperson is not present at a meeting, the committee members present at the meeting will designate one such member as the acting chairperson of the meeting.  Committee members may be removed by the board of directors.

Each committee member will be both independent of management and financially literate pursuant to the applicable rules and regulations of the federal securities laws and the New York Stock Exchange, all as in effect from time to time and as interpreted by the board in its business judgment.  At least one member shall be designated as an “audit committee financial expert,” as defined by applicable regulations of the Securities and Exchange Commission, and at least one member shall have accounting or related financial management expertise (which member also may be the audit committee financial expert).  Because of the committee’s demanding role and responsibilities, and the time commitment of each attendant to committee membership, no member of the committee, including the chairman, shall serve on the audit committee of more than two other public companies (aside from the Corporation’s audit committee) at any one time, unless it is determined, based on the individual facts, that such other service will not interfere with service on the Corporation’s audit committee.

To ensure independence and to otherwise avoid any potential conflicts of interest, members of the committee may not (other than fees and equity received as compensation for serving as a director) accept or receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Corporation or any of its subsidiaries, or be an affiliated person of the Corporation or any of its subsidiaries, of an amount or in a manner that would disqualify them from being deemed independent in accordance with Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

Meetings

The committee will meet at least four times a year, with authority to convene additional meetings as circumstances require.  Notice of such meetings will be given in a manner consistent with the procedure for giving notice of special meetings of the Corporation’s board of directors as set forth in the Corporation’s bylaws, as amended.  All committee members are expected to attend each meeting, in person or via tele- or video-conference, and the committee may take action by written consent.  The committee will invite members of management, auditors, outside counsel or others to attend meetings and provide pertinent information, as necessary.  It will hold private meetings with auditors (see below) and executive sessions, as necessary.  Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials.  Minutes of each meeting will be prepared and distributed to all members of the Committee.

Responsibilities

The committee will carry out the following responsibilities:

Financial Statements

•
Review significant accounting and reporting issues, including complex or unusual transactions and critical accounting policies, including matters that involve or require significant judgments or estimates, and recent professional and regulatory pronouncements, and understand their impact on the financial statements.  The committee shall review regular periodic reports from the independent auditors on the critical policies and practices of the Corporation, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

•
Review with the independent auditors the results of the audit, any audit problems or difficulties encountered and management’s response to such problems or difficulties, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, and any significant disagreements with management.  Such review may also include a discussion of:

-	any accounting adjustments that were noted or proposed by the independent auditors but were passed (as immaterial or otherwise);
-	any communications between the independent auditors and its national office respecting auditing or accounting issues presented by the engagement;
-	any “management” or “internal control” letters issued, or proposed to be issued, by the independent auditors to the Corporation, including any required attestation reports; and
-	the responsibilities, budget and staffing of the internal audit function.
•
Review and discuss earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” financial measures and any other non-GAAP information), as well as other financial information and earnings guidance provided to analysts and rating agencies.

•
Review with management and the independent auditors the annual audited financial statements and disclosures contained in drafts of the Corporation’s annual reports on Form 10-K, including without limitation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant accounting and actuarial judgments and estimates, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

•
Review the interim financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management and the independent auditors prior to the filing of the Corporation’s Quarterly Report on Form 10-Q with the Securities and Exchange Commission.  Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

•	In connection with the committee’s review of the Corporation’s annual audited and/or quarterly unaudited financial statements, review and discuss the following:
-
Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and any major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of any identified significant deficiencies or material weaknesses;

-
Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and accounting and actuarial judgments and estimates made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principle methods on the financial statements; and

-	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Corporation’s financial statements.
•	Review the following matters with the independent auditors (such matters shall be timely reported to the committee by the independent auditors):
-	All critical accounting policies and practices to be used, including without limitation, significant accounting and actuarial judgments and estimates;
-
All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the preferred treatment of the auditor; and

-	Other material written communications between the independent auditors and management, including any management letter or schedule of unadjusted differences.

Internal Control

•	Consider the effectiveness of the Corporation’s internal control system, including information technology security and control.
•
Understand the scope of internal and independent auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

Internal Audit

•	Review with management and the head of internal audit the charter, plans, activities, staffing, and organizational structure of the internal audit function.
•	Ensure there are no unjustified restrictions or limitations on internal auditing activities, and review and concur in the appointment, replacement, or dismissal of the head of internal audit.
•	Review the effectiveness of the internal audit function.
•	On a regular basis, meet separately with the head of internal audit to discuss any matters that the committee or internal audit believes should be discussed privately.
•	Review management’s annual report on internal control over financial reporting prior to the Corporation’s inclusion of such annual report in the Corporation’s Annual Report on Form 10-K.
•
Review and discuss with the independent auditors the independent auditors’ attestation report regarding management’s assessment of the Corporation’s internal control over financial reporting prior to the inclusion of such attestation report in the Corporation’s Annual Report on Form 10-K.

•
Review with management any changes in the Corporation’s internal control over financial reporting that occurred during the most recently completed fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Corporation’s internal control over financial reporting.

•	Review any significant deficiencies or material weaknesses identified in the Corporation’s internal control over financial reporting, and any special steps taken as a result thereof.

Independent Auditors

•	Review the independent auditors’ proposed audit scope and approach, including coordination of audit effort with internal audit.
•	Review the performance and qualifications of the independent auditors, and exercise final approval on the appointment or discharge of the auditors.
•
Review and confirm the independence of the independent auditors by obtaining statements from the auditors on relationships between the auditors and the Corporation, including any non-audit services, and discussing the relationships with the auditors.

•
Review a report, at least annually, by the independent auditors describing the auditors’ internal quality control procedures, and any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.
•
Request a representation letter from the Corporation’s independent auditors prior to the commencement of the audit engagement confirming that (i) the lead (or coordinating) audit partner and the reviewing audit partner have not performed audit services for the Corporation for more than five (5) consecutive years, and (ii) if either of such persons performed audit services for the Corporation for five (5) consecutive years, the last year of such period was more than five (5) years ago.

•
Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the lead audit partner or even the independent auditing firm itself on a regular basis.

•	Set polices regarding hiring by the Corporation of employees or former employees of the independent auditors.
•	On a regular basis, meet separately with the independent auditors to discuss any matters that the committee or auditors believe should be discussed privately.

Compliance

•
Establish and periodically review procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees providing services for the Corporation or its affiliates of concerns regarding questionable accounting or auditing matters.

•
Receive reports from, and coordinate with, the Regulatory Compliance Committee regarding regulatory compliance matters that may affect the Corporation’s business, financial statements or related compliance policies, including any material reports or inquiries from regulatory or governmental agencies as necessary.

•	Report to, and coordinate with, the Regulatory Compliance Committee regarding regulatory compliance issues arising as a result of the Corporation’s internal audit function as necessary.

Reporting Responsibilities

•	Regularly report to the board of directors about committee activities, issues, and related recommendations.
•	Provide an open avenue of communication between internal auditors, the independent auditors, and the board of directors.
•
Report annually to the shareholders, describing the committee’s composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.

•	Review any other reports the Corporation issues that relate to committee responsibilities.

Other Responsibilities

•	On a regular basis, meet separately with management to discuss any matters that the committee or management believe should be discussed privately.
•	Perform other activities related to this Charter as requested by the board of directors.
•
Discuss the Corporation’s policies with respect to risk assessment and risk management, including the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Review and assess the adequacy of the committee charter annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.
•	Confirm annually that all responsibilities outlined in this Charter have been carried out.
•	Self-evaluate the committee’s performance on an annual basis.

Disclosure

Publish this Charter to the Corporation’s website.

APPENDIX B –
PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
WELLCARE HEALTH PLANS, INC.

                WellCare Health Plans, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.             The corporation was incorporated on February 5, 2004, under the name WellCare Group, Inc., pursuant to the General Corporation Law of the State of Delaware.

2.             Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the corporation.

3.             The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I
NAME

                The name of the Corporation is WellCare Health Plans, Inc. (the "Corporation").

ARTICLE II
REGISTERED OFFICE AND AGENT

                The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

                The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE IV
CAPITAL STOCK

                The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Twenty Million (120,000,000) shares, of which:

                                One Hundred Million (100,000,000) shares, par value $0.01 per share, shall be shares of common stock (the "Common Stock"); and

                                Twenty Million (20,000,000) shares, par value $0.01 per share, shall be shares of preferred stock (the "Preferred Stock").

(A)           Common Stock. Except as (1) otherwise required by law or (2) expressly provided in this Amended and Restated Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(1)           Dividends. Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Amended and Restated Certificate of Incorporation (as amended from time to time), holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.

                                (2)           Voting Rights. At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder's name on the stock transfer records of the Corporation.

(3)           Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation's debts and amounts payable upon shares of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (A)(3).

(B)           Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.

ARTICLE V
BOARD OF DIRECTORS

(A)           Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

(B)           Number of Directors. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Amended and Restated Bylaws.

(C)           Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director's successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

(D)           Removal of Directors.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time ~~for~~with or without cause~~,~~ at a meeting called for that purpose, ~~and~~but only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that no existing Class III director serving the remaining portion of a multi-year term may be removed during any part of his or her remaining multi-year term except for cause.

(E)           Rights of Holders of Preferred Stock.  Notwithstanding the foregoing provisions of this Article V, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

(F)           Written Ballot Not Required. Elections of directors need not be by written ballot unless the Amended and Restated Bylaws of the Corporation shall otherwise provide.

                (G)           Bylaws. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. Any bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the bylaws of the Corporation shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(H)          ~~Classification~~Election of Directors~~.~~ ; Declassification of Board.  At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at a stockholders~~'~~’ meeting called and held in accordance with the DGCL. ~~The~~  Until the 2010 annual meeting of stockholders, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable~~, hereby designated~~.  At the 2009 annual meeting of stockholders, both the Class I and Class II directors shall be elected for one-year terms expiring at the 2010 annual meeting of stockholders; and at the 2010 annual meeting of stockholders, the terms of the then-serving Class I, Class II and Class III~~. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors elected by the sole stockholder of the Corporation in connection with the adoption of this Amended and Restated Certificate of Incorporation. At each annual meeting after the first~~ directors shall expire, and at such annual meeting and at each annual meeting of stockholders thereafter, all directors ~~to replace those of a Class whose terms expire at such annual meeting~~ shall be elected ~~to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable.~~for one-year terms expiring at the next annual meeting and shall serve until his or her successor shall be elected and qualified.  From and after the 2010 annual meeting of stockholders, the directors shall no longer be divided into classes.  Each Class I and Class II director elected at the 2009 annual meeting of stockholders shall serve for a one-year term as provided herein notwithstanding that the amendments to effect the declassification of the Board of Directors as provided herein may be filed with the Secretary of State of the State of Delaware after the 2009 annual meeting of stockholders at which such Class I or Class II director was elected and such amendments were approved and adopted by the stockholders.

ARTICLE VI
LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII
INDEMNIFICATION

Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other entity, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all costs, expenses, liabilities and losses (including attorneys' fees and related costs, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

(A)           Procedure. Any indemnification (but not advancement of expenses) under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who were not parties to such proceeding (the "Disinterested Directors"), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

(B)           Advances for Expenses. Expenses (including attorneys' fees, costs and charges) incurred by a director or officer of the Corporation in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article VII. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation's counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

(C)           Procedure for Indemnification. Any indemnification or advance of expenses (including attorney's fees, costs and charges) under this Article VII shall be made promptly, and in any event within 60 days upon the written request of the director or officer (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefore pursuant to the terms of this Article VII). The right to indemnification or advances as granted by this Article VII shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney's fees, costs and charges) under this Article VII where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(D)           Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article VII shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article VII is in effect. Any repeal or modification of this Article VII or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article VII, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who, following such consolidation or merger, is a director or officer of such a constituent corporation or is serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other entity shall stand in the same position under the provisions of this Article VII, with respect to the resulting or surviving corporation during the period following such consolidation or merger, as he would if he/she had served the resulting or surviving corporation in the same capacity.

(E)           Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other entity, against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VII; provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

(F)           Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VII as to all costs, expenses, liabilities and losses (including attorneys' fees and related costs, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VII to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE VIII
ACTION BY WRITTEN CONSENT/SPECIAL MEETINGS OF STOCKHOLDERS

For so long as either the Corporation's Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Corporation is required to file periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Exchange Act with respect to the Corporation's Common Stock: (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied and (ii) special meetings of stockholders of the Corporation may be called only by either the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or by the chief executive officer of the Corporation.

ARTICLE IX
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation or otherwise, the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, Articles V, VI, VII, VIII or IX of this Amended and Restated Certificate of Incorporation."

*      *     *

4.             The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the Board of Directors of the corporation in accordance with the provisions of Sections 144, 242 and 245 of the General Corporation Law of the State of Delaware.

5.             The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the written consent of the sole stockholder in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has causes this Amended and Restated Certificate of Incorporation to be signed by its ______________ on this _____th day of _______, 2009.

WELLCARE HEALTH PLANS, INC

By ____________________________

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on July 30, 2009.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Vote by Internet
  • Log on to the Internet and go to
  www.investorvote.com/wcg
  • Follow the steps outlined on the secured website.
Vote by telephone
  • Call toll free 1-800-652-VOTE (8683) within the United
  States, Canada & Puerto Rico any time on a touch tone
  telephone. There is NO CHARGE to you for the call.
  • Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

 A   Proposals — The Board of Directors recommends a vote FOR all the Director nominees listed below and FOR Proposals 2, 3, and 4.
1. Election of Class I and Class II Directors: (A) for, in the case of Dr. Herzlinger and Messrs. Gallitano, Hickey and Schiesser, a (i) one-year term to expire at the Company’s 2010 annual meeting if Proposal Two and Proposal Three are approved or (ii) two-year term to expire at the Company’s 2011 annual meeting if Proposal Two and Proposal Three  are not approved, and (B) for, in the case of Senator Graham and Messrs. King-Shaw and Michalik, a (i) one-year term to expire at the Company's 2010 annual meeting if Proposal Two and Proposal Three are approved or (ii) three-year term to expire at the Company’s 2012 annual meeting if Proposal Two and Proposal Three are  not approved.

	For	Withhold		For	Withhold		For	Against	Abstain
01 - Kevin Hickey	☐	☐	05 - Christian Michalik	☐	☐
2. Approval and adoption of an amendment to the Company’s certificate of incorporation to declassify the Company’s Board of Directors .

  3. Approval and adoption of an amendment to the Company's certificate of incorporation to provide that Directors may be removed with or without cause (except for Class III Directors serving the remaining portion of a multi-year term, who, if the amendment is approved and adopted, could not be removed without cause prior to the end of such current multi-year term).

Both Proposals Two and Three are cross-conditioned on each other.  By approving Proposals Two and Three, shareholders will be approving and adopting the proposed Amended and Restated Certification of Incorporation.  If either Proposal Two or Three is not approved, then neither Proposal Two or Three will be approved.
							☐	☐	☐
02 - Regina Herzlinger	☐	☐	06 - Ruben Jose King-Shaw, Jr.	☐	☐		For ☐	Against ☐	Abstain ☐
03 - Heath Schiesser 04 - David Gallitano	☐ ☐	☐ ☐	07 - D. Robert Graham	☐	☐		For	Against	Abstain
						4. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2009.	☐	☐	☐
							For	Against	Abstain
						5. As the proxies may in their discretion determine in respect of any other business properly to come before the annual meeting (the Board of Directors currently knowing of no such other business).	☐	☐	☐

 B   Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign in the same form as name appears hereon. Executors and other fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.
Date (mm/dd/yyyy) — Please print date below	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — WellCare Health Plans, Inc.

PROXY FOR 2009 ANNUAL MEETING ON JULY 30, 2009
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Heath Schiesser, Chief Executive Officer, and Timothy S. Susanin, Secretary, and each of them, attorneys with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of WellCare Health Plans, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2009 Annual Meeting to be held at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, Florida 33607, on July 30, 2009, at 10:00 a.m. and at any adjournment or postponement thereof.

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES
LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 , AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS.